AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1997

                                      REGISTRATION STATEMENT NO. 333-39981

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                        AMERICAN DENTAL PARTNERS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     8099                    04-3297858
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                --------------

                        301 EDGEWATER PLACE, SUITE 320
                        WAKEFIELD, MASSACHUSETTS 01880
                                (781) 224-0880
                             (781) 224-4216 (FAX)
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               GREGORY A. SERRAO
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        AMERICAN DENTAL PARTNERS, INC.
                        301 EDGEWATER PLACE, SUITE 320
                        WAKEFIELD, MASSACHUSETTS 01880
                                (781) 224-0880
                             (781) 224-4216 (FAX)
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
         GARY A. WADMAN, ESQ.                  KEITH F. HIGGINS, ESQ.
         BAKER & HOSTETLER LLP                      ROPES & GRAY
         65 EAST STATE STREET                  ONE INTERNATIONAL PLACE
         COLUMBUS, OHIO 43215             BOSTON, MASSACHUSETTS 02110-2624
            (614) 228-1541                         (617) 951-7000
         (614) 462-2616 (FAX)                   (617) 951-7050 (FAX)

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.


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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                          DECEMBER 31, 1997

                                2,000,000 Shares

                     [AMERICAN DENTAL PARTNERS LOGO]

                                  Common Stock

                                   --------

  All of the shares of Common Stock offered hereby are being sold by American Dental Partners, Inc. ("ADP" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "ADPI."

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              PRICE            UNDERWRITING          PROCEEDS
                                TO             DISCOUNTS AND            TO
                              PUBLIC          COMMISSIONS(1)        COMPANY(2)
------------------------------------------------------------------------------
Per Share.............         $                    $                   $
------------------------------------------------------------------------------
Total(3)..............        $                    $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $1,000,000, payable by the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the shares at the Price to Public shown above. If all such shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $   , and $   ,
    respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered and accepted by them, and subject to their right to reject orders in whole or in part. It is expected that delivery of certificates for such shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated in Baltimore, Maryland on or about
   , 1998.

BT ALEX. BROWN
                         BANCAMERICA ROBERTSON STEPHENS
                                                              PIPER JAFFRAY INC.

                   THE DATE OF THIS PROSPECTUS IS    , 1998.

  SINCE ITS INCEPTION THROUGH DECEMBER 31, 1997, THE COMPANY HAS COMPLETED AFFILIATIONS WITH NINE DENTAL GROUP PRACTICES AND CURRENTLY OPERATES 77 DENTAL FACILITIES WITH 554 OPERATORIES IN FIVE STATES.

[A two-colored map of the United States displaying by separate color the states in which the Company has dental facilities and in which the Company has its corporate offices, and indicating within each state the metropolitan statistical areas in which the Company operates, as well as the Company's corporate office, along with a textual identification of each.]

  The Company's corporate office is located at 301 Edgewater Place, Suite 320, Wakefield, Massachusetts, 01880. Its telephone number is (781) 224-0880.

  THE UNDERWRITERS AND CERTAIN OTHER PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in attractive markets in the United States. The Company seeks to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance. Since its inception through December 31, 1997, the Company has successfully completed affiliations with nine dental group practices and currently operates 77 dental facilities with 554 operatories in five states. The Company's rapid growth has resulted primarily from these affiliations, which consisted of three dental group practice affiliations completed in 1996 and six dental group practice affiliations completed in 1997.

  The United States Health Care Financing Administration estimates that expenditures for dental care were approximately $45.8 billion in 1995 and will reach approximately $79.1 billion by 2005, representing a compound annual growth rate of approximately 5.6%. The Company believes that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to: (i) improved dental benefits offered by employers; (ii) increased availability and use of dental insurance, including preferred provider organization ("PPO") plans and capitated managed care plans; (iii) increased demand for dental care from an aging population; and (iv) increased demand for cosmetic and preventative procedures. The Company believes that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as dental practice management companies.

  The delivery of dental care in the United States is highly fragmented. Unlike many other sectors of the health care services industry, the dental care industry is in the early stages of consolidation. Although dental care is typically offered by solo practioners, the trend toward group practice is growing. According to the American Dental Association, in 1995, 11.8% of the approximately 153,300 dentists in the United States were practicing in groups of three or more, up from 4.1% in 1991. The Company believes that this consolidation trend will continue and that dental group practices will seek to affiliate with entities, such as the Company, that: (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry; (ii) provide information and operating systems that are required to effectively operate in an increasingly complex reimbursement environment; (iii) assist with third-party contracting; (iv) realize economies of scale in purchasing and provide access to capital; and (v) provide dentists the opportunity to realize value for their practices.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. When affiliating with a dental group practice, the Company acquires substantially all of its assets and enters into a long-term service agreement to manage the non-clinical aspects of the dental operations. The Company supports its affiliated dental group practices with a broad range of services designed to enhance practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and provides assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  The Company's objective is to be the leading dental practice management company in the United States. The Company's strategy for achieving this objective is to: (i) expand into carefully selected and diverse geographic markets which have favorable demographics and projected economic growth; (ii) affiliate with leading dental group practices which have reputations for quality care and proven records of financial performance; (iii) increase market penetration in each of its markets through additional affiliations, recruitment of dentists and new facility development; (iv) add value to each affiliated dental group practice by assisting the practice in improving operating performance; and (v) pursue various initiatives to help its affiliates provide the highest quality of care and service.

                                  THE OFFERING

 Common Stock offered by the Company................ 2,000,000 shares
 Common Stock to be outstanding after the offering.. 6,794,217 shares(1)(2)
 Use of proceeds.................................... To redeem the Company's Series B Redeemable
                                                      Preferred Stock, to repay certain indebtedness
                                                      and for general corporate purposes, including
                                                      acquisitions. See "Use of Proceeds."
 Proposed Nasdaq National Market symbol............. ADPI

--------
(1) Based on shares outstanding at October 31, 1997. Does not include 1,118,166 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Company's stock option plans, at a weighted average exercise price of $8.70.

(2) After completion of this offering, executive officers and directors of the Company as a group will own approximately 50.6% of the outstanding shares of Common Stock and dentists affiliated with the Company's affiliated dental group practices will beneficially own approximately 19.9% of the outstanding shares of Common Stock. See "Risk Factors--Control by Existing Stockholders" and "Principal Stockholders."

  Unless otherwise indicated, the term "Company" includes American Dental Partners, Inc. and (i) its management service organization ("MSO") subsidiaries and (ii) its wholly-owned subsidiary Orthocare, Ltd. The term "PC" means the dental professional corporation or other professional entity formed by the dentists of the affiliating dental group practice. The Company does not own or control the PCs and, accordingly, does not consolidate the financial statements of the PCs with those of the Company.

  Unless otherwise indicated, all references in this Prospectus: (i) assume no exercise of the Underwriters' over-allotment option; (ii) assume conversion of the Company's outstanding shares of Series A Convertible Preferred Stock, $0.01 par value (the "Series A Convertible Preferred Stock"), into 2,400,000 shares of Common Stock upon completion of this offering; (iii) assume redemption of the Company's outstanding Series B Redeemable Preferred Stock, $0.01 par value (the "Series B Redeemable Preferred Stock"), upon completion of this offering; and (iv) give effect to the 6-for-1 stock split effected in the form of a stock dividend on November 7, 1997.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                         YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                         ---------------------------------------------------------------------------------
                                              PRO FORMA                                    PRO FORMA
                          ACTUAL             AS ADJUSTED      ACTUAL                      AS ADJUSTED
                         -----------        -----------------------------------      ---------------------
                           1996              1996(1)(2)    1996          1997        1996(1)(2) 1997(2)(3)
                         -----------        ---------------------       -------      ---------- ----------
STATEMENT OF OPERATIONS
 DATA:
 Net revenue............ $     3,933          $    54,924 $   --        $36,620       $40,390    $46,862
 Operating expenses.....       6,414               53,476   1,528        35,590        39,336     44,028
 Earnings (loss) from
  operations............      (2,481)               1,488  (1,528)        1,030         1,054      2,834
 Interest expense
  (income), net.........         (38)                 543     (14)          195           407        366
 Earnings (loss) before
  income taxes..........      (2,443)                 905  (1,514)          835           647      2,468
 Income taxes...........         --                   367     --             81           262      1,000
 Net earnings (loss)....      (2,443)                 538  (1,514)          754           385      1,468
 Net earnings (loss) per
  common share..........     $ (0.55) (/4/)   $      0.08  $(0.33)(/4/) $  0.07(/4/)  $  0.06    $  0.22
 Weighted average common
  shares outstanding ...       4,625                6,567   4,606         5,025         6,553      6,606

                                                    SEPTEMBER 30, 1997
                                            -----------------------------------
                                                                   PRO FORMA
                                            ACTUAL  PRO FORMA(5) AS ADJUSTED(6)
                                            ------- ------------ --------------
BALANCE SHEET DATA:
 Cash and cash equivalents................. $ 2,459   $ 1,853        $9,467
 Working capital...........................     743    (1,362)        6,181
 Total assets..............................  28,293    44,383        51,926
 Long-term debt, excluding current
  maturities...............................   5,490    18,790         5,090
 Redeemable and convertible preferred
  stock....................................  16,000    16,000           --
 Total stockholders' equity................     213     1,201        38,444

                                DECEMBER 31,             SEPTEMBER 30,
                              ----------------  -------------------------------
                                     PRO FORMA                  PRO FORMA
                             ACTUAL AS ADJUSTED  ACTUAL        AS ADJUSTED
                             ------ ----------- --------- ---------------------
                              1996  1996(1)(2)  1996 1997 1996(1)(2) 1997(2)(3)
                             ------ ----------- ---- ---- ---------- ----------
STATISTICAL DATA (END OF
 PERIOD):
 Number of dental
  facilities................   42        71     --    59      71         77
 Number of
  operatories(/7/)..........  331       523     --   471     523        554
 Number of affiliated
  dentists(/8/).............  128       n/a     --   148     n/a        165

--------
  The following footnotes should be read in conjunction with the information under "The Company," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unaudited Pro Forma Consolidated Financial Information.

(1) Gives effect to (i) the 1996 Transactions and (ii) the 1997 Transactions, including those transactions completed subsequent to September 30, 1997, as if they had been completed on January 1, 1996.
(2) Gives effect to the sale of 1,506,000 shares of Common Stock as if it had been completed on January 1, 1996, at an assumed initial public offering price of $16.00 per share and the application of the estimated net proceeds therefrom to redeem the Series B Redeemable Preferred Stock, to reduce debt and the associated interest expense and to adjust taxes.

(3) Gives effect to the 1997 Transactions, including those transactions completed subsequent to September 30, 1997, as if they had been completed on January 1, 1996
(4) Computed on the basis described in Note 2 to the Company's Consolidated Financial Statements.

(5) Gives effect to the 1997 Transactions completed subsequent to September 30, 1997, as if they occurred on September 30, 1997.

(6) Gives effect to the conversion of the Series A Convertible Preferred Stock into 2,400,000 shares of Common Stock and the completion of this offering at an assumed initial public offering price of $16.00 per share and the receipt and application of the estimated net proceeds therefrom, as if such events occurred on September 30, 1997.

(7) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.

(8) Includes full-time general dentists employed by the PCs and full-time specialists, some of whom are independent contractors to the PCs.

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, before purchasing the securities offered hereby. This Prospectus contains forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements, including the risk factors set forth below and the matters set forth in this Prospectus generally.

LIMITED OPERATING HISTORY; 1996 OPERATING LOSS

  The Company was formed in December 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental practice affiliation. The Company experienced an operating loss in 1996. Although the Company was profitable for the first three quarters of 1997, there can be no assurance that the Company will be able to sustain profitable operations.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  The Company's strategy includes expansion through affiliations with dental practices in new and existing markets and the expansion of such affiliated practices. Affiliations involve numerous risks, including failure to retain key personnel and contracts of the affiliated practices, inability to integrate businesses without material disruption and amortization of acquired intangible assets. In addition, the Company competes with other dental practice management companies which have a similar strategy, some of which may have greater financial resources and a longer operating history than the Company. Competition for affiliations may intensify due to ongoing consolidation in the dental care services industry, which may substantially increase the costs associated with completing affiliation transactions. There can be no assurance that any future affiliations will be successfully integrated into the Company's operations, that competition for affiliations will not intensify or that the Company will be able to complete such affiliations on acceptable terms and conditions. In addition, the costs of unsuccessful affiliation efforts may adversely affect the Company's business, financial condition or results of operations. Finally, a significant portion of the Company's consolidated total assets are represented by intangible assets, the amount and concentration of which is expected to increase in connection with future acquisitions.

  The Company devotes substantial time and resources to affiliation-related activities. Identifying appropriate affiliation candidates and negotiating and consummating affiliations with dental practices can be a lengthy, complex and costly process. The success of the Company's expansion strategy will depend on a number of factors, including the Company's ability to identify and affiliate with quality dental practices in suitable markets and regulatory constraints. There can be no assurance that the Company's affiliation strategy will be successful or that modifications to its strategy will not be required.

MANAGEMENT OF RAPID GROWTH

  The Company has experienced substantial growth in a relatively short period of time, primarily because of affiliations with existing dental practices. This growth has placed, and will continue to place, significant demands upon the Company's management, operations and systems. The Company's ability to manage its growth effectively will depend upon its ability to hire, train and assimilate additional management and other employees and its ability to expand, improve and effectively utilize its accounting and finance, management and operating systems in order to accommodate its expanded operations. A failure by the Company's management to anticipate, implement and manage effectively the changes required to sustain the Company's growth could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON AFFILIATED DENTAL GROUP PRACTICES

  The Company's revenue will depend on revenue generated by dental group practices with which the Company affiliates. The Company does not employ dentists or control the clinical practices of the dental groups with which it affiliates. There can be no assurance that dental group practices with which the Company affiliates will maintain successful dental practices or that any of the key members of a particular dental group practice will continue practicing with that group. A shortage of available dentists could have a material adverse effect on the Company's expansion opportunities. To the extent permitted by state law, each PC has entered into non-competition agreements and other restrictive covenants with the dentists employed by the PC. There can be no assurance that these restrictive covenants are or will be sufficient to protect the interests of the Company or the PC or that a court would enforce such agreements. Any material loss of revenue by the affiliated dental group practices, whether through the loss of existing dentists, the inability to attract new dentists or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SERVICE AGREEMENTS

  The Company is dependent upon the service agreements it has entered into with each of its affiliated PCs for substantially all of its operating revenue. Under the service agreements, the Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the PCs' dental operations. The Company pays all expenses incurred for these services. The Company is reimbursed for these expenses and also receives fees for providing management services. A portion of these fees typically includes a fixed monthly amount. The Company typically receives an additional fee if certain operating objectives are achieved. The fees payable to the Company are determined prior to each affiliation and annually thereafter based on a formal budgeting process.

  The Company's service agreements with two of its affiliated dental group practices, Park Dental and Smileage Dental Care, represented approximately 47% and 14%, respectively, of the Company's pro forma consolidated net revenue for the nine months ended September 30, 1997. The termination of either of these service agreements could have a material adverse effect on the Company.

  Any material loss in revenue by one or more PCs would have a material adverse effect on their ability to reimburse the Company for expenses and to pay service fees. The failure to receive such amounts could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, in the event of a breach of a service agreement by a PC, there can be no assurance that the remedies available to the Company under the service agreements will be enforceable or will be adequate to compensate the Company for its damages resulting from such breach.

GOVERNMENT REGULATION

  The dental industry and dental practices are regulated extensively at the state and federal levels. The laws of many states, including states where the Company operates and anticipates operating, prohibit entities not wholly owned or controlled by dentists from practicing dentistry (which in certain states includes owning, managing or controlling the assets, equipment or offices used in a dental practice), employing dentists and, in certain circumstances, dental assistants and dental hygienists, or exercising control over the provision of dental services. These laws also often regulate the content of advertisements of dental services. The Company and its affiliated dental practices are also subject to state and/or federal licensure, fraud and abuse, anti-kickback, false claims, fee splitting, self-referral, antitrust and safety and health laws and regulations. At the state level, many of these laws and regulations vary widely. In addition, these laws and regulations are enforced by federal and state regulatory authorities with broad discretion. The Company does not, and does not intend to, control the practice of dentistry by the affiliated dental group practices or their compliance with the regulatory requirements directly applicable to dentists or the practice of dentistry. However, there can be no assurance that any review of the Company's business relationships, including the relationships of the Company with affiliated dental group practices, by courts or other regulatory authorities, will not result in determinations that could have a material adverse effect on the operations of the Company, or that the laws and regulatory environment will not change to restrict or limit the enforceability of the Company's service agreements. The laws and regulations of certain states in which the Company may seek to expand may require the Company to change its contractual relationships with dental practices in a manner that may restrict the Company's operations in those states or may prevent the Company from affiliating with dental practices or providing comprehensive services to dental practices in those states. To the extent that the Company or any affiliated dental group practice contracts with third party payors, including self-insured plans, on a capitated or other basis which causes the Company or such affiliated dental group practice to assume a portion of the financial risk of providing dental care, the Company or such affiliated dental group practice may become subject to state insurance laws, in which case the Company may be required to change the method of payment from third party payors or seek appropriate licensure. Any regulation of the Company or its affiliated dental group practices under insurance laws could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

NEED FOR ADDITIONAL FINANCING

  The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain substantial capital to finance future affiliations. To date, the Company has obtained financing through private sales of Preferred and Common Stock and through its $30 million revolving credit facility. The Company has historically used a combination of cash, Common Stock and subordinated promissory notes as consideration in affiliations with dental practices and intends to continue this practice. However, the Company's ability to use its Common Stock and subordinated promissory notes as consideration for future affiliations may be adversely affected if the Common Stock fails to maintain a sufficient market value or if the affiliation candidates are unwilling to accept the Company's subordinated promissory notes. Furthermore, while funds are currently available under the Company's revolving credit facility, the Company's ability to draw such funds is subject to certain terms and conditions, and there can be no assurance that the Company will be able to satisfy such terms and conditions. There can be no assurance that any other financing will be available to the Company, or if available, that such financing would be on terms favorable to the Company.

DEPENDENCE UPON AND REDUCTIONS IN THIRD PARTY PAYMENTS

  A significant portion of the payments for dental care is paid or reimbursed under insurance programs ("third party payors"). While payor mix varies from market to market, the aggregate payor mix percentage of the Company's affiliated practices was approximately 36% fee-for-service (which includes indemnity plans), 13% PPO plans and 51% capitated managed care plans for the nine months ended September 30, 1997. Third party payors are continually negotiating the prices charged for dental care, with a goal of lowering reimbursement and utilization rates. Third party payors can also deny reimbursement for dental care if they determine that a treatment was not performed in accordance with treatment protocols established by such third party payors or for other reasons. Loss of revenue by the Company's affiliated dental group practices caused by cost containment efforts could have a material adverse effect on the Company. Additionally, some third-party payor contracts are capitated arrangements. Under such contracts, the affiliated dental group practice receives a capitated payment, calculated on a per member per month basis, to provide care to the covered enrollees and generally receives a co-payment at the time care is provided. Such payment methods shift a portion of the risk of high costs of over-utilization from the third party payor to the affiliated dental group practice and indirectly to the Company through the possible reduction in expense reimbursement or management fees. To the extent that patients or enrollees covered by certain third-party payor contracts require more frequent or extensive care than is anticipated by the affiliated dental group practices, the revenue to the affiliated dental group practices derived from such contracts may be insufficient to cover the costs of the services provided. Insufficient revenue under capitated contracts or other agreements with third party payors could have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBLE EXPOSURE TO PROFESSIONAL LIABILITY

  The Company's affiliated dental practices provide dental care to the public and could be exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damages which could exceed the limits of any applicable insurance coverage. It is possible that such claims could be asserted against the Company as well as the affiliated dental practices, that a claim brought against an affiliated dental group practice or dentist could materially increase professional liability insurance premiums of the affiliated dental group practice, or that fees to the Company from a dental group practice could be adversely affected, if damages payable by that practice exceed insurance coverage limits. The Company's service agreements require that it be named as an additional insured party under the liability insurance policy that each affiliated dental group is required to maintain. In addition, the Company requires each affiliated dental group practice to indemnify the Company for actions or omissions related to the delivery of dental care by such affiliated dental group practice. However, a successful professional liability claim against the Company or an affiliated dental group practice could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS

  The Company's results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations, seasonal fluctuations in the demand for dental care and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGHLY COMPETITIVE MARKET

  The business of providing practice management services is highly competitive. The Company is aware of a number of competitors specializing in the business of providing comprehensive management services to dental practices and there are other companies with substantial resources that may decide to enter the dental practice management business. In addition, the Company's revenue depends on the success of its affiliated dental groups and those groups face competition from several sources, including solo practitioners and single and multi-disciplinary groups, many of which may have more established practices. See "Business--Competition."

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of this offering, Summit Partners, executive officers of the Company and dentists affiliated with the Company's affiliated dental group practices will beneficially own an aggregate of approximately 35.0%, 10.7% and 19.9%, respectively, of the outstanding shares of Common Stock. If these groups were to act together, they would be able to elect all of the Company's directors and determine the outcome of all corporate actions requiring approval of stockholders, and thus control the business affairs and policies of the Company. Such control could also have the effect of delaying or preventing a change in control of the Company and consequently may adversely affect the market price of the Common Stock. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, 4,621,328 shares of Common Stock, representing approximately 68.0% of the outstanding shares of Common Stock, will be eligible for sale in the public market under Rule 144 beginning 90 days after the date of this Prospectus, all of which are subject to lock-up agreements for a period of 180 days from the date of this Prospectus. In addition, following the completion of this offering, the Company intends to register 500,000 shares of its Common Stock under a shelf registration for use in connection with future affiliations. These shares generally will be eligible for resale in compliance with the volume and manner-of-sale restrictions of Rule 145 after their issuance, unless the Company contractually restricts their sale. Initially, the Company will issue such shares subject to a lock-up period of up to 180 days following the date of this Prospectus. See "Shares Eligible for Future Sale."

  Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through the sale of its equity securities. The Company is unable to predict the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. Certain existing stockholders have the right to require the Company to register their Common Stock from time to time. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock. The Company has applied for quotation on the Nasdaq National Market, however, there can be no assurance that an active trading market will develop or be sustained upon completion of this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, material announcements by the Company, governmental regulatory action, general conditions in the health care industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many health care services companies and which have often been unrelated to the operating performance of such companies. The Company's operating results in the future may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially. See "Underwriting."

NO DIVIDENDS DUE TO POLICY AND PROHIBITIONS

  The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. In addition, the terms of Company's revolving credit facility prohibit the Company from paying dividends or making other payments with respect to its Common Stock without the consent of the lender. See "Dividend Policy."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") and of Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Among other matters, the Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval, and requires all actions by stockholders to be taken at meetings of stockholders. The By-laws provide for a classified Board of Directors. The Company also is subject to
Section 203 of the Delaware General Corporation Law ("DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution in net tangible book value of $14.61 per share from this offering. In addition, shares of Common Stock issued in connection with future acquisitions will result in ownership dilution to investors in this offering. See "Dilution."

                                  THE COMPANY

 Overview

  American Dental Partners, Inc. was formed as a Delaware corporation on December 22, 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental group practice affiliation. The Company acquires substantially all the assets of the dental practices with which it affiliates, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into long-term service agreements with the affiliated dental practices. The Company provides all services necessary for the administration of the non-clinical aspects of the dental operations. Services provided to affiliated dental practices include assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff. The Company does not employ dentists or control the clinical aspects of dentistry. As described below, the Company's rapid growth has resulted primarily from the affiliations completed, which consisted of three dental group practice affiliations in 1996 and six dental group practice affiliations completed in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Affiliation Summary."

 1996 Transactions

  During 1996, the Company acquired substantially all the assets of three dental group practices, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously entered into a 40-year service agreement with each of the affiliated dental groups. These affiliated dental groups and their respective dates of affiliation are: PDG, P.A. ("Park Dental") on November 12, 1996; L. Crane & Associates, P.C. ("Longhorn Dental") on December 13, 1996; and the Wisconsin Dental Group, S.C. ("Smileage Dental Care") on December 23, 1996. These transactions are referred to as the "1996 Transactions."

 1997 Transactions

  During 1997, the Company acquired substantially all the assets of six dental group practices, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously entered into 40-year service agreements with four of the affiliated dental groups (two practices joined existing affiliates). These dental group practices and their respective dates of affiliation are: Lakeside Dental Group professional corporation ("Lakeside Dental Care") on March 31, 1997; Malcolm R. Scott, D.D.S. on March 31, 1997; AJS Associates, P.C. ("Soster Dental Group") on May 22, 1997; Wisconsin Dental Professionals, S.C. ("Northpoint Dental Group") on July 1, 1997; the four professional corporations owned by Dr. Terrance R. Wilkens (the "Wilkens Dental Group") on October 1, 1997; and OCG, Ltd. (the "Orthocare Group") on October 1, 1997. As part of the Orthocare Group transaction, the Company acquired a related entity that contracts with third party payors and orthodontic providers to arrange for the provision of orthodontic care to patients insured by such third party payors in Minneapolis/St. Paul and Wisconsin. These transactions are referred to as the "1997 Transactions."

 1998 Pending Transactions

  Effective January 1, 1998, the Company anticipates it will acquire substantially all the assets of one dental group practice, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously enter into a 40-year service agreement with the affiliated dental group. This dental group practice is Associated Dental Care Providers, P.C. ("Associated Dental Care").

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share are estimated to be $28.8 million ($33.2 million if the Underwriters' over-allotment option is exercised in full). The Company will use the net proceeds as follows: (i) approximately $7.7 million will be used to redeem all the Series B Redeemable Preferred Stock, including unpaid dividends; (ii) approximately $13.7 million will be used to repay outstanding indebtedness under the Company's revolving credit facility; and (iii) the balance of approximately $7.4 million will be used for general corporate purposes, including affiliations with additional dental group practices. The Company's $30 million revolving credit facility bears interest at either prime- or LIBOR-based rates, at the Company's option, plus a margin based upon the Company's debt coverage ratio, which ranges up to 0.50% for prime-based loans and up to 2.125% for LIBOR-based loans. At November 30, 1997, $13.7 million was outstanding under this credit facility at a LIBOR-based rate of approximately 7.5%. The facility matures April 2000. To date, the proceeds from this revolving credit facility have been used for affiliations with dental practices. Pending the foregoing uses, the balance of the net proceeds will be invested in short-term, investment grade, interest bearing obligations. The Company anticipates that future affiliations will be completed using a combination of cash, Common Stock and subordinated promissory notes.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its Common Stock in the past and does not plan to pay any cash dividends on its Common Stock in the foreseeable future. In addition, the terms of the Company's revolving credit facility prohibit it from paying dividends or making other payments with respect to its Common Stock without the lender's consent. The Company's Board of Directors intends, for the foreseeable future, to retain earnings to finance the continued operation and expansion of the Company's business.

                                 CAPITALIZATION

  The following table sets forth as of September 30, 1997: (i) the capitalization of the Company; (ii) the capitalization of the Company on a pro forma basis to reflect the 1997 Transactions completed subsequent to September 30, 1997; and (iii) the pro forma capitalization of the Company as adjusted to reflect the sale of the shares of Common Stock offered hereby (based on an assumed offering price of $16.00 per share) and the application of the estimated net proceeds, all as if such events occurred on September 30, 1997. See "Use of Proceeds."

                                              SEPTEMBER 30, 1997
                                      ----------------------------------------
                                                      PRO          PRO FORMA
                                       ACTUAL       FORMA(1)      AS ADJUSTED
                                      -----------  -----------   -------------
                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...........  $     2,459  $     1,853     $     9,467
                                      ===========  ===========     ===========
Current maturities of debt..........  $       534  $       534     $       534
                                      ===========  ===========     ===========
Long-term debt, less current
 maturities(2)......................  $     5,490  $    18,790     $     5,090
                                      -----------  -----------     -----------
Series A convertible preferred
 stock, par value $0.01 per share,
 400,000 shares authorized, issued
 and outstanding; no shares
 authorized, issued or outstanding
 pro forma as adjusted(3)...........        8,483        8,483             --
Series B redeemable preferred stock,
 par value $0.01 per share, 70,000
 shares authorized, issued and
 outstanding; no shares authorized,
 issued or outstanding pro forma as
 adjusted(4)........................        7,517        7,517             --
Stockholders' equity:
  Preferred stock, par value $0.01
   per share, 530,000 shares
   authorized, no shares issued or
   outstanding; 1,000,000 shares
   authorized, no shares issued or
   outstanding pro forma as
   adjusted(5)......................          --           --              --
  Common stock, par value $0.01 per
   share, 25,000,000 shares
   authorized, 2,254,736 shares
   issued and outstanding; 2,394,217
   shares pro forma; 6,794,217
   shares pro forma as
   adjusted(5)(6)...................           23           24              68
  Additional paid-in capital........        1,936        2,923          40,122
  Unearned compensation(7)..........          (57)         (57)            (57)
  Accumulated deficit...............       (1,689)      (1,689)         (1,689)
                                      -----------  -----------     -----------
    Total stockholders' equity......          213        1,201          38,444
                                      -----------  -----------     -----------
      Total capitalization..........  $    21,703  $    35,991     $    43,534
                                      ===========  ===========     ===========

--------
(1) To reflect the 1997 Transactions completed subsequent to September 30, 1997. See "The Company."
(2) See Note 7 to the Company's Consolidated Financial Statements.
(3) Upon completion of this offering, all of the Series A Convertible Preferred Stock will be converted into 2,400,000 shares of Common Stock.
(4) Upon completion of this offering, all of the Series B Redeemable Preferred Stock will be redeemed for approximately $7.7 million in cash, which includes unpaid dividends through the anticipated completion date of this offering.
(5) Reflects the additional 530,000 shares of undesignated Preferred Stock and 22,500,000 shares of Common Stock authorized on October 31, 1997. See Note 13 to the Company's Consolidated Financial Statements.
(6) Excludes 1,118,166 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Company's stock option plans at a weighted average price of $8.70 per share, as of October 31, 1997. See "Management--Stock Plans."

(7) Unearned compensation relates to the sale of 300,000 shares of Common Stock in January 1996 which were subject to certain restrictions, for which the Company is recording compensation expense ratably as the restrictions lapse. See Note 9 to the Company's Consolidated Financial Statements.

                                   DILUTION

  As of September 30, 1997, after giving effect to the conversion of the Series A Convertible Preferred Stock into 2,400,000 shares of Common Stock, the Company had net tangible book value (deficit) of approximately $(4,395,000) or $(0.94) per share of Common Stock. After giving effect to the 1997 Transactions completed subsequent to September 30, 1997, the Company had pro forma net tangible book value (deficit) of approximately $(19,316,000) or $(4.03) per share of Common Stock. The pro forma net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities and the Series B Redeemable Preferred Stock, divided by the number of shares of Common Stock outstanding. After giving effect, as of such date, to the sale of 2,000,000 shares of Common Stock at an assumed initial public offering price of $16.00 per share and the application of the net proceeds, the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $9,444,000 or $1.39 per share. This represents an immediate increase in net tangible book value of $5.42 per share to existing stockholders and an immediate dilution of net tangible book value of $14.61 per share to new investors purchasing Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.................         $16.00
 Net tangible book value per share at September 30, 1997........  (0.94)
 Decrease in net tangible book value per share attributable to the 1997 Transactions completed subsequent to September 30,
  1997..........................................................  (3.09)
                                                                  -----
 Pro forma net tangible book value (deficit) per share before the offering(1)...............................................  (4.03)
 Increase per share attributable to new investors...............   5.42
                                                                  -----
Pro forma net tangible book value per share after the offering..           1.39
                                                                         ------
Dilution in net tangible book value per share to new
 investors(2)...................................................         $14.61
                                                                         ======

  The following table summarizes, on a pro forma basis as of September 30, 1997, the differences between existing stockholders (including 2,400,000 shares of Common Stock to be issued upon conversion of the Series A Convertible Preferred Stock) and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid to the Company:

                               SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                               ----------------- --------------------   PRICE
                                NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                               --------- ------- ------------ ------- ---------
Existing stockholders(1)...... 4,794,217   70.6% $ 17,862,000   35.8%  $ 3.73
New investors................. 2,000,000   29.4    32,000,000   64.2    16.00
                               ---------  -----  ------------  -----
  Total....................... 6,794,217  100.0% $ 49,862,000  100.0%
                               =========  =====  ============  =====

--------
(1) Excludes Common Stock issuable upon the exercise of outstanding options to purchase 1,118,166 shares of Common Stock at a weighted average exercise price of $8.70 per share at October 31, 1997. To the extent these options are exercised or additional shares of Common Stock are issued in connection with future transactions, there will be further dilution to new investors. See "Risk Factors--Dilution" and "Management--Stock Plans."
(2) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to this offering at the initial public offering price per share. Dilution to new investors will be $14.04 if the Underwriters' over-allotment option is exercised in full.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

  The selected consolidated statement of operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997, and the selected consolidated balance sheet data at December 31, 1996 and September 30, 1997, have been derived from the Consolidated Financial Statements of the Company which have been audited by KPMG Peat Marwick LLP, Independent Certified Public Accountants, and which are included elsewhere in this Prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 1996, have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations of the Company. The selected pro forma financial data set forth below as of and for the nine-month period ended September 30, 1997, for the nine-month period ended September 30, 1996 and for the year ended December 31, 1996, have been derived from the Unaudited Pro Forma Consolidated Financial Information of the Company which is included elsewhere in this Prospectus. The selected pro forma financial data are not necessarily indicative of the actual results of operations or financial position that would have been achieved had such transactions and this offering been completed at the dates specified, nor are the statements necessarily indicative of the Company's future results of operations or financial position. The selected historical and pro forma financial data provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Unaudited Pro Forma Consolidated Financial Information, Consolidated Financial Statements and the related notes thereto of the Company and other financial information included elsewhere in this Prospectus.

                         YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
                         -----------------------       --------------------------------------------
                                           PRO FORMA                                PRO FORMA
                          ACTUAL          AS ADJUSTED      ACTUAL                  AS ADJUSTED
                         -----------     ---------------------------------    ---------------------
                           1996           1996(1)(2)    1996        1997      1996(1)(2) 1997(2)(3)
                         -----------     ---------------------     -------    ---------- ----------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Net revenue............ $     3,933       $    54,924 $   --      $36,620     $40,390    $46,862
                         -----------       ----------- -------     -------     -------    -------
 Operating expenses:
  Salaries and
  benefits..............       2,098            29,302     --       19,625      21,543     24,503
  Lab fees and dental
  supplies..............         534             6,596     --        4,491       4,850      5,566
  Office occupancy......         389             5,153     --        3,368       3,789      4,236
  Other operating
  expenses..............         773             7,384     --        4,433       5,406      5,465
  General corporate
  expenses..............       2,395             2,395   1,521       2,260       1,797      2,260
  Depreciation..........         177             1,708       7       1,154       1,251      1,298
  Amortization of
  intangibles...........          48               938     --          259         700        700
                         -----------       ----------- -------     -------     -------    -------
 Total operating
  expenses..............       6,414            53,476   1,528      35,590      39,336     44,028
                         -----------       ----------- -------     -------     -------    -------
 Earnings (loss) from
  operations............      (2,481)            1,448  (1,528)      1,030       1,054      2,834
 Interest expense
  (income), net.........         (38)              543     (14)        195         407        366
                         -----------       ----------- -------     -------     -------    -------
 Earnings (loss) before
  income taxes..........      (2,443)              905  (1,514)        835         647      2,468
 Income taxes...........         --                367     --           81         262      1,000
                         -----------       ----------- -------     -------     -------    -------
 Net earnings (loss).... $    (2,443)      $       538 $(1,514)    $   754     $   385    $ 1,468
                         ===========       =========== =======     =======     =======    =======
 Net earnings (loss) per
  common share.......... $     (0.55)(4)   $      0.08 $ (0.33)(4) $  0.07(4)  $  0.06    $  0.22
 Weighted average common
  shares outstanding....       4,625             6,567   4,606       5,025       6,553      6,606

                          DECEMBER 31, 1996         SEPTEMBER 30, 1997
                          ----------------- -----------------------------------
                                                                   PRO FORMA
                               ACTUAL       ACTUAL  PRO FORMA(5) AS ADJUSTED(6)
                          ----------------- ------- ------------ --------------
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash and cash
  equivalents............      $ 5,836      $ 2,459   $ 1,853        $9,467
 Working capital.........        3,189          743    (1,362)        6,181
 Total assets............       25,294       28,293    44,383        51,926
 Long-term debt,
  excluding current
  maturities.............        3,063        5,490    18,790         5,090
 Redeemable and
  convertible preferred
  stock..................       15,105       16,000    16,000           --
 Total stockholders'
  equity.................          164          213     1,201        38,444

                                DECEMBER 31,             SEPTEMBER 30,
                              ----------------  -------------------------------
                                     PRO FORMA                  PRO FORMA
                             ACTUAL AS ADJUSTED  ACTUAL        AS ADJUSTED
                             ------ ----------- --------- ---------------------
                              1996  1996(1)(2)  1996 1997 1996(1)(2) 1997(2)(3)
                             ------ ----------- ---- ---- ---------- ----------
STATISTICAL DATA (END OF
 PERIOD):
 Number of dental
  facilities................   42        71     --    59      71         77
 Number of operatories(7)...  331       523     --   471     523        554
 Number of affiliated
  dentists(8)...............  128       n/a     --   148     n/a        165

                 See accompanying footnotes on following page.

--------
  The following footnotes should be read in conjunction with the information under "The Company," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unaudited Pro Forma Consolidated Financial Information.

(1) Gives effect to (i) the 1996 Transactions and (ii) the 1997 Transactions, including those transactions completed subsequent to September 30, 1997, as if they had been completed on January 1, 1996.

(2) Gives effect to the sale of 1,506,000 shares of Common Stock as if it had been completed on January 1, 1996, at an assumed initial public offering price of $16.00 per share and the application of the estimated net proceeds therefrom to redeem the Series B Redeemable Preferred Stock, to reduce debt and the associated interest expense and to adjust taxes.

(3) Gives effect to the 1997 Transactions, including those transactions completed subsequent to September 30, 1997, as if they had been completed on January 1, 1996.

(4) Computed on the basis described in Note 2 to the Company's Consolidated Financial Statements.

(5) Gives effect to the 1997 Transactions completed subsequent to September 30, 1997, as if they occurred on September 30, 1997.

(6) Gives effect to the conversion of the Series A Convertible Preferred Stock into 2,400,000 shares of Common Stock and the completion of this offering at an assumed initial public offering price of $16.00 per share and the receipt and application of the estimated net proceeds therefrom, as if such events occurred on September 30, 1997.

(7) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.

(8) Includes full-time general dentists employed by the PCs and full-time specialists, some of whom are independent contractors to the PCs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Consolidated Financial Information and the notes thereto of the Company included elsewhere in this Prospectus. This Prospectus contains forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors set forth under "Risk Factors" and the matters set forth in this Prospectus generally.

OVERVIEW

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in attractive markets in the United States. The Company was formed in December 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental group practice affiliation. The Company's rapid growth has resulted primarily from the Company's affiliations with dental group practices. Since its inception through December 31, 1997, the Company has successfully completed affiliations with nine dental group practices and currently operates 77 dental facilities with 554 operatories in five states.

  An integral part of the Company's strategy is to affiliate with dental group practices. Because of the financial impact of the Company's recent affiliations, it is difficult to make meaningful comparisons between the Company's actual financial statements for the periods presented. In addition, due to the relatively small number of affiliated dental group practices, each affiliation can impact the overall operating results of the Company. After affiliating with a dental group practice, the Company typically takes a number of steps designed to enhance the dental group's practice revenue, improve practice operating efficiencies and expand practice operating margins. The benefits of these actions generally do not occur immediately. Consequently, the financial performance of a newly-affiliated dental group practice could negatively affect overall operating margins in the near term. As the Company grows, it expects that the effect of adding a new dental group practice affiliation will be mitigated by the expanded financial base of the existing affiliations. See "Business--Business Strategy."

AFFILIATION SUMMARY

  When affiliating with a dental group practice, the Company acquires substantially all its assets except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into a long-term service agreement with the affiliated dental practice to manage the non-clinical aspects of its dental operations. The Company does not own or control the affiliated dental practices and, accordingly, does not consolidate the financial statements of the PCs with those of the Company.

 1996 Transactions

  During 1996, the Company acquired substantially all the assets of three dental group practices and simultaneously entered into a 40-year service agreement with each of the affiliated dental groups. These affiliated dental groups are: Park Dental in Minneapolis; Longhorn Dental in Austin; and Smileage Dental Care in Milwaukee. These transactions resulted in the addition of 42 dental facilities with 331 operatories. The aggregate consideration for the 1996 Transactions consisted of approximately $7.3 million in cash, $2.2 million in subordinated promissory notes and 1,613,400 shares of Common Stock. All subordinated promissory notes bear interest at 7% and are payable in seven annual installments maturing in 2003.


 1997 Transactions

  During the nine months ended September 30, 1997, the Company acquired substantially all the assets of four dental group practices and simultaneously entered into 40-year service agreements with three of these affiliated dental groups (one practice joined an existing affiliate). These four dental group practices are: Lakeside Dental Care in New Orleans; Malcolm
R. Scott, D.D.S. in San Marcos, Texas; Soster Dental Group in Pittsburgh; and Northpoint Dental Group in Milwaukee. The Lakeside Dental Care and Soster Dental Group affiliations represented the entry into two new markets by the Company. The affiliation with Malcolm R. Scott, D.D.S. expanded the Company's market presence in Austin by adding one dental facility with five operatories. The affiliation with Northpoint Dental group expanded the Company's market presence in Milwaukee by adding two dental facilities with 23 operatories. In total, these transactions resulted in the addition of eight dental facilities with 84 operatories. The aggregate consideration for the above transactions consisted of approximately $3.6 million in cash, $0.5 million in subordinated promissory notes and 41,352 shares of Common Stock.

  Subsequent to September 30, 1997, the Company acquired substantially all the assets of two dental group practices and a related entity associated with one of these practices and simultaneously entered into a 40-year service agreement with one of these affiliated dental groups (one practice joined an existing affiliate). These two dental group practices are the Wilkens Dental Group and the Orthocare Group. In total, these affiliations resulted in the addition of 21 dental facilities with 108 operatories. The aggregate consideration for these transactions consisted of approximately $13.2 million in cash, $1.9 million in subordinated promissory notes and 139,482 shares of Common Stock.

 1998 Pending Transactions

  Effective January 1, 1998, the Company anticipates it will acquire substantially all the assets of and simultaneously enter into a 40-year service agreement with Associated Dental Care. In addition, the Company currently is in discussions with a number of dentists and owners of dental group practices about possible affiliations with the Company. The Company currently has one letter of intent signed with a potential affiliate, which is subject to due diligence review and completion of final agreements. The aggregate purchase price for these two pending transactions consists of approximately $4.9 million in cash, $0.8 million in subordinated promissory notes and 82,800 shares of Common Stock. There can be no assurance that the Company will consummate these or any future transactions.

COMPONENTS OF REVENUE AND EXPENSES

  Affiliate Adjusted Gross Revenue and Payor Mix. The Company's affiliated dental group practices generate revenue from patients and third party payors under fee-for-service, PPO plans and capitated managed care plans. The affiliated dental group practices record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges allowable by third party payors pursuant to certain reimbursement and managed care contracts. While payor mix varies from market to market, the aggregate payor mix percentage of the Company's affiliated practices is approximately 36% fee-for-service, 13% PPO plans and 51% capitated managed care plans for the nine months ended September 30, 1997.

  The PC reimburses the Company for expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to the Company for management services. Expenses incurred for the operation and administration of the dental facilities include salaries and benefits for non dentist personnel working at the dental facilities (generally the dental hygienists, dental assistants and administrative staff), lab fees, dental supplies, office occupancy costs of the dental facilities (rent, utilities, etc.) and depreciation related to the fixed assets at the dental facilities. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits and certain other expenses of the dentists.

  Net Revenue. Net revenue for the Company represents the aggregate fees charged to the affiliated dental practices pursuant to the terms of the long-term service agreements under which the Company agrees to manage the non-clinical aspects of the dental practice. Under such agreements, the affiliated dental group practices reimburse the Company for expenses incurred in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. A portion of these fees typically includes a fixed monthly amount. The Company typically receives an additional fee if certain operating objectives are achieved. The fees payable to the Company are determined prior to each affiliation and annually thereafter based on a formal budgeting process. Pursuant to the terms of the service agreements, the Company bills patients and third party payors on behalf of the affiliated PCs. Such funds are used to pay all operating expenses, to pay fees to the Company for its management services and are then used by the PCs to pay their provider expenses.

  Operating Expenses. Operating expenses (excluding general corporate expenses, depreciation and amortization of intangibles) consist of the expenses incurred by the Company in fulfilling its obligations under the service agreements. These expenses are operating costs and expenses that would have been incurred by the affiliated dental groups had they not affiliated with the Company and include non-dentist salaries and benefits, lab fees and dental supplies, office occupancy cost and other expenses related to operations. Salaries and benefits expense are for personnel working for the Company at the dental facilities, as well as the local operating management. At the facility level, the Company generally employs the dental hygienists, dental assistants and administrative staff. The local operating management team supervises and supports the staff at the dental facilities. Office occupancy includes rent expense and certain other operating costs such as utilities associated with dental facilities and the local administrative offices. Such costs vary based on the size of each facility and the market rental rate for dental office space in the particular geographic market. Other expenses consist of professional fees, marketing costs and other general and administrative expenses. See "Business--Operations--Operating Structure."

  General Corporate Expenses. General corporate expenses consist of compensation expenses for the Company's corporate personnel and administrative staff, as well as facility and other administrative costs of the Company's corporate offices. The Company provides management, administrative, third party contracting and other services to the affiliated groups. The Company has built its management infrastructure in anticipation of rapid growth. This included the hiring of key management and support staff in the areas of finance and operations prior to the completion of any affiliations, and the further hiring of additional management and support personnel in the areas of operations and information systems as the Company completed its first affiliations. The level of general corporate expenses will likely continue to increase in the future as the Company continues to expand its management infrastructure. However, it is anticipated that these expenses will decline as a percentage of net revenue as the Company achieves its growth objectives.

  Depreciation; Amortization of Intangibles. Depreciation expense includes depreciation charges related to leasehold improvements and furniture, fixtures and equipment used to operate the dental facilities. Depending on the amount and timing of future capital expenditures, depreciation expense will likely increase. Amortization of intangibles relates to intangible assets incurred in connection with the 1996 and 1997 Transactions. The Company expects that amortization of intangibles will increase in the future as a result of intangibles recorded in connection with affiliations.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

 Overview

  The Company conducted no significant operations from January 1996 until November 1996, when it completed its first affiliation and, accordingly, it generated no revenue during this period. However, the general corporate expenses incurred during the nine months ended September 30, 1996 resulted in a net loss of $1,514,000. During the nine-month period ended September 30, 1997, revenue generated from completed affiliations reduced the impact of general corporate expenses on the Company's statement of operations resulting in net income of $754,000. As a result of the Company's recent rapid expansion, the Company does not believe that a period-to-period comparison and the percentage relationships of the nine months ended September 30, 1996 as compared with the nine months ended September 30, 1997 are meaningful.

 Results of Operations

  Net revenue amounted to $0 for 1996 as compared with $36,620,000 for 1997. The 1997 period includes revenue derived from service agreements entered into in connection with the 1996 Transactions for all nine months of 1997, plus revenue derived from the service agreements entered into in connection with the 1997 Transactions completed through September 30, 1997.

  Operating expenses for 1996 were $0 as compared with $31,917,000 or 87.2% of net revenue for 1997.

  General corporate expenses were $1,521,000 for 1996, as compared with $2,260,000 or 6.2% of net revenue for 1997. The increase resulted primarily from the impact of additional corporate personnel hired in finance, information systems and operations in late 1996 and early 1997 to build infrastructure in anticipation of the Company's growth.

  Depreciation expense was $7,000 for 1996, as compared with $1,154,000 or 3.2% of net revenue for 1997. Depreciation expense for 1996 resulted from costs incurred in connection with the purchase of furniture, fixtures and equipment for the corporate office. Depreciation expense for 1997 included depreciation related primarily to the assets acquired and capital expenditures incurred in connection with the Company's completed affiliations.

  Amortization of intangibles was $259,000 or 0.7% of net revenue for 1997. Amortization resulted from intangibles recorded in connection with the Company's seven affiliations completed through September 30, 1997.

  Net interest income was $14,000 for 1996, as compared with net interest expense of $195,000 for 1997. Interest income for 1996 resulted from earnings on proceeds received from the Company's private sales of equity securities. Interest expense for 1997 resulted from borrowings under the Company's credit facility, the issuance of subordinated notes and the assumption of certain other debt in connection with completed affiliations.

  The Company incurred no income tax expense for 1996, as compared with $81,000 for 1997. The net loss incurred for 1996 resulted in the Company creating a net operating loss carryforward for financial statement purposes. For 1997, the Company utilized a portion of its net operating loss carryforward which resulted in only $81,000 of income tax expense.

PRO FORMA--NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

 Overview

  The following discussion compares on a pro forma basis the Company's results of operations for the nine month periods ended September 30, 1996 and 1997. The unaudited pro forma financial information for the 1996 period includes the 1996 and 1997 Transactions as if they were all completed on January 1, 1996. The unaudited pro forma financial information for the 1997 period includes the 1997 Transactions as if they were all completed on January 1, 1997. This information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on this date or to project the Company's results of operations for any future period. This information is based on certain assumptions and adjustments and should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

  The following table sets forth the percentage of net revenue (consisting of fees earned pursuant to the terms of the Company's service agreements) of certain items reflected in the Company's unaudited pro forma consolidated statements of operations.

                                                                PRO FORMA
                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            -------------------
                                                              1996       1997
                                                            --------   --------
   Net revenue.............................................    100.0%     100.0%
                                                            --------   --------
   Operating expenses:
     Salaries and benefits.................................     53.3       52.3
     Lab fees and dental supplies..........................     12.0       11.9
     Office occupancy......................................      9.4        9.0
     Other operating expenses..............................     13.4       11.7
     General corporate expenses............................      4.5        4.8
     Depreciation..........................................      3.1        2.8
     Amortization of intangibles...........................      1.7        1.5
                                                            --------   --------
   Total operating expenses................................     97.4       94.0
                                                            --------   --------
   Earnings from operations................................      2.6        6.0
   Interest expense (income), net..........................      3.3        2.7
                                                            --------   --------
   Earnings (loss) before income taxes.....................     (0.7)       3.3
   Income taxes............................................      --         1.3
                                                            --------   --------
   Net earnings (loss).....................................     (0.7)%      2.0%
                                                            ========   ========

 Results of Operations

  Pro forma net revenue increased from $40,390,000 to $46,862,000, or 16.0%, from 1996 to 1997. This revenue represents what the Company would have earned under its service agreements had such agreements commenced January 1, 1996. The majority of this increase came from the Company's affiliations in the Minneapolis and Austin markets which had same market net revenue growth of 18.1% and 41.6%, respectively. The increase in revenue from the Company's affiliate in the Minneapolis market resulted from a combination of increases in fees, the addition of ten new dentists and the addition of a new facility which opened in July 1997. The increase in revenue from the Company's affiliate in the Austin market resulted primarily from the addition of two new facilities which opened in January and February 1997.

  Pro forma salaries and benefits amounted to $21,543,000 or 53.3% of net revenue for 1996, as compared with $24,503,000 or 52.3% of net revenue for 1997. The decrease in salaries and benefits expense as a percentage of net revenue resulted primarily from the Company's modification to staffing levels at several of the Company's facilities.

  Pro forma lab fees and dental supplies expense amounted to $4,850,000 or 12.0% of net revenue for 1996 as compared with $5,566,000 or 11.9% of net revenue for 1997. Lab fees and dental supplies expense varies from affiliate to affiliate and is affected by the volume and type of procedures performed. On a pro forma basis, these costs remained constant as a percentage of net revenue.

  Pro forma office occupancy expense amounted to $3,789,000 or 9.4% of net revenue for 1996, as compared with $4,236,000 or 9.0% of net revenue for 1997. These costs vary based on the size of each facility and the market rental rate for dental office space in the particular geographic market. The Company generally assumes existing lease obligations of the affiliated dental group practice upon completion of an affiliation.

  Pro forma other operating expense amounted to $5,406,000 or 13.4% of net revenue for 1996, as compared with $5,465,000 or 11.7% of net revenue for 1997. Other expenses decreased as a percentage of net revenue because certain expenses, such as professional fees and other costs associated with operating a stand alone dental group practice, have been included in general corporate expenses after the date of affiliation.

  General corporate expenses amounted to $1,797,000 or 4.5% of net revenue for 1996, as compared with $2,260,000 or 4.8% of net revenue for 1997. The increase resulted primarily from the impact of additional corporate personnel hired in finance, information systems and operations in late 1996 and early 1997 to build infrastructure to support the Company's growth.

  Pro forma depreciation expense amounted to $1,251,000 or 3.1% of net revenue for 1996, as compared with $1,298,000 or 2.8% of net revenue for 1997. Pro forma amortization of intangibles decreased from 1.7% of net revenue for 1996 to 1.5% of net revenue for 1997. The dollar amount of amortization, however, remained constant at $700,000. The decrease as a percentage of net revenue resulted from the growth in net revenue.

  Pro forma net interest expense amounted to $1,332,000 or 3.3% of net revenue for 1996, as compared with $1,291,000 or 2.7% of net revenue for 1997. Interest expense for both periods resulted from borrowings under the Company's credit facility, the issuance of subordinated notes and the assumption of certain other debt in connection with affiliations.

  Pro forma income tax expense amounted to $0 in 1996 as compared with $625,000 or 1.3% of net revenue for 1997. The Company calculated its pro forma income tax expense utilizing a combined federal and state statutory rate of 40.5%.

SELECTED QUARTERLY OPERATING RESULTS

  The following tables set forth unaudited quarterly results of operations of the Company for each of the quarters in the nine-month period ended September 30, 1997. This information has been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The quarterly operating results are not necessarily indicative of future results of operations. This data should be read in conjunction with the Consolidated Financial Statements included elsewhere in this Prospectus.

                                           THREE MONTHS ENDED
                            -----------------------------------------------------
                            MARCH 31, 1997    JUNE 30, 1997  SEPTEMBER 30, 1997
                            ----------------- -------------  --------------------
                               $        %        $      %        $         %
                            --------  ------- ------- -----  ---------- ---------
                                       (IN THOUSANDS) (UNAUDITED)
   Net revenue............. $ 11,226   100.0% $12,076 100.0% $   13,318    100.0%
                            --------  ------  ------- -----  ---------- --------
   Operating expenses:
    Salaries and
     benefits..............    6,189    55.1    6,339  52.5       7,097     53.3
    Lab fees and dental
     supplies..............    1,334    11.9    1,505  12.5       1,652     12.4
    Office occupancy.......    1,008     9.0    1,113   9.2       1,247      9.3
    Other operating
     expenses..............    1,366    12.2    1,581  13.1       1,486     11.1
    General corporate
     expenses..............      735     6.5      689   5.7         836      6.3
    Depreciation...........      356     3.2      403   3.3         395      3.0
    Amortization of
     intangibles...........       64     0.5       94   0.8         101      0.8
                            --------  ------  ------- -----  ---------- --------
      Total operating
       expenses............   11,052    98.4   11,724  97.1      12,814     96.2
                            --------  ------  ------- -----  ---------- --------
   Earnings from
    operations.............      174     1.6      352   2.9         504      3.8
    Interest expense
     (income), net.........      (27)   (0.2)     107   0.9         115      0.9
                            --------  ------  ------- -----  ---------- --------
   Earnings before income
    taxes..................      201     1.8      245   2.0         389      2.9
    Income taxes...........      --      --         7   --           74      0.5
                            --------  ------  ------- -----  ---------- --------
   Net earnings............ $    201     1.8% $   238   2.0% $      315      2.4%
                            ========  ======  ======= =====  ========== ========

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operating and capital needs, including cash used for acquisitions, capital expenditures and working capital, from its private sales of equity securities, borrowings under its revolving line of credit and cash generated from operations. To date, the Company has completed nine acquisitions and affiliations for aggregate consideration of $24,100,000 in cash, $4,600,000 in subordinated promissory notes and 1,794,234 shares of Common Stock.

  For the year ended December 31, 1996 and the nine months ended September 30, 1997, cash provided by (used for) operating activities amounted to ($1,539,000) and $633,000, respectively. Cash used for operating activities during 1996 resulted primarily from the Company's start-up activities prior to the completion of its first affiliation.

  For the year ended December 31, 1996 and the nine months ended September 30, 1997, cash used in investing activities amounted to $6,878,000 and $5,360,000, respectively. For 1996, this included $6,632,000 in cash used for acquisitions, net of cash acquired, and $386,000 in capital expenditures. Capital expenditures in 1996 included costs associated with the opening of dental facilities in Austin and in Milwaukee. For the nine months ended September 30, 1997, cash used for acquisitions amounted to $3,337,000, net of cash acquired, and capital expenditures amounted to $2,102,000. Capital expenditures for 1997 included costs associated with the opening of one new facility in Minneapolis and two new facilities in Milwaukee. The establishment of new dental facilities and the expansion of existing dental facilities in the future will require ongoing capital expenditures.

  For the year ended December 31, 1996 and the nine months ended September 30, 1997, cash provided from financing activities amounted to $14,253,000 and $1,350,000, respectively. Cash provided by financing activities during 1996 resulted primarily from the Company's private sales of Preferred and Common Stock, which included $7,900,000 in proceeds from the issuance of Series A Convertible Preferred Stock, $7,000,000 in proceeds from the issuance of Series B Redeemable Preferred Stock and $100,000 in proceeds from the issuance of Common Stock. Cash provided from financing activities for the nine months ended September 30, 1997 resulted primarily from borrowings under the Company's revolving credit facility.

  In April 1997, the Company entered into a $30 million revolving line of credit agreement with Fleet National Bank. The credit facility is being used for general corporate purposes, including acquisitions. Borrowings under this line of credit bear interest at either prime- or LIBOR-based rates, at the Company's option, plus a margin based upon the Company's debt coverage ratio, which ranges up to 0.50% for prime-based loans and up to 2.125% for LIBOR-based loans. In addition, the Company pays a commitment fee of 0.25% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility is secured by a first lien on substantially all of the Company's assets, including a pledge of the stock of the Company's subsidiaries. The Company is also required to comply with certain financial and other covenants. The line of credit matures in April 2000. At November 30, 1997, $13,700,000 was outstanding under this line.

  The Company will use a portion of the net proceeds from this offering to redeem the Series B Redeemable Preferred Stock, including unpaid dividends, and to repay outstanding balances under its revolving credit facility. The Company believes that the remaining net proceeds from this offering, cash generated from operations and amounts available under its revolving credit facility will be sufficient to fund its anticipated cash needs for working capital, capital expenditures and acquisitions for at least the next 12 months.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). SFAS 128 also requires a presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. The Company does not believe that the effect on the Company's earnings per share resulting from the adoption of SFAS 128 will be material.

                                   BUSINESS

OVERVIEW

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in attractive markets in the United States. The Company seeks to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance. Since its inception through December 31, 1997, the Company has successfully completed affiliations with nine dental group practices and currently operates 77 dental facilities with 554 operatories in five states. The Company's rapid growth has resulted primarily from these affiliations, which consisted of three dental group practice affiliations completed in 1996 and six dental group practice affiliations completed in 1997.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. When affiliating with a dental group practice, the Company acquires substantially all of its assets and enters into a long-term service agreement to manage the non-clinical aspects of the dental operations. The Company supports its affiliated dental group practices with a broad range of services designed to enhance practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and provides assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  The Company's objective is to be the leading dental practice management company in the United States. The Company's strategy for achieving this objective is to: (i) expand into carefully selected and diverse geographic markets which have favorable demographics and projected economic growth; (ii) affiliate with leading dental group practices which have reputations for quality care and proven records of financial performance; (iii) increase market penetration in each of its markets through additional affiliations, recruitment of dentists and new facility development; (iv) add value to each affiliated dental group practice by assisting the practice in improving operating performance; and (v) pursue various initiatives to ensure the highest quality of care and service.

DENTAL CARE INDUSTRY

  The market for dental care is large, growing and highly fragmented. The United States Health Care Financing Administration estimates that expenditures for dental care were approximately $45.8 billion in 1995 and will reach approximately $79.1 billion by 2005, representing a compound annual growth rate of approximately 5.6%. The Company believes that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to: (i) improved dental benefits offered by employers; (ii) increased availability and use of dental insurance, including preferred provider organization ("PPO") plans and capitated managed care plans; (iii) increased demand for dental care from an aging population; and (iv) increased demand for cosmetic and preventative procedures. The Company believes that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as dental practice management companies.

  Unlike many other sectors of the health care services industry, the dental care industry is in the early stages of consolidation. Although dental care is typically offered by solo practitioners, the trend towards group practice is growing. According to the American Dental Association ("ADA"), in 1995, 11.8% of the approximately 153,300 dentists in the United States were practicing in groups of three or more, up from 4.1% in 1991. The Company believes this consolidation trend will continue.

  Most dental care performed in the United States is categorized as general dentistry. Based upon a 1990 survey by the ADA, general dentistry was estimated to represent approximately 83% of all dental services performed in the United States. General dentistry includes preventative care, diagnosis and treatment planning, as well as procedures such as fillings, crowns, bridges, dentures and extractions. Specialty dentistry, which includes orthodontics, periodontics, endodontics, prosthodontics and pediatric dentistry, represented the remaining 17% of dental care services.

  Historically, dental care was not covered by insurers and consequently was paid for by patients on a fee-for-service basis. An increasing number of employers have responded to the desire of employees for enhanced benefits by providing coverage from third party payors for dental care. These third party payors offer indemnity insurance, PPO plans and capitated managed care plans. Under an indemnity insurance plan, the dental provider charges a fee for each service provided to the insured patient, which is typically the same as that charged to a patient not covered by any type of dental insurance. The Company categorizes indemnity insurance plans as fee-for-service plans. Under a PPO plan, the dentist charges a discounted fee for each service provided based on a schedule negotiated with the PPO. Under a capitated managed care plan, the dentist receives a fixed monthly fee from the managed care organization for each member covered under the plan who selects that dentist as his or her provider. Capitated managed care plans also typically require a co-payment by the patient.

  The National Association of Dental Plans estimated that approximately 117 million individuals, or 45.7% of the population of the United States, were covered by some form of dental care plan in 1995. This compares to approximately 96 million individuals, or 40.5% of the population of the United States, in 1990. Of the 117 million individuals with coverage, 70.3% were covered by indemnity insurance, 17.7% were covered by capitated managed care plans and 12.0% were covered by PPO plans. The remaining 139 million individuals, or 54.3% of the population of the United States in 1995, did not have dental benefit coverage. The Company believes that the number of individuals with dental benefits will continue to increase and that the majority of this growth will be in PPO and capitated managed care plans. For instance, according to the National Association of Dental Plans, the number of individuals covered by capitated managed care plans increased from 7.8 million in 1990 to 20.7 million in 1995, representing a 21.6% compound annual growth rate.

  The Company believes that the increased prevalence of dental benefits and the shift of those benefits from traditional fee-for-service to non-fee-for-service plans has increased the complexity of operating a dental practice and has led dental practices to begin to affiliate or consolidate with entities, such as the Company, that: (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry; (ii) provide information and operating systems that are required to effectively manage in an increasingly complex reimbursement environment; (iii) assist with third-party payor contracting;
(iv) realize economies of scale in purchasing and provide access to capital; and (v) provide dentists the opportunity to realize value for their practices.

BUSINESS STRATEGY

  The Company's objective is to be the leading dental practice management company in the United States. In order to achieve this objective, the Company's business strategy is to:

    Expand into carefully selected markets. The Company plans to expand its network of affiliated dental group practices into carefully selected and diverse geographic markets. The Company focuses on markets that: (i) offer the opportunity to gain market share leadership; (ii) have a prevalence of dental group practices; (iii) have favorable demographics and projected economic growth; and (iv) have access to dental schools. To date, the Company has identified approximately 125 markets that currently meet its market selection criteria. The Company believes that operating in multiple markets increases the attractiveness of the Company and its affiliated dental group practices to third party payors who seek to contract with dental providers that are strategically located in attractive markets and that offer a comprehensive range of multi-disciplinary dental care services.

    Affiliate with leading dental group practices. In entering a new market, the Company seeks to affiliate with a leading dental group practice in that market as a platform for expansion. A "platform" dental group practice is one which has a reputation for quality care, provides a comprehensive range of dental services, has a significant market presence and has a proven record of financial performance. The Company believes that by affiliating with leading dental group practices it will become more attractive to other practices, dentists and payors.

    Increase market penetration. The Company seeks to be the market share leader in each market in which it operates. After affiliating with a leading dental group practice, the Company seeks to increase its market share by assisting the affiliate in recruiting new general and specialty dentists, expanding its patient base and opening new facilities. Additionally, the Company may affiliate with other dental practices or with specialty group practices that complement the platform dental group practice.

    Add value to each affiliated dental group practice. The Company supports its affiliated dental group practices with a broad range of services designed to enhance their practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and assists each affiliate with an analysis of its revenue and payor mix, capacity, utilization, staffing, scheduling and productivity. The Company also provides its affiliates assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

    Focus on quality care. The Company pursues various initiatives to help its affiliates provide the highest quality of care and service. The Company's goal is to have each affiliated dental group practice become accredited by the Accreditation Association of Ambulatory Health Care, Inc. ("AAAHC"). Through its National Professional Advisory Forum, the Company provides its affiliated dental group practices with the opportunity to share clinical knowledge and best clinical practices. The Company also implements comprehensive patient satisfaction surveys administered by independent third parties. The Company believes that its focus on quality care enhances: (i) its affiliates' relationships with patients; (ii) its affiliates' ability to recruit dentists; (iii) the Company's ability to attract new dental groups as affiliates; and (iv) the Company's attractiveness to third party payors.

AFFILIATION PHILOSOPHY

  The Company believes that dental care is an important part of an individual's overall health care. Because the practitioner is best qualified to manage the clinical aspects of dentistry, the provision of dental care must be centered around the dentist. However, current market trends in health care are increasing the complexity of operating a dental practice. Consequently, dentists are affiliating with professional practice managers who can manage the non-clinical aspects of dentistry and provide the business skills that can improve practice operating performance.

  The Company believes that, similar to other sectors of the health care delivery system, the delivery of dental care is fundamentally a local business. Therefore, the Company operates its business in a decentralized manner and maintains the identity of the local affiliated practice. In each affiliation, the Company strives to maintain the local culture of the affiliated group and encourages it to retain the name of the practice, continue its presence in community events, maintain its relationship with patients and local third party payors and, to the extent possible, maintain the existing management organization.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. Under the Company's affiliation model, the affiliated dental group continues to own its practice and has sole purview over the clinical aspects of the practice while the Company manages the business aspects of the practice. The Company's method of affiliation is consistent across practices and, even where permitted by law, the Company does not employ dentists.

  The Company believes that the core values of a business partnership are shared governance and shared financial objectives and has structured its affiliation model to achieve these goals. Shared governance is achieved by the formation of a joint policy board for each affiliated dental group practice which is comprised of an equal number of representatives from the Company and the affiliated dental group practice. Together, members of the policy board develop strategies and decide on major business initiatives for the practice. Shared financial objectives are achieved through the joint implementation of a budgeting process that establishes the financial performance standards for the dental practice.

  The organizational structure of a dental group practice before and after its affiliation with ADP is as follows:

                            ADP's AFFILIATION MODEL

[A two-column flow chart. The first column is entitled Before Affiliation, under which is a box which contains the words Dental Group. The second column is entitled After Affiliation, under which is a circle which contains the words Joint Policy Board. Under such circle are three boxes which contain the words Dentist-owned Professional Corporation (PC), Service Agreement, and ADP-Owned Management Service Organization (MSO), respectively. Arrows point from each box to the circle, and two-way arrows point from the Service Agreement box to the other two boxes.]

MARKET AND GROUP SELECTION

 Market Selection

  The Company has well-defined market selection criteria. The Company defines potential markets with reference to one or more Metropolitan Statistical Areas ("MSAs"). An MSA is generally a geographic area consisting of a city of at least 50,000 people, together with adjacent communities that have a high degree of economic and social integration with the population center. In 1996, there were 316 MSAs in the United States. The Company typically focuses on markets with a population of at least 250,000 people that: (i) offer the opportunity to gain market share leadership; (ii) have a prevalence of dental group practices; (iii) have favorable demographics and projected economic growth; and (iv) have access to dental schools. The Company has identified approximately 125 MSAs that currently meet its market selection criteria.

 Group Selection

  The Company seeks to affiliate with leading dental group practices in each selected market. The Company focuses on group practices because they have greater potential to be market share leaders. Group practices are also more likely to have implemented quality assurance and peer review policies and procedures and are better positioned to operate in an increasingly complex reimbursement environment. When entering a new market, the Company seeks to affiliate with a platform dental group with a: (i) reputation for quality care; (ii) comprehensive range of dental care services; (iii) significant market presence; and (iv) proven record of financial performance. The Company believes that, although a limited number of platform dental group practices exist within any given market, there are a significant number of such groups nationwide.

 Affiliation Process

  Once the Company has identified a potential affiliate within a market, the Company's management seeks to determine whether the group practice and the Company share a common philosophy about the dental industry and common strategic goals and objectives. To this end, the Company conducts a series of meetings, site visits and presentations with the potential affiliate about the industry, the Company and its affiliation model. The Company believes that the existence of shared philosophical values is a critical element of the affiliation's ultimate success.

  If the Company and a potential affiliate determine that they share common values, goals and objectives, the Company then undertakes a preliminary due diligence review of clinical, operating and financial information. Based upon this review, the Company formulates an offer outlining the basic terms and conditions of the affiliation which, if accepted by the dental group practice, is embodied in a letter of intent between the parties.

  Upon signing a letter of intent, the Company and its representatives begin a thorough review of the potential affiliate's clinical systems, processes, facilities and compliance with licensing and credentialing requirements, as well as performing legal and accounting due diligence. Acquisition, service and other agreements are then prepared and the transaction is closed. Generally, the process of identifying an acceptable affiliation candidate to closing the transaction takes approximately six to nine months.

 Potential Affiliations

  Effective January 1, 1998, the Company anticipates it will acquire substantially all the assets of and simultaneously enter into a 40-year service agreement with Associated Dental Care in Tucson, Arizona. The Company is constantly discussing potential affiliations with dental group practices that meet Company's group selection criteria, which may be at various stages at any point in time. The Company currently has one letter of intent signed with a potential affiliate, which is subject to due diligence review and completion of final agreements. There can be no assurance that the Company will consummate these or any future transactions.

AFFILIATED NETWORK

  Since inception, the Company has successfully affiliated with nine dental practices in five states consisting of ten selected MSAs. The following table lists the affiliations completed by the Company as of the date of this
Prospectus:


                              DENTAL
           MARKET           FACILITIES OPERATORIES(1)          MSA          AFFILIATION DATE
           ------           ---------- --------------          ---          ----------------
  AUSTIN, TX
    Longhorn Dental.......       8           40       Austin and Killeen     December 1996
    Malcolm R. Scott,
     D.D.S................       1            6       San Marcos             March 1997
  MILWAUKEE, WI
    Smileage Dental Care..      13          125       Appleton, Green Bay,   December 1996
                                                       Kenosha, Madison and
                                                       Milwaukee
    Northpoint Dental
     Group................       2           23       Milwaukee              July 1997
    Wilkens Dental Group..       4           30       Milwaukee              October 1997
  MINNEAPOLIS, MN
    Park Dental...........      27          195       Minneapolis/St. Paul   November 1996
    Orthocare Group.......      17           78       Minneapolis/St. Paul   October 1997
  NEW ORLEANS, LA
    Lakeside Dental Care..       1           28       Metairie               March 1997
  PITTSBURGH, PA
    Soster Dental Group...       4           29       Pittsburgh             May 1997
                               ---          ---
      Total...............      77          554
                               ===          ===

--------
 (1) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.

MARKET PENETRATION

  After affiliating with a platform dental group practice, the Company's strategy is to increase its market penetration by increasing the market share of its existing affiliated dental group and by affiliating with other leading dental groups that complement or add to the dental care provided by its existing affiliate.

 Increase Existing Groups' Market Share

  Upon completing an affiliation, the Company prepares a thorough operating evaluation of the affiliate which builds upon its operational due diligence. Based on this evaluation, the Company prepares a plan for increasing the affiliate's market penetration. This plan may include one or more of the following methods: (i) opening new facilities that are conveniently located in highly populated areas within the MSA or in contiguous MSAs; (ii) recruiting additional general and specialty dentists that will complement or enhance the dental care provided by each affiliated dental group; (iii) expanding physical capacity by adding new operatories at existing facilities; (iv) increasing the utilization of existing physical capacity by expanding hours of operation; and
(v) growing its affiliate's patient base through increased marketing efforts and expanded relationships with third party payors.

  Opening New Facilities. The Company has successfully demonstrated its ability to open new facilities in several of the markets in which it operates. Since its affiliation with Park Dental in Minneapolis/St. Paul, the Company has opened two new facilities with eight operatories. Additionally, since its affiliation with Longhorn Dental in Austin, the Company has opened two new facilities with a total of nine operatories. Finally, in Wisconsin, the Company has opened two new facilities with a total of 11 operatories in Appleton and Madison, two MSAs contiguous to Milwaukee.

  Recruiting Dentists. In markets where the Company has available physical capacity and where the opportunity exists to attract new patients, the Company assists its affiliates in recruiting new general and/or specialty dentists. The Company assists its affiliates in recruiting dentists through a variety of methods including recommendations from existing affiliated dentists, participating in dental school activities, attending state dental association meetings and advertisements in dental publications. In 1997, the Company has assisted in the recruitment of 16 additional dentists for its affiliates.

  Expanding Physical Capacity. In some cases, to facilitate an affiliate's need for additional physical capacity, the Company adds new operatories to an existing facility. In 1997, the Company added operatories to several of its facilities located in San Marcos and Minneapolis/St. Paul. The Company currently expects that in 1998 it will continue to expand capacity at selected facilities.

  Expanding Hours of Operations. The hours of operation at each of the Company's facilities vary widely depending on patient needs and staffing availability. In each of the Company's markets, the Company's facilities operate on an expanded hours basis (i.e., before 8:00 a.m. and after 5:00 p.m.). Additionally, many of the Company's facilities are open on Saturdays. In cases where the Company and its affiliated dental groups believe they can enhance patient service and satisfaction by expanding the hours of operation, a plan is developed to staff the facilities and implement an expanded hours program.

  Growing Patient Base. Although the Company believes that the greatest source of new patients is referrals from existing patients, the Company proactively assists each of its affiliates in growing their patient base through local marketing efforts and by expanding relationships with third party payors. The Company and its affiliates attend health fairs, sponsor community activities, educate elementary school children on the merits of good oral health and sponsor public awareness programs. In addition, the Company actively develops new relationships with third party payors at the local, regional and national level, which increases patient flow at its affiliated practices.

 Affiliations in Existing Markets

  The Company also increases its market penetration by affiliating with other leading general dentistry group practices and specialty dental group practices that complement the platform dental group practice in a given market. These practices are selected in much the same manner as the platform dental group practice. The Company identifies those practices which have an outstanding reputation for quality and provide the type of dental care which will complement or add to the dental care offered by the platform dental group in that market.

  The Company has demonstrated its ability to affiliate with other leading dental groups in existing markets. For example, following its affiliation with Park Dental in Minneapolis/St. Paul, the Company affiliated with the Orthocare Group in October 1997. The Orthocare Group is a leading provider of orthodontic care in Minneapolis/St. Paul, operating 17 facilities with 78 operatories. In Milwaukee, the Company expanded its market penetration through two affiliations with leading dental groups. In July 1997, the Company affiliated with Northpoint Dental Group, adding two facilities with 23 operatories, and in October 1997, the Company affiliated with the Wilkens Dental Group, adding four facilities with 30 operatories. In the Austin market, the Company affiliated with Malcolm R. Scott, D.D.S., and the principal dentists joined Longhorn Dental. This affiliation expanded the Company's physical capacity and geographic reach by adding a facility in San Marcos.

OPERATIONS

 Operating Structure

  The Company operates under a decentralized organizational structure. At the facility level, the Company generally employs the dental hygienists, dental assistants and administrative staff. At each facility, a practice manager typically oversees the day-to-day business operations. The practice manager and administrative staff are responsible for, among other things, facility staffing, patient scheduling, on-site patient invoicing and ordering office and dental supplies. The Company believes local office scheduling is crucial because it allows each practice to accommodate the needs of its patients and increase the productivity of its dentists.

  In each market, the Company has a local management team that supervises the operations of one or more affiliates. This team provides support in areas such as recruiting, hiring and training facility staff, developing and implementing quality assurance programs, developing and implementing operating policies and procedures, billing and collecting accounts receivable, processing payroll, information systems, accounting, marketing and facilities development and management.

  Each local management team reports to one of the Company's operating vice presidents. An operating vice president is responsible for monitoring the operating performance of multiple affiliated dental groups in multiple markets. Each operating vice president participates as a member of the policy board of the affiliated dental groups for which he or she has management oversight responsibilities. The operating vice presidents are responsible for overseeing the development of operating plans and annual budgets and monitoring actual results. Additionally, the Company supports each of its dental group practices with analysis of the capacity, utilization and productivity of each dental facility. This analysis assists each practice in improving its operating performance from both a clinical and financial perspective.

  On a national level, the Company supports its affiliated network in several ways. The Company assists its affiliates with: (i) sharing best clinical practices through its National Professional Advisory Forum; (ii) evaluating and negotiating third party contracts; (iii) designing, locating and leasing new facilities; (iv) developing budgets and implementing accounting and financial systems; and (v) developing and implementing practice management and other information systems. The Company also takes advantage of economies of scale by contracting for various goods and services. For example, the Company has arranged for national contracts for the purchase of dental supplies and equipment, professional, casualty, and general liability insurance and payroll processing.

 National Professional Advisory Forum

  The Company has organized the National Professional Advisory Forum ("NPAF") to provide guidance to its affiliated dental group practices with respect to the clinical aspects of dentistry. Leading dentists from the Company's affiliated dental groups are selected to participate in the NPAF. The NPAF meets quarterly and provides a forum for dentists to share the best clinical practices of their respective dental groups and an opportunity for them to build professional relationships with other dentists affiliated with the Company. These dentists, as a result of their affiliation with the Company, share common long-term goals. This enables the discussion at the NPAF to be more open than it may be in other professional settings. While the primary emphasis of the NPAF is on the clinical aspects of dentistry, it also provides the Company's management an opportunity to communicate with affiliated dentists. This enables the Company to continue to build strong, mutually beneficial partner relationships with its affiliated dental groups.

 Payor Relationships and Reimbursement Mix

  The Company and its affiliates believe that clinical and economic decisions should be made separately. However, the Company recognizes that the source of payment for services affects operating and financial performance. The Company assists its affiliates in analyzing their revenue and payor mix on an ongoing basis and recommends methods by which the affiliated dental group practices can improve operating efficiency by improving their revenue and payor mix. As a general rule, the Company believes that growth in a market is best facilitated where the payor mix of its affiliates mirrors the payor mix for that market. The Company assists each of its affiliated dental groups in evaluating and negotiating third-party payor contracts on a local, regional and national level. The aggregate payor mix percentage of the Company's affiliated practices was approximately 36% fee-for-service, 13% PPO plans and 51% capitated managed care plans for the nine month period ended September 30, 1997.

  The Company believes it is advantageous to be affiliated with dental groups that have successfully provided care to patients under all reimbursement methodologies. Since a shift is taking place in the dental benefits market from traditional fee-for-service to PPO and capitated managed care dental plans, the Company believes that its affiliates' experience in operating under all of these plans provides them with a competitive advantage. All of the Company's affiliated dental groups have provided care under traditional fee-for-service plans and non-fee-for-service plans. Several of the Company's affiliated dental groups have been providing care to patients with capitated managed care dental benefits for more than 20 years.

 Facilities Development and Management

  The Company believes an inviting professional environment is a critical aspect of overall patient satisfaction. Each of the Company's facilities is constructed to be warm, attractive and inviting to the patients in addition to being highly functional. The Company's dental facilities have from three to 28 operatories, and typically accommodate general and specialty dentists, dental hygienists and dental assistants, a business manager and a receptionist. Generally the Company's facilities are either stand alone or located within a professional office building or medical facility and range in size from approximately 1,500 to 10,000 square feet.

  The Company works with each of its affiliated dental groups in analyzing utilization of existing capacity and identifying facility upgrade and expansion priorities. The Company also provides its affiliates guidance in the site selection process. The Company initially constructs each facility as appropriate for the market and adds and equips additional operatories as necessary through a capacity and utilization analysis.

  The Company uses architectural design services to improve the facility design process and to further ensure that all facilities are properly constructed and meet the standards set forth by the AAAHC. To this end, the Company works with each affiliated dental group to establish a defined set of standards for each facility, such as operatory design and dental equipment, which are consistent with the desires of the dental group. The Company believes such facility standards are necessary to speed the site development process and create consistency across newly developed facilities, leading to enhanced staff and provider productivity.

 Budgeting and Planning; Financial Information Systems

  The Company assists each affiliate with budgeting and planning. The Company and each affiliate develop a strategic plan for increased market penetration on an annual basis. The Company and each affiliated dental group then jointly develop a budget which sets specific goals for revenue growth, operating expenses and capital expenditures. Once a budget has been approved, the Company measures the financial performance of each affiliated dental group on a monthly basis and compares actual performance to budget.

  The Company's financial information system enables it to measure, monitor and compare the financial performance of affiliated dental groups on a standardized basis across its entire network. The system also allows the Company to track and control costs and facilitates the accounting and financial reporting process. This financial system is installed in all affiliated dental group practices. Historically, the Company has converted all affiliates to its system within 90 days of affiliation and intends to continue this practice with new affiliates.

 Practice Management Systems

  The Company uses various dental practice management software systems to facilitate patient scheduling, to invoice patients and insurance companies, to assist with facility staffing and for other practice related activities. In connection with its affiliation with Park Dental, the Company acquired the rights to Comdent, a proprietary practice management software system which has been used and continuously enhanced at Park Dental since 1987. The Company believes that Comdent's scheduling, electronic data interchange and data management features are superior to others that are commercially available. In addition, Comdent is scalable and capable of accommodating large multi-site dental group practices. The Company intends, when appropriate, to convert its affiliated dental group practices to the Comdent practice management software system. The Company is also developing a data warehouse and decision support system to analyze information across its entire network.

AFFILIATION STRUCTURE

 Service Agreement

  The Company has entered into a service agreement with each of its affiliated PCs pursuant to which the Company performs all administrative, non-clinical aspects of such PC's dental practice. The Company expects that each new affiliated PC will enter into a similar service agreement or become a party to an existing service agreement at the time of its affiliation. The Company is dependent on its service agreements for all of its operating revenue. The termination of one or more of these service agreements could have a material adverse effect on the Company. See "Risk Factors--Dependence Upon Service Agreements."

  The Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. These services include assisting its affiliates with information systems, budgeting and financial reporting, facilities management, third-party contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  The PC is responsible for recruiting and hiring all of the dentists necessary to provide dental care. The Company does not assume any authority, responsibility, supervision or control over the provision of dental care to patients. The service agreement requires the PC to enter into employment or independent contractor agreements with each dentist retained by the PC. The service agreement also requires the PC to implement and maintain quality assurance and peer review programs, maintain professional and comprehensive general liability insurance covering the PC and each of its dentists and abide by non-competition and confidentiality provisions.

  The Company and each PC establish a joint policy board which is responsible for developing and implementing management and administrative policies for the dental operation. The policy board consists of an equal number of representatives designated by the Company and the PC. The policy board members designated by the PC must be licensed dentists employed by the PC. The policy board's responsibilities include the review and approval of all renovation and expansion plans and capital equipment expenditures with respect to the dental facilities affiliated with the PC, all annual capital and operating budgets, all advertising and marketing services, the long-term strategic and short-term operational goals, objectives, and plans for the dental facilities and staffing plans regarding provider and support personnel for the dental facilities. The policy board also reviews and monitors the financial performance of the PC with respect to the attainment of the PC's budgeted goals. The policy board also has the authority to approve or disapprove any merger or combination with, or acquisition of, any dental practice by the PC. Finally, the policy board reviews and makes recommendations with respect to contractual relationships between the PC and third-party payors. However, the PCs have final approval over matters relating to dental care including all third-party payor contracts and fee practices and schedules.

  The PC reimburses the Company for expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to the Company for management services. A portion of these fees typically includes a fixed monthly amount. The Company typically receives an additional fee if certain operating objectives are achieved. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits, and certain other expenses of the dentist. The fees payable to the Company are determined prior to each affiliation and annually thereafter based on a formal budgeting process.

  Each of the Company's current service agreements is for an initial term of 40 years and automatically renews for successive five-year terms, unless terminated by notice given at least 120 days prior to the end of the initial term or any renewal term. In addition, the service agreement may be terminated earlier by either party upon the occurrence of certain events involving the other party, such as its dissolution, bankruptcy, liquidation, or its failure to perform its material duties and obligations under the service agreement.

 Employment Agreements with Dentists

  All dentists practicing at the dental facilities have entered into employment agreements or independent contractor agreements with their respective PCs. Such agreements typically contain a non-competition agreement within a specified geographic area, usually a specified number of miles from the relevant dental facility, following termination. The non-competition restrictions are generally for one to two years following termination.

COMPETITION

  The dental practice management industry, currently in its formative stage, is highly competitive and is expected to become more competitive. The Company competes with other dental practice management companies which seek to affiliate with existing dental practices. The Company believes that the principal factors of competition between dental practice management companies are their affiliation methods and models, the reputation of their existing affiliates, the scope of their dental care networks, their management expertise and experience, the sophistication of their management information, accounting, finance and other systems and their operating methods. The Company believes that it competes effectively with other dental practice management companies with respect to these factors. See "Risk Factors--Competition."

GOVERNMENT REGULATION

 General

  The practice of dentistry is highly regulated, and the operations of the Company and its affiliated dental practices are subject to numerous state and federal laws and regulations. Furthermore, the Company may become subject to additional laws and regulations as it expands into new markets. There can be no assurance that the regulatory environment in which the Company and its affiliated dental group practices operate will not change significantly in the future. The ability of the Company to operate profitably will depend, in part, upon the Company and its affiliated dental group practices obtaining and maintaining all necessary licenses, certifications and other approvals and operating in compliance with applicable laws. See "Risk Factors--Government Regulation."

 State Regulation

  Every state imposes licensing and other requirements on individual dentists and dental facilities and services. Except for Wisconsin, the laws of the states in which the Company currently operates prohibit, either by specific statutes, case law or as a matter of general public policy, entities not wholly owned or controlled by dentists, such as the Company, from practicing dentistry, from employing dentists and, in certain circumstances, dental assistants and dental hygienists, or from exercising control over the provision of dental services. Many states prohibit or restrict the ability of a person other than a licensed dentist to own, manage or control the assets, equipment or offices used in a dental practice. The laws of some states prohibit the advertising of dental services under a trade or corporate name and require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. These laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion.

  There are certain regulatory issues associated with the Company's role in negotiating and administering managed care contracts. To the extent that the Company or any affiliated dental group practice contracts with third party payors, including self-insured plans, under a capitated or other arrangement which causes the Company or such affiliated dental group practice to assume a portion of the financial risk of providing dental care, the Company or such affiliated dental group practice may become subject to state insurance laws. If the Company or any affiliated dental group practice is determined to be engaged in the business of insurance, the Company may be required to change the method of payment from third party payors or to seek appropriate licensure. Any regulation of the Company or its affiliated dental group practices under insurance laws could have a material adverse effect on the Company's business, financial condition and results of operations.

  Many states have fraud and abuse laws, including anti-kickback laws, which are similar to the federal laws, discussed below, and in many cases these laws apply to all referrals for items or services reimbursable by any payor. A number of states also impose significant criminal and civil penalties for false claims, false or improper billings, or inappropriate coding for dental services. Many states either prohibit or require disclosure of self-referral arrangements and impose criminal and civil penalties for violations of these laws.

  Many states also prohibit a dentist from paying a portion of fees received for dental services to another person or entity. In some states, this "fee-splitting" prohibition applies only to payments in exchange for referrals. Other states flatly prohibit any rebates or split fees regardless of whether referrals are involved. There can be no assurance that management fees paid to the Company, to the extent based on a percentage of dental service revenues or profits, will not be deemed to violate such laws.

  Many states have antitrust laws which prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Dental practices are also subject to compliance with state and local regulatory standards in the areas of safety and health.

 Federal Regulation

  The dental industry is also regulated at the federal level to the extent that dental services are reimbursed under federal programs. Participation by the affiliated dental group practices and their dentists in such programs subject them, and potentially the Company, to significant regulation regarding the provision of services to beneficiaries, submission of claims and related matters, including the types of regulations discussed below. Violation of these laws or regulations can result in civil and criminal penalties, including possible exclusion of individuals and entities from participation in federal payment programs.

  The federal anti-kickback statutes prohibit, in part, and subject to certain safe harbors, the payment or receipt of remuneration in return for, or in order to induce, referrals, or arranging for referrals, for items or services which are reimbursable under federal payment programs. Other federal laws impose significant penalties for false or improper billings or inappropriate coding for dental services regardless of the payor source. The federal self-referral law, or "Stark law," prohibits dentists from making referrals for certain designated health services reimbursable under federal payment programs to entities with which they have financial relationships unless a specific exception applies. The Stark law also prohibits the entity receiving such referrals from submitting a claim for services provided pursuant to such referral. The Company may be subject to federal payor rules prohibiting the assignment of the right to receive payment for services rendered unless certain conditions are met. These rules prohibit a billing agent from receiving a fee based on a percentage of collections and may require payments for the services of the dentists to be made directly to the dentist providing the services or to a lock-box account held in the name of the dentist or his or her dental group. In addition, these rules provide that accounts receivables from federal payors are not saleable or assignable.

  Federal antitrust laws prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Finally, dental practices are also subject to compliance with federal regulatory standards in the areas of safety and health.

INSURANCE

  The Company maintains property-casualty insurance covering its corporate offices and dental facilities on a replacement cost basis. Each affiliated PC maintains, or causes to be maintained, professional liability insurance covering itself and its employees and contractors, including the dentists, hygienists and dental assistants employed by, or contracted by such affiliated PC in the amount of $1 million per occurrence and $3 million annual aggregate. The Company generally is a named insured under such policies. The Company also maintains umbrella liability coverage for its property-casualty policies in the amount of $10 million. Certain types of risks and liabilities may not be covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to the Company or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the dentists, the PCs or the Company may have a material adverse effect on the Company's business, financial condition and operating results. While the Company believes its insurance policies are adequate in amount and coverage for its current operations, there can be no assurance that the coverage maintained by the Company will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

LEGAL PROCEEDINGS

  From time to time, the Company may be subject to litigation incidental to its business. The Company is not presently a party to any material litigation. The dentists employed by, or independent contractors of, the Company's affiliated PCs are from time to time subject to malpractice claims. Such claims, if successful, could result in damage awards exceeding applicable insurance coverage.

FACILITIES AND EMPLOYEES

  The Company's corporate office is located at 301 Edgewater Place, Suite 320, Wakefield, Massachusetts, in approximately 5,300 square feet occupied under a lease which expires in June 1999. The Company leases most of its dental facilities. Typically, each acquired dental facility is located at the site used by the dental group practice prior to affiliating with the Company.

  As of December 31, 1997, the Company had approximately 818 employees, including 426 hygienists and dental assistants and 376 administrative and management employees located at the Company's 77 dental facilities and local management offices. In addition, the Company was affiliated with 165 dentists, as well as six hygienists and ten dental assistants located in states which prohibit the Company's employment of hygienists and dental assistants, all of whom were employees or independent contractors of their respective affiliated PCs. The Company considers its relations with its employees to be good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning each of the directors and executive officers of the Company:

           NAME           AGE POSITION
           ----           --- --------
 Gregory A. Serrao.......  34 Chairman, President and Chief Executive Officer
 Ronald M. Levenson......  41 Senior Vice President, Chief Financial Officer
                               and Treasurer
 George W. Robinson......  60 Senior Vice President--Operations
 William H. Bottlinger...  53 Vice President--Regional Operations and Chief
                               Information Officer
 Forrest M. Flint........  45 Vice President--Business Development
 Michael F. Frisch.......  39 Vice President--Regional Operations
 Kathryn A. Russell......  45 Vice President--Finance
 Dr. Gregory T. Swenson..  63 President of PDHC, Ltd. and Director
 James T. Kelly (1)......  50 Director
 Martin J. Mannion
  (1)(2).................  38 Director
 Derril W. Reeves
  (1)(2).................  54 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Mr. Serrao, the founder of the Company, has served as President, Chief Executive Officer and a Director of the Company since December 1995 and as Chairman since October 1997. From 1992 through December 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. ("Cardinal Health"). From 1991 to 1992, Mr. Serrao served as Vice President--Corporate Development of Cardinal Health. Before joining Cardinal Health, Mr. Serrao was an investment banker at Dean Witter Reynolds Inc. where he co-founded its health care investment banking group and specialized in mergers, acquisitions and public equity offerings.

  Mr. Levenson has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since April 1996. Prior to joining the Company, Mr. Levenson was employed by American Medical Response, Inc. ("AMR"), a national provider of ambulance services, where he served as Senior Vice President and Chief Accounting Officer from October 1992 through April 1996 and also served as Treasurer from August 1995 through April 1996. Prior to joining AMR, Mr. Levenson was a Senior Manager at KPMG Peat Marwick LLP, a public accounting firm, where he was employed from 1979 through 1992.

  Mr. Robinson has served as Senior Vice President--Operations of the Company since May 1996. From 1994 through May 1996, Mr. Robinson served as the President of Nanston Dental Group, a dental provider network located in Georgia and North Carolina. From 1979 to 1994, Mr. Robinson served as an Administrator of Kaiser Permanente's Dental Division, which was affiliated with over 200 providers in two states and provided dental care to over 140,000 members.

  Mr. Bottlinger has served as Vice President and Chief Information Officer of the Company since January 1997 and as Vice President--Regional Operations since November 1997. From 1985 through 1996, Mr. Bottlinger served as Senior Vice President and Chief Information Officer for Cardinal Health and Senior Vice President and General Manager of CORD Logistics, Inc., a Cardinal Health subsidiary which provided pharmaceutical distribution and information technology services for emerging biotechnical manufacturing companies. During his career, Mr. Bottlinger has initiated the use of state of the art information system technology in a variety of businesses engaged in retailing, food wholesaling, pharmaceutical manufacturing and distribution, pharmacy operations and financial services.

  Mr. Flint has served as Vice President--Business Development of the Company since November 1996. From 1985 through November 1996, Mr. Flint served as the Executive Director of PDHC, Ltd ("Park"), prior to its affiliation with the Company. At Park, Mr. Flint was responsible for managing all external relationships and contracting with third party payors. From 1984 to 1985, Mr. Flint was an investment banker in the health care finance group of Dain Bosworth, Inc. From 1977 to 1984, Mr. Flint was the Director of the South Dakota Division of Health Services. Mr. Flint is a past Board Member of the Accreditation Association for Ambulatory Health Care, Inc.

  Mr. Frisch has served as Vice President--Regional Operations of the Company since June 1997. From January 1997 to June 1997, Mr. Frisch served as the Company's Director-National Support Initiatives. From July 1996 to January 1997, Mr. Frisch was an independent consultant to the Company. From June 1993 to July 1996, Mr. Frisch served as Vice President and General Manager of National Specialty Services, Inc., a subsidiary of Cardinal Health. From July 1986 to June 1993, Mr. Frisch was employed by VHA, Inc., a national health care alliance, in a variety of marketing, business development and management positions.

  Ms. Russell has served as Vice President--Finance of the Company since December 1996. Prior to joining the Company, Ms. Russell was employed by Heartland Foods Systems, Inc., a multi-concept food retailer with 230 locations, where she served as Vice President and Assistant Secretary from 1993 through 1995. From 1991 to 1992, Ms. Russell was Manager of Sales Audit for The Limited, Inc., a publicly-held retailer. From 1983 to 1991, Ms. Russell held management positions with publicly held financial services companies. Prior to 1983, Ms. Russell was a Senior Manager at Deloitte & Touche, a public accounting firm, where she was employed from 1974 through 1983.

  Dr. Swenson has served as President of PDHC, Ltd., President of Park Dental and a Director of the Company since November 1996. From 1983, when he co-founded Park, to November 1996, Dr. Swenson served as Chairman and Chief Executive Officer of Park. Dr. Swenson was a member of the American Academy of Dental Group Practices ("AADGP") from 1980 until 1995, serving on many occasions as a practice auditor in the AADGP's accreditation program. In 1978, Park's predecessor was the second group practice to receive AADGP's accreditation certificate. In 1973, a national referee committee selected Dr. Swenson to the American Association of Endodontics, a society with which he maintained a membership until 1989. In 1972, after practicing solo dentistry for ten years, he formed a partnership with colleagues and helped build Park's predecessor group practice. Dr. Swenson is a member of the Minnesota State Dental Association, the American Dental Association, and Federation Dentaire Internationale. From 1980 to 1996, Dr. Swenson served on the Board of Directors of Marquette Bank Brookdale.

  Mr. Kelly has served as a Director of the Company since February 1997. Mr. Kelly has served as Chairman of the Board of Lincare Holdings Inc., a provider of home respiratory therapy services, since April 1994. Mr. Kelly served as the Chief Executive Officer of Lincare from June 1986 through December 1996. Prior to 1986, Mr. Kelly served in a number of capacities within the Mining and Metals Division of Union Carbide Corporation over a 19-year period.

  Mr. Mannion has served as a Director of the Company since January 1996 and served as Chairman from January 1996 to October 1997. Mr. Mannion is a general partner with Summit Partners, a private equity capital firm, where he has been employed since 1985. Through his work with Summit Partners, Mr. Mannion currently serves as a director of Suburban Ostomy Supply Company and numerous private companies.

  Mr. Reeves has served as a Director of the Company since February 1997. Mr. Reeves is a founder, Executive Vice President for Development and Director of PhyCor, Inc. and has served in various positions with PhyCor since 1987. From 1974 to 1976, Mr. Reeves was with Hospital Affiliates International ("HAI") where he served as Vice President of Hospital Management Corporation, the hospital management subsidiary of HAI. In 1977, he joined Hospital Corporation of America ("HCA") to head the growth function for HCA's management company. Mr. Reeves was a Vice President of HCA and also Vice President of Development for HCA Management Company until 1985. In 1985, he moved to HCA Health Plans as Vice President of Sales and Marketing and was instrumental in the creation of Equicor where was Senior Vice President, National Sales.

BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes, with each class elected to serve a staggered three-year term. The Class I director, whose term will expire at the 1998 annual meeting of stockholders, is Dr. Swenson. The Class II directors, whose terms will expire at the 1999 annual meeting of stockholders, are Messrs. Mannion and Kelly. The Class III directors, whose terms will expire at the 2000 annual meeting of stockholders, are Messrs. Serrao and Reeves. The classified Board of Directors may increase the difficulty of consummating or discourage a business combination or an attempt to gain control of the Company that is not approved by the Board of Directors. The Company's executive officers are elected annually by and serve at the discretion of the Board of Directors. See "--Employment Agreements."

COMPENSATION OF DIRECTORS

  Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $1,000 for attending each Board of Directors' meeting and $500 for attending each committee meeting. In addition, each non-employee director who is not an officer of the Company is eligible to receive options under the Company's 1996 Amended and Restated Directors Stock Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee, at their discretion. See "Stock Plans--1996 Directors Stock Option Plan." Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information with respect to compensation paid to or accrued on behalf of (i) the Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company whose aggregate base salary and bonus exceeded $100,000 (the "Named Executive Officers") in 1996.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                LONG-TERM AWARDS
                          -----------------------------------------  ------------------------
                                                          OTHER                   SECURITIES
                                                          ANNUAL     RESTRICTED   UNDERLYING     ALL OTHER
                          YEAR SALARY ($)(1) BONUS ($) COMPENSATION    STOCK      OPTIONS (#) COMPENSATION(5)
                          ---- ------------- --------- ------------  ----------   ----------- ---------------
Gregory A. Serrao.......  1996   $144,000     $90,000    $136,461(2)  $99,500(4)    270,270        $519
 Chairman, President and
 Chief Executive Officer
Ronald M. Levenson......  1996   $103,000     $41,600    $ 23,000(3)      --         81,000         --
 Senior Vice President,
 Chief Financial Officer
 and Treasurer
George W. Robinson......  1996   $ 72,000     $43,750    $ 41,000(3)      --         60,000        $433
 Senior Vice President--
 Operations

--------
(1) Represents less than one full year's compensation.
(2) Consists of a tax offset bonus in the amount of $84,461 paid with respect to the restricted Common Stock issued to Mr. Serrao in January 1996, and moving and relocation expenses in the amount of $52,000.
(3) Consists of moving and relocation expenses.
(4) Represents the dollar value (net of consideration paid) of 300,000 shares of restricted Common Stock issued to Mr. Serrao in January 1996, based upon the fair market value of such shares on the date of issuance. Such shares are subject to repurchase rights in favor of the Company upon the occurrence of certain events, including the termination of Mr. Serrao's employment. Such repurchase rights lapse ratably during the first four years of Mr. Serrao's employment and upon the occurrence of certain other events. As of December 31, 1996, 231,228 shares of restricted Common Stock with a fair market value on such date of $2,890,350 were held by Mr. Serrao. Dividends, if declared and paid upon the Common Stock, will be paid on such restricted stock.
(5) Represents matching contributions under the Company's 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information about options to purchase Common Stock which were granted during the year ended December 31, 1996.

                                                                              POTENTIAL REALIZEABLE
                                                                                VALUE AT ASSUMED
                                                                              ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                      FOR OPTION TERM
                         ---------------------------------------------------- ----------------------
                         NUMBER OF SECURITIES            EXERCISE
                          UNDERLYING OPTIONS  % OF TOTAL   PRICE   EXPIRATION
                             GRANTED (#)       OPTIONS   ($/SHARE)    DATE      5% ($)    10% ($)
                         -------------------- ---------- --------- ---------- ---------- -----------
Gregory A. Serrao.......       270,270(1)         47%      $0.33    07/08/05  $   52,632 $  131,629
Ronald M. Levenson......        60,000(2)         11%      $0.33    04/22/06  $   12,452 $   31,556
                                21,000(1)          4%      $0.33    10/22/05  $    4,089 $   10,228
George W. Robinson......        43,800(2)          8%      $8.33    06/03/06  $  229,455 $  581,483
                                16,200(1)          3%      $8.33    12/03/05  $   79,633   $199,159

--------
(1) Options issued under the 1996 Time Accelerated Restricted Stock Option Plan. The exercise price of the options is equal to the fair market value of the Company's Common Stock on the date of grant. These options will become exercisable upon completion of this offering.
(2) Options issued under the 1996 Stock Option Plan. The exercise price of the options is equal to the fair market value of the Company's Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table presents information about the value of options outstanding for each of the Named Executive Officers as of December 31, 1996. No options were exercised during the year.

                         NUMBER OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT                  IN-THE-MONEY OPTIONS
                              DECEMBER 31, 1996 (#)                 AT DECEMBER 31, 1996 ($)
                         ------------------------------------     ----------------------------
                          EXERCISABLE(1)       UNEXERCISABLE      EXERCISABLE(1) UNEXERCISABLE
                         ----------------     ---------------     -------------- -------------
Gregory A. Serrao.......          270,270                 --          $3,289,186            --
Ronald M. Levenson......           21,000              60,000         $  255,575       $730,200
George W. Robinson......           16,200              43,800         $   67,540       $182,646

--------
(1) Although not exercisable at December 31, 1996, these options will become exercisable upon the completion of this offering.

EMPLOYMENT AGREEMENTS

  The Company has a five-year employment agreement with Mr. Serrao which terminates in January 2001. Under his employment agreement, Mr. Serrao receives an annual base salary of $150,000 (subject to potential annual salary increases) and a bonus in an amount up to 60% of his then current base salary. Mr. Serrao is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Serrao's employment is terminated prior to the end of the five-year term by the Company without cause or by Mr. Serrao for "good reason" (as defined in the employment agreement) he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination.

  The Company has a three-year employment agreement with Mr. Levenson which terminates in April 1999. Under his employment agreement, Mr. Levenson receives an annual base salary of $150,000 (subject to potential annual salary increases) and a bonus in an amount up to 40% of his then current base salary. Mr. Levenson is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Levenson's employment is terminated prior to the end of the three-year term by the Company without cause or by Mr. Levenson for "good reason" (as defined in the employment agreement) he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination.

  The Company has a three-year employment agreement with Mr. Robinson which terminates in May 1999. Under his employment agreement, Mr. Robinson receives an annual base salary of $125,000 and a bonus in an amount up to $75,000. Mr. Robinson is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Robinson's employment is terminated prior to the end of the three-year term by the Company without cause, he is entitled to receive severance benefits which include severance payments in an amount equal to his base salary for the shorter of one year or the remainder of the term of the agreement.

STOCK PLANS

 1996 Stock Option Plan

  The 1996 Stock Option Plan, as amended (the "1996 Plan"), was originally adopted in January 1996. The purpose of the 1996 Plan is to provide options to officers and key employees of the Company and its subsidiaries. Options are granted at a price per share which is equal to the fair market value of the Common Stock at the time of the grant. Options granted pursuant to the 1996 Plan expire ten years from the date of grant, or may expire earlier upon termination of the grantee's employment with the Company. The total number of shares of Common Stock subject to the 1996 Plan is 873,246, of which options for 648,420 shares were outstanding at October 31, 1997.

 1996 Time Accelerated Restricted Stock Option Plan

  The 1996 Time Accelerated Restricted Stock Option Plan, as amended (the "TARSOP"), was originally adopted in January 1996. The total number of shares subject to the TARSOP is 360,360. Options to purchase all such shares have been granted and will become exercisable upon completion of this offering.

 1996 Affiliate Stock Option Plan

  The Amended and Restated 1996 Affiliate Stock Option Plan (the "Affiliate Plan") was originally adopted in September 1996. The purpose of the Affiliate Plan is to provide options to certain persons associated with the affiliated dental practices. Options are granted at a price per share which is equal to the fair market value of Common Stock at the time of grant. The total number of shares of Common Stock subject to the Affiliate Plan is 210,000, of which options for 89,586 shares were outstanding at October 31, 1997.

 1996 Directors Stock Option Plan

  The 1996 Amended and Restated Directors Stock Option Plan, as amended (the "Directors Plan"), was originally adopted in September 1996. The purpose of the Directors Plan is to grant options to those directors of the Company who are not employees or officers of the Company or any subsidiary of the Company. Options are granted at a price per share which is equal to the fair market value of Common Stock at the date of the time of grant. The total number of shares of Common Stock subject to the Directors Plan is 60,000, of which options for 19,800 shares were outstanding at October 31, 1997.

 1997 Employee Stock Purchase Plan

  On October 27, 1997, the Company approved the 1997 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), effective December 1, 1997. The Employee Stock Purchase Plan is designed to enable eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions and is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases will occur at the end of option periods, each of six months' duration, except that the first such option period will begin concurrent with the commencement of this offering and end on June 30, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan will be 85% of the lesser of the value of the Common Stock at the beginning of an option period and the value of the Common Stock at the end of the option period. Participants may elect under the Employee Stock Purchase Plan, prior to each option period, to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. However, the Employee Stock Purchase Plan imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period. A total of 200,000 shares of Common Stock has been reserved for issuance under the Employee Stock Purchase Plan.

                             CERTAIN TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to October 27, 1997, the Company did not have a separate Compensation Committee or other committee performing equivalent functions. As a result, compensation decisions prior to that time were made by the Company's Board of Directors consisting of Messrs. Serrao, Kelly, Mannion, Reeves and Dr. Swenson. Messrs. Mannion and Reeves serve as the current members of the Company's Compensation Committee. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors or Compensation Committee.

  The Company and a group of investors (collectively, the "Purchasers") are parties to various agreements and transactions which were entered into in connection with the initial capitalization of the Company. The Purchasers include, among others, Mr. Serrao and certain limited partnerships which are affiliated with Summit Partners. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. Summit Partners and its affiliated limited partnerships are hereinafter collectively referred to as "Summit Partners."

  The Company and the Purchasers are parties to a Series A and Series B Preferred Stock Purchase Agreement dated January 8, 1996, as amended (the "Preferred Stock Purchase Agreement"), pursuant to which the Purchasers purchased, in the aggregate, 400,000 shares of Series A Convertible Preferred Stock at a price of $19.75 per share and 70,000 shares of Series B Redeemable Preferred Stock at a price of $100 per share. In addition, in connection with entering into the Preferred Stock Purchase Agreement, the Purchasers purchased an aggregate of 300,000 shares of Common Stock at $0.33 per share. The aggregate purchase price for all Preferred and Common Stock purchased by the Purchasers was $15,000,000. The proceeds from the sale of such shares were used by the Company for the acquisition of dental practices and for general working capital purposes. The following table describes the number of shares of Series A and Series B Preferred Stock and Common Stock purchased by Mr. Serrao and Summit Partners:

                                                NUMBER OF SHARES
                                ------------------------------------------------
                                SERIES A CONVERTIBLE SERIES B REDEEMABLE COMMON
                                  PREFERRED STOCK      PREFERRED STOCK    STOCK
                                -------------------- ------------------- -------
   Gregory A. Serrao...........         2,933                 513          2,200
   Summit Partners.............       349,600              61,180        278,564

  The Series A Convertible Stock will convert into 17,600 and 2,097,600 shares of Common Stock for Mr. Serrao and Summit Partners, respectively, upon completion of this offering. Approximately $7.7 million of the proceeds of this offering will be used to redeem all of the Series B Preferred Stock, including unpaid dividends. See "Use of Proceeds." In connection with such redemption, Mr. Serrao and Summit Partners will receive $56,496 and $6,733,704, respectively. The Preferred Stock Purchase Agreement also grants to the Purchasers preemptive rights with respect to the Company's issuance of certain securities, which rights will expire immediately prior to, and will not apply in connection with, this offering.

  The Company and Summit Partners are parties to a Subordinated Debenture Purchase Agreement dated January 8, 1996, as amended, pursuant to which Summit Partners has committed to purchase up to $15,000,000 of 12% subordinated debentures of the Company (the "Debentures") upon the Company's request. To date, the Company has not requested that Summit Partners purchase any of the Debentures, and the Company does not anticipate that any such request will be made. Furthermore, the obligations of Summit Partners to purchase the Debentures will automatically terminate upon the completion of this offering.

  The Company and the Purchasers are parties to a Registration Rights Agreement dated January 8, 1996, as amended (the "Purchasers Registration Rights Agreement"), pursuant to which the Purchasers have the right, subject to certain restrictions, to cause the Company to effect a registration of their shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). The Purchasers also have certain "piggy back" registration rights in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights. The Purchasers have waived their piggy back registration rights in connection with this offering.

  The Company and the Purchasers are parties to a Shareholders' Agreement dated January 8, 1996, as amended (the "Shareholders' Agreement"). The Shareholders' Agreement contains provisions granting the non-management Purchasers (the "Investors") a right of first refusal with respect to stock sales by management Purchasers, including Messrs. Serrao and Levenson, as well as granting the Purchasers "drag-along" and "tag-along" rights under certain circumstances with respect to stock sales to third parties by other Purchasers. Finally, the Shareholders' Agreement contains provisions regarding the composition of the Company's Board of Directors and the rights of Mr. Serrao and Summit Partners to designate certain members to the Board of Directors. The Shareholders' Agreement will terminate immediately prior to the completion of this offering.

  The Company acquired Park pursuant to the terms of an Acquisition and Exchange Agreement effective November 12, 1996 (the "Acquisition Agreement"), among the Company, Park, and all of the shareholders of Park, including Dr. Swenson. Under the Acquisition Agreement, the shareholders of Park received an aggregate of $3.3 million in cash, $1.5 million principal amount of subordinated promissory notes of the Company and 1,260,000 shares of Common Stock in consideration for the exchange of all of their Park shares. The consideration received by Dr. Swenson for the exchange of his Park shares was on a pro rata basis with all other shareholders of Park. The terms and conditions of the acquisition of Park, including the consideration received for the exchange of the Park shares, were based upon arms-length negotiations between representatives of the Company and representatives of Park, including Dr. Swenson. Dr. Swenson was elected as a member of the Company's Board of Directors pursuant to the terms of the Acquisition Agreement.

  The Company entered into a registration rights agreement with the former shareholders of Park. This registration rights agreement contains provisions which grant the former shareholders of Park piggy back registration rights, exercisable only after an initial public offering by the Company, in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights. In addition, this registration rights agreement contains a provision under which the former Park shareholders may require registration of their shares of Common Stock (subject to the other general applicable limitations on the Company's registration obligations) on one occasion if and to the extent that they have not otherwise had the opportunity to register their shares during the three-year period following the completion of an initial public offering by the Company.

  The Company entered into a shareholders' agreement with the former shareholders of Park. This agreement provides a right of first refusal in favor of the Company or its assignee with respect to stock sales by such shareholders. This agreement also contains drag-along rights in favor of the Investors with respect to any stock sales by such shareholders to third parties. Finally, so long as the Investors own a majority of the shares of voting stock of the Company or have the right to control the vote of a majority of the shares of such voting stock with respect to the election of the directors of the Company, the former Park shareholders are required to vote all of their Common Stock for the election of the directors of the Company in such manner as may be designated by Investors holding not less than a majority of the shares of such voting stock then owned by all Investors. This shareholders' agreement will terminate immediately prior to the completion of this offering.

  The Company entered into a service agreement with the professional corporation formed by the former dentist shareholders of Park, including Dr. Swenson. This service agreement is on substantially the same terms and conditions as all of the Company's other service agreements. See "Business-- Affiliation Structure--Service Agreement."

INITIAL CAPITALIZATION ARRANGEMENTS

  Mr. Serrao and Summit Partners, of which Mr. Mannion is a general partner, were parties to various agreements and transactions which were entered into in connection with the initial capitalization of the Company. In addition, Mr. Levenson, the Company's Senior Vice President and Chief Financial Officer, was a party to such agreements and transactions. Pursuant to the Preferred Stock Purchase Agreement, Mr. Levenson purchased 5,600 shares of Series A Convertible Preferred Stock at a price of $19.75 per share and 980 shares of Series B Redeemable Preferred Stock at a price of $100 per share. In addition, in connection with entering into the

Preferred Stock Purchase Agreement, Mr. Levenson purchased 4,199 shares of Common Stock at $0.33 per share. The Series A Convertible Stock will convert into 33,600 shares of Common Stock upon completion of this offering. As part of the redemption of the Series B Redeemable Preferred Stock with a portion of the proceeds of this offering, Mr. Levenson will receive $107,611. See "Use of Proceeds." Mr. Levenson is also a party to the Purchasers Registration Rights Agreement and the Shareholders' Agreement, and he is a management Purchaser under the Shareholders' Agreement. Mr. Levenson has waived his piggy back registration rights in connection with this offering. See "--Compensation Committee Interlocks and Insider Participation."

AFFILIATION WITH PARK DENTAL

  Dr. Swenson was a party to various agreements and transactions which were entered into in connection with the Company's affiliation with Park. In addition to Dr. Swenson, Delta Associates, Ltd. ("DAL"), a greater than 5% stockholder of the Company, was a stockholder of Park and received its pro rata share of the consideration paid by the Company for the exchange of its Park stock. DAL is also a party to the registration rights agreement and the shareholders' agreement with the former shareholders of Park. See "-- Compensation Committee Interlocks and Insider Participation."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Common Stock as of December 31, 1997, and as adjusted to reflect the sale of Common Stock offered hereby, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security, has or shares the power to dispose of or direct the disposition of such security, or has the right to acquire the security within 60 days. Accordingly, more than one person may be deemed to be the beneficial owner of the same security. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                              SHARES BENEFICIALLY OWNED(1)
                                             ----------------------------------
                                                           PERCENTAGE OWNED
                                                          ---------------------
                                                           BEFORE      AFTER
                                               NUMBER     OFFERING   OFFERING
                                             ------------ ---------- ----------
Summit Ventures(2)..........................    2,376,163      49.6%      35.0%
Martin J. Mannion(2)........................    2,376,163      49.6%      35.0%
Gregory A. Serrao(3)(6).....................      602,880      12.6%       8.9%
Delta Associates, Ltd.(4)...................      378,001       7.9%       5.6%
Dr. Gregory T. Swenson(5)(6)................      333,885       7.0%       4.9%
Ronald M. Levenson(6).......................       85,709       1.8%       1.3%
George W. Robinson(6).......................       28,020         *          *
James T. Kelly..............................        1,725         *          *
Derril W. Reeves............................        1,725         *          *
All executive officers and directors as a
 group (11 persons)(7)....... ..............    3,436,047      71.7%      50.6%

--------
* less than 1%

(1) This table includes for each person or group of persons shares of Common Stock that may be purchased by such person or group pursuant to options which will become exercisable upon the completion of this offering or within 60 days of the estimated effective date of this offering. As of December 31, 1997, a total of 4,794,217 shares of Common Stock were issued and outstanding and options for 404,256 shares were exercisable.
(2) Represents 2,285,869 and 90,294 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors II, L.P., respectively. Summit Partners is affiliated with both limited partnerships. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. The address of Summit Partners is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02110.
(3) The address for Mr. Serrao is American Dental Partners, Inc. 301 Edgewater Place, Suite 320, Wakefield, Massachusetts 01880.
(4) Represents shares received by Delta Associates, Ltd. in connection with the Company's affiliation with PDHC, Ltd. The address of Delta Associates, Ltd. is 7807 Creekridge Circle, Minneapolis, Minnesota 55439.

(5) Includes 96,000 shares owned by a family trust. The address for Dr. Swenson is PDHC, Ltd., 6415 Brooklyn Blvd., Minneapolis, Minnesota 55429.

(6) Includes options for 283,808 shares for Mr. Serrao, 4,050 shares for Dr. Swenson, 47,910 shares for Mr. Levenson and 28,020 shares for Mr. Robinson, respectively, which will become exerciseable upon the completion of this offering or within 60 days of the estimated effective date of this offering.
(7) Includes options for 372,450 shares for all executive officers and directors as a group which will become exerciseable upon the completion of this offering or within 60 days of the estimated effective date of this offering.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 26,000,000 shares of capital stock, consisting of 25,000,000 shares of Common Stock, $0.01 par value (the "Common Stock"), and 1,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). Of the Preferred Stock, 400,000 shares have been designated Series A Convertible Preferred Stock, all of which are currently outstanding and will be converted into an aggregate of 2,400,000 shares of Common Stock upon completion of this offering, and 70,000 shares have been designated Series B Redeemable Preferred Stock, all of which are currently outstanding and will be redeemed upon completion of this offering. Upon the closing of this offering, the Series A Convertible Preferred Stock and the Series B Redeemable Preferred Stock will be restored to the status of undesignated preferred stock available for issuance. As of the date hereof, there were 4,794,217 shares of Common Stock outstanding, which assumes conversion of the Series A Convertible Preferred Stock, and as of the completion of this offering there will be 6,794,217 shares of Common Stock outstanding.

 Common Stock

  The holders of shares of Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of shares of Common Stock are not entitled to preemptive rights or to cumulative voting for the election of directors. Subject to any senior rights of the Preferred Stock which may from time to time be outstanding, holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon dissolution and liquidation of the Company, holders of the Common Stock are entitled to a ratable share of the net assets of the Company remaining after payments to creditors of the Company and to the holders of the Preferred Stock of the full preferential amounts to which they may be entitled. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

 Preferred Stock

  The Preferred Stock may be issued in one or more series as determined by the Board of Directors without further stockholder approval, and the Board of Directors is authorized to fix and determine the terms, limitations, and relative rights and preferences of the Preferred Stock, and to fix and determine the variations among series of the Preferred Stock. If any Preferred Stock is issued following this offering, such Preferred Stock would have priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation and dissolution. The Preferred Stock may be subject to repurchase or redemption by the Company. The Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of which could be used by the Board of Directors in defense of a hostile takeover of the Company.

 Certain Provisions of Certificate of Incorporation and By-laws

  The Certificate of Incorporation and By-laws provide that directors may not be removed from office by the stockholders except by the affirmative vote of stockholders exercising at least two-thirds of the voting power in the election of directors; provided that if two-thirds of the entire Board of Directors recommend to the stockholders that a director be removed, then such director may be removed by the stockholders exercising at least a majority of the voting power in the election of directors. The Certificate of Incorporation requires all actions by stockholders to be taken at annual or special meetings. The By-laws divide the Board of Directors into three classes, each with a term of three years, with the term of one class expiring each year. No provision of the Certificate of Incorporation nor certain provisions of the By-laws, including those relating to indemnification and election and removal of directors, may be altered, amended or repealed nor may any inconsistent provision be adopted except by the affirmative vote of stockholders exercising at least two-thirds of the voting power of the Company; provided that if any such action was previously approved by at least two-thirds of the directors, then such action may be taken by the stockholders exercising a majority of the voting power. The By-laws also provide than any vacancy on the Board of Directors may be filled by a majority of the directors than in office even though less than a quorum exits. The foregoing provisions could have an anti-takeover effect by delaying, averting or preventing a change in control or management of the Company.

 Statutory Business Combination Provision

  The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

 Transfer Agent and Registrar

  The Company has selected BankBoston, N.A. as the transfer agent and registrar for its Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

SALES OF RESTRICTED SHARES

  Upon completion of the offering, the Company will have a total of 6,794,217 shares of Common Stock outstanding. Of these shares, the 2,000,000 shares of Common Stock offered hereby will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell such shares under Rule 144 under the Securities Act. The remaining 4,794,217 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.

  Of the Restricted Shares, 4,621,328 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144 beginning 90 days after the date of this Prospectus. All such shares are subject to the lock-up agreements described below. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 67,942 shares upon completion of the offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at the time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144 (k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

  Upon completion of this offering, the Company will have options for 404,256 shares of Common Stock outstanding and exercisable. Under Rule 701 promulgated under the Securities Act, shares of Common Stock acquired pursuant to the exercise of these options may be resold by persons other than affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period requirements.

LOCK-UP AGREEMENTS

  All of the stockholders of the Company, including the executive officers and directors, who will own in the aggregate 4,794,217 shares of Common Stock after the offering, have agreed that they will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock of any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock beneficially owned by them during the 180-day period following the date of this Prospectus, except for certain permitted transfers or with the prior written consent of BT Alex. Brown Incorporated.

STOCK OPTION AND PURCHASE PLANS

  As of October 31, 1997, 1,503,606 shares of Common Stock were reserved for issuance under the Company's stock plans, of which 1,118,166 shares were issuable upon the exercise of outstanding stock options, and 200,000 shares of Common Stock were reserved for issuance under the Employee Stock Purchase Plan. See "Management--Stock Plans." The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable pursuant to its stock option and stock purchase plans. The Company expects to file these registration statements within approximately 90 days following the date of this Prospectus and such registration statements will become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

REGISTRATION RIGHTS

  The holders of 3,959,987 shares of Common Stock have the right under certain circumstances to require the Company to register their shares under the Securities Act for resale to the public, and holders of approximately 4,794,217 shares have the right to include their shares in a registration statement filed by the Company. See "Certain Transactions."

SHELF REGISTRATION FOR FUTURE AFFILIATIONS

  The Company intends to register 500,000 shares of Common Stock under a shelf registration for use in connection with future affiliations. These shares generally will be eligible for resale in compliance with the volume and manner-of-sale restrictions of Rule 145 after their issuance, unless the Company contractually restricts their sale. The Company anticipates that the agreements entered into in connection with its future acquisitions will contractually restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time. Initially, the Company will issue such shares subject to a lock-up period of up to 180 days following the date of this Prospectus.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their representatives, BT Alex. Brown Incorporated, BancAmerica Robertson Stephens and Piper Jaffray Inc. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                        NUMBER
                                                                       OF SHARES
                                                                       ---------
    BT Alex. Brown Incorporated.......................................
    BancAmerica Robertson Stephens....................................
    Piper Jaffray Inc.................................................
                                                                       ---------
       Total.......................................................... 2,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $    per
share. The Underwriters may allow, and such dealers may re-allow, a concession
not in excess of $    per share to certain other dealers. After commencement
of this offering, the offering price and other selling terms may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 2,000,000, and the Company will be obligated, pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,000,000 shares are being offered.

  The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company regarding certain liabilities, including liabilities under the Securities Act.

  To facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

  The Company has agreed that it will not sell or offer any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except for shares issued: (i) in connection with acquisitions, provided that the recipients agree not to sell or dispose of such shares during the 180-day period;

(ii) pursuant to the exercise of options granted under the Company's stock plans; and (iii) upon conversion of shares of Series A Convertible Preferred Stock. Further, the Company's directors, officers, and all other stockholders, who beneficially own 4,794,217 shares in the aggregate, have agreed not to directly or indirectly sell or offer for sale or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus, except for certain permitted transfers or with the prior written consent of BT Alex. Brown Incorporated.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

PRICE OF THIS OFFERING

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Company and the Representatives.

                           VALIDITY OF COMMON STOCK

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baker & Hostetler LLP, Columbus, Ohio. Certain legal matters related to the offering will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts. Gary A. Wadman, a partner of Baker & Hostetler LLP, is the Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements of American Dental Partners, Inc. as of December 31, 1996 and September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997, and the financial statements of PDHC, Ltd. as of November 12, 1996 and for the period from January 1, 1996 to November 12, 1996 have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of PDHC, Ltd. as of December 31, 1995 and for the years ended December 31, 1994 and 1995 included herein and in the registration statement in reliance upon the report of Stirtz Bernards Boyden Surdel & Larter, P.A., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of the Orthocare Companies as of December 31, 1996 and September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission ("SEC") a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contact, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of the prescribed fees.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AMERICAN DENTAL PARTNERS, INC. AND SUBSIDIARIES--UNAUDITED PRO FORMA
 CONSOLIDATED FINANCIAL INFORMATION
  Introduction to Unaudited Pro Forma Consolidated Financial
   Information...........................................................  F-3
  Unaudited Pro Forma Consolidated Balance Sheet at September 30, 1997...  F-4
  Unaudited Pro Forma Consolidated Statement of Operations for the Year
   Ended December 31, 1996...............................................  F-5
  Unaudited Pro Forma Consolidated Statement of Operations for the Nine
   Months Ended September 30, 1996.......................................  F-6
  Unaudited Pro Forma Consolidated Statement of Operations for the Nine
   Months Ended September 30, 1997.......................................  F-7
  Notes to Unaudited Pro Forma Consolidated Financial Information........  F-8
AMERICAN DENTAL PARTNERS, INC. AND SUBSIDIARIES--CONSOLIDATED FINANCIAL
 STATEMENTS
  Independent Auditors' Report...........................................  F-10
  Consolidated Balance Sheets as of December 31, 1996 and September 30,
   1997..................................................................  F-11
  Consolidated Statements of Operations for the Year Ended December 31,
   1996 and the Nine Months Ended September 30, 1997 and the Nine Months
   Ended September 30, 1996 (unaudited)..................................  F-12
  Consolidated Statements of Stockholders' Equity for the Year Ended
   December 31, 1996 and the Nine Months Ended September 30, 1997........  F-13
  Consolidated Statements of Cash Flows for the Year Ended December 31,
   1996 and the Nine Months Ended September 30, 1997 and the Nine Months
   Ended September 30, 1996 (unaudited)..................................  F-14
  Notes to Consolidated Financial Statements.............................  F-15
AMERICAN DENTAL PARTNERS, INC. AND SUBSIDIARIES--ACQUISITIONS AND
 AFFILIATIONS
PDHC, Ltd. ("Park")
  The combined financial information presented for PDHC, Ltd. presents the financial position and results of operations of the dental group practice prior to its affiliation with the Company. Prior to its affiliation with the Company, PDHC, Ltd. existed as a dental group practice. After its affiliation, the dentist employees formed a new PC and PDHC, Ltd. became a MSO. These financial statements are presented for information purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved by PDHC, Ltd. pursuant to the service agreement with the Company, had such service agreement been in place during the periods presented. The information should be read in conjunction with "The Company,"
"Management's Discussion and Analysis of Financial Condition and Results
of Operations," Unaudited Pro Forma Consolidated Financial Information
and the Consolidated Financial Statements of the Company.
Financial Information
  Independent Auditors' Report...........................................  F-30
  Independent Auditors' Report...........................................  F-31
  Combined Balance Sheets as of December 31, 1995 and November 12, 1996..  F-32
  Combined Statements of Operations for the Years Ended December 31, 1994
   and 1995 and the Period Ended November 12, 1996.......................  F-33
  Combined Statements of Stockholders' Equity for the Years Ended
   December 31, 1994 and 1995 and the Period Ended November 12, 1996.....  F-34
  Combined Statements of Cash Flows for the Years Ended December 31, 1994
   and 1995 and the Period Ended November 12, 1996.......................  F-35
  Notes to Combined Financial Statements.................................  F-36

The Orthocare Companies
  The combined financial information presented for The Orthocare
Companies presents the financial position and results of operations of the dental group practice that provides orthodontic services, an MSO and a related entity that arranges for orthodontic services for insurance companies, all of which
were under common ownership prior to their affiliation with the Company.
After affiliation, the dentists employees formed a new PC which affiliated with the MSO and the related entity became a wholly-owned subsidiary of the Company. These financial statements are presented for information purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved by The Orthocare Companies pursuant to the service agreement with the
Company, had such service agreement been in place during the periods presented. The information should be read in conjunction with "The
Company," "Management's Discussion and Analysis of Financial Condition
and Results of Operations," Unaudited Pro Forma Consolidated Financial
Information and the Consolidated Financial Statements of the Company.
Financial Information
  Independent Auditors' Report...........................................  F-45
  Combined Balance Sheets as of December 31, 1996 and September 30,
   1997..................................................................  F-46
  Combined Statements of Operations for the Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1997..........................  F-47
  Combined Statements of Stockholders' Equity for the Year Ended December
   31, 1996 and the Nine Months Ended September 30, 1997.................  F-48
  Combined Statements of Cash Flows for the Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1997..........................  F-49
  Notes to Combined Financial Statements.................................  F-50

                        AMERICAN DENTAL PARTNERS, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

  During 1996, the Company acquired substantially all the assets of three dental practices, except those required by law to be owned or maintained by dentists, and simultaneously entered into 40-year service agreements with the affiliated dental groups. These transactions are referred to as the "1996 Transactions." For the nine-month period ended September 30, 1997, the Company acquired substantially all the assets of four dental practices and simultaneously entered into 40-year service agreements with three of the affiliated dental groups (one practice joined an existing affiliate). In October 1997, the Company acquired substantially all the assets of two dental practices and a related entity associated with one of these practices and simultaneously entered into a 40-year service agreement with one of the affiliated dental groups (one practice joined an existing affiliate). These transactions are referred to as the "1997 Transactions."

  The unaudited pro forma consolidated balance sheet at September 30, 1997 gives effect to (i) the 1997 Transactions completed subsequent to September 30, 1997, as if these transactions occurred on September 30, 1997 and (ii) this offering and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds," as if completed on September 30, 1997.

  The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 1996 and 1997 and for the year ended December 31, 1996, give effect to the 1996 and 1997 Transactions and the effect of this offering and the application of the estimated net proceeds therefrom, as if all of these events had occurred on January 1, 1996.

  The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates or to project the Company's financial position or results of operations for any future period. The unaudited pro forma consolidated financial information is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto for American Dental Partners, Inc. and the Combined Financial Statements for PDHC, Ltd. included elsewhere in this Prospectus.

                         AMERICAN DENTAL PARTNERS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                    ACQUISITION     PRO       OFFERING      PRO FORMA
                          ACTUAL   ADJUSTMENTS(1)  FORMA   ADJUSTMENTS(2)  AS ADJUSTED
                          -------  -------------- -------  --------------  -----------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $ 2,459     $  (606)    $ 1,853     $  7,614       $ 9,467
  Accounts receivable...       24         202         226          --            226
  Receivables due from
   affiliated
   practices............    3,186         --        3,186          --          3,186
  Inventories...........      324          58         382          --            382
  Prepaid expenses and
   other receivables....    1,313          27       1,340          (71)        1,269
                          -------     -------     -------     --------       -------
    Total current
     assets.............    7,306        (319)      6,987        7,543        14,530
                          -------     -------     -------     --------       -------
Property and equipment,
 net....................    7,683         486       8,169          --          8,169
                          -------     -------     -------     --------       -------
Non-current assets:
  Intangible assets,
   net..................   13,091      15,909      29,000          --         29,000
  Other assets..........      213          14         227          --            227
                          -------     -------     -------     --------       -------
    Total non-current
     assets.............   13,304      15,923      29,227          --         29,227
                          -------     -------     -------     --------       -------
    Total assets........  $28,293     $16,090     $44,383     $  7,543       $51,926
                          =======     =======     =======     ========       =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $ 1,945     $   623     $ 2,568     $    --        $ 2,568
  Accrued compensation,
   benefits and taxes...    2,269         508       2,777          --          2,777
  Accrued expenses......    1,815         655       2,470          --          2,470
  Current maturities of
   debt.................      534         --          534          --            534
                          -------     -------     -------     --------       -------
    Total current
     liabilities........    6,563       1,786       8,349          --          8,349
                          -------     -------     -------     --------       -------
Non-current liabilities:
  Long-term debt........    5,490      13,300      18,790      (13,700)        5,090
  Other liabilities.....       27          16          43          --             43
                          -------     -------     -------     --------       -------
    Total non-current
     liabilities........    5,517      13,316      18,833      (13,700)        5,133
                          -------     -------     -------     --------       -------
    Total liabilities...   12,080      15,102      27,182      (13,700)       13,482
                          -------     -------     -------     --------       -------
Series A convertible
 preferred stock........    8,483         --        8,483       (8,483)(3)       --
Series B redeemable
 preferred stock........    7,517         --        7,517       (7,517)          --
Stockholders' equity:
  Common stock..........       23           1          24           44 (3)        68
  Additional paid-in
   capital..............    1,936         987       2,923       37,199 (3)    40,122
  Unearned
   compensation.........      (57)        --          (57)         --            (57)
  Accumulated deficit...   (1,689)        --       (1,689)         --         (1,689)
                          -------     -------     -------     --------       -------
    Total stockholders'
     equity.............      213         988       1,201       37,243        38,444
                          -------     -------     -------     --------       -------
    Total liabilities
     and stockholders'
     equity.............  $28,293     $16,090     $44,383     $  7,543       $51,926
                          =======     =======     =======     ========       =======

      See accompanying notes to unaudited pro forma consolidated financial information.

                         AMERICAN DENTAL PARTNERS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   ACQUISITION     PRO         OFFERING     PRO FORMA
                         ACTUAL   ADJUSTMENTS(4)  FORMA     ADJUSTMENTS(5) AS ADJUSTED
                         -------  -------------- -------    -------------- -----------
Net revenue............. $ 3,933     $50,991     $54,924       $   --        $54,924
                         -------     -------     -------       -------       -------
Operating expenses:
  Salaries and
   benefits.............   2,098      27,204      29,302           --         29,302
  Lab fees and dental
   supplies.............     534       6,062       6,596           --          6,596
  Office occupancy......     389       4,764       5,153           --          5,153
  Other operating
   expenses.............     773       6,611       7,384           --          7,384
  General corporate
   expenses.............   2,395         --        2,395           --          2,395
  Depreciation..........     177       1,531       1,708           --          1,708
  Amortization of
   intangibles..........      48         890         938           --            938
                         -------     -------     -------       -------       -------
    Total operating
     expenses...........   6,414      47,062      53,476           --         53,476
                         -------     -------     -------       -------       -------
Earnings (loss) from
 operations.............  (2,481)      3,929       1,448           --          1,448
  Interest expense
   (income), net........     (38)      1,814       1,776        (1,233)          543
                         -------     -------     -------       -------       -------
Earnings (loss) before
 income taxes...........  (2,443)      2,115        (328)        1,233           905
  Income taxes..........     --          --          --            367           367
                         -------     -------     -------       -------       -------
Net earnings (loss)..... $(2,443)    $ 2,115        (328)      $   866       $   538
                         =======     =======     =======       =======       =======
Net earnings (loss) per
 common share........... $ (0.55)                $ (0.09)                    $  0.08
Weighted average common
 shares outstanding.....   4,625                   4,625(6)                    6,567(7)


      See accompanying notes to unaudited pro forma consolidated financial information.

                         AMERICAN DENTAL PARTNERS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   ACQUISITION     PRO          OFFERING     PRO FORMA
                         ACTUAL   ADJUSTMENTS(8)  FORMA      ADJUSTMENTS(9) AS ADJUSTED
                         -------  -------------- -------     -------------- -----------
Net revenue............. $   --      $40,390     $40,390         $ --         $40,390
                         -------     -------     -------         -----        -------
Operating expenses:
  Salaries and
   benefits.............     --       21,543      21,543           --          21,543
  Lab fees and dental
   supplies.............     --        4,850       4,850           --           4,850
  Office occupancy......     --        3,789       3,789           --           3,789
  Other operating
   expenses.............     --        5,406       5,406           --           5,406
  General corporate
   expenses.............   1,521         276       1,797           --           1,797
  Depreciation..........       7       1,244       1,251           --           1,251
  Amortization of
   intangibles..........     --          700         700           --             700
                         -------     -------     -------         -----        -------
    Total operating
     expenses...........   1,528      37,808      39,336           --          39,336
                         -------     -------     -------         -----        -------
Earnings (loss) from
 operations.............  (1,528)      2,582       1,054           --           1,054
  Interest expense
   (income), net........     (14)      1,346       1,332          (925)           407
                         -------     -------     -------         -----        -------
Earnings (loss) before
 income taxes...........  (1,514)      1,236        (278)          925            647
  Income taxes..........     --          --          --            262            262
                         -------     -------     -------         -----        -------
Net earnings (loss)..... $(1,514)    $ 1,236     $  (278)        $ 663        $   385
                         =======     =======     =======         =====        =======
Net earnings (loss) per
 common share........... $ (0.33)                $ (0.07)                     $  0.06
Weighted average common
 shares outstanding.....   4,606                   4,606(10)                    6,553(11)


      See accompanying notes to unaudited pro forma consolidated financial information.

                         AMERICAN DENTAL PARTNERS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   ACQUISITION     PRO          OFFERING      PRO FORMA
                         ACTUAL  ADJUSTMENTS(12)  FORMA      ADJUSTMENTS(13) AS ADJUSTED
                         ------- --------------- -------     --------------- -----------
Net revenue............. $36,620     $10,242     $46,862          $ --         $46,862
                         -------     -------     -------          -----        -------
Operating expenses:
  Salaries and
   benefits.............  19,625       4,878      24,503            --          24,503
  Lab fees and dental
   supplies.............   4,491       1,075       5,566            --           5,566
  Office occupancy......   3,368         868       4,236            --           4,236
  Other operating
   expenses.............   4,433       1,032       5,465            --           5,465
  General corporate
   expenses.............   2,260         --        2,260            --           2,260
  Depreciation..........   1,154         144       1,298            --           1,298
  Amortization of
   intangibles..........     259         441         700            --             700
                         -------     -------     -------          -----        -------
    Total operating
     expenses...........  35,590       8,438      44,028            --          44,028
                         -------     -------     -------          -----        -------
Earnings from
 operations.............   1,030       1,804       2,834            --           2,834
  Interest expense
   (income), net........     195       1,096       1,291           (925)           366
                         -------     -------     -------          -----        -------
Earnings before income
 taxes..................     835         708       1,543            925          2,468
  Income taxes..........      81         544         625            375          1,000
                         -------     -------     -------          -----        -------
Net earnings............ $   754     $   164     $   918          $ 550        $ 1,468
                         =======     =======     =======          =====        =======
Net earnings per common
 share.................. $  0.07                 $  0.10                       $  0.22
Weighted average common
 shares outstanding.....   5,025                   5,025(14)                     6,606(15)


      See accompanying notes to unaudited pro forma consolidated financial information.

                        AMERICAN DENTAL PARTNERS, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT SEPTEMBER 30, 1997

  (1) To include the 1997 Transactions which occurred subsequent to September 30, 1997. The aggregate consideration for these transactions consisted of approximately $13.2 million in cash, $1.9 million in subordinated promissory notes and 139,482 shares of the Company's Common Stock.

  (2) Gives effect to the sale of 2,000,000 shares of Common Stock at an assumed initial public offering price of $16.00 per share and receipt and application of the net proceeds therefrom, estimated to be approximately $28,760,000 after deducting underwriters discounts and commissions and offering expenses, to (i) redeem the Series B Redeemable Preferred Stock in the amount of $7,517,000 and (ii) repay indebtedness of $13,700,000 under the revolving credit facility.

  (3) Gives effect to the conversion of 400,000 shares Series A Convertible Preferred Stock into 2,400,000 shares of Common Stock.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996

  (4) To include the effects of the 1996 and 1997 Transactions as if such transactions occurred on January 1, 1996, including: (i) the impact of applying the Company's service fee to the historical adjusted gross revenue of each dental practice in accordance with the service agreements entered into between the Company and the affiliated dental practices, as if such service agreements were in place at the beginning of the periods presented; (ii) the following significant adjustments made to the operating results of Park for periods prior to its acquisition on November 12, 1996: (a) reduction of salary and bonus expense of $2,275,000; (b) the elimination of costs of $320,000 incurred in connection with the transaction; and (c) the write-off of property and equipment of $1,199,000; (iii) increased interest expense associated with additional borrowings; (iv) increased amortization of intangibles; and (v) increased income tax expense.

  (5) Gives effect to the offering of 1,506,000 shares which would have necessary to redeem the Series B Redeemable Preferred Stock of $7,706,000, to pay the $13,700,000 in outstanding indebtedness under the Company's revolving credit facility and to pay approximately $1,000,000 of offering costs. Also includes an increase in income tax expense as a result of the increase in earnings before income taxes to arrive at an effective rate of 40.6% on a pro forma as adjusted basis.

  (6) Reflects an increase in weighted average shares of 1,608,000 resulting from the issuance of shares issued in connection with the 1996 and 1997 Transactions to arrive at pro forma earnings per share.

  (7) Pro forma as adjusted earnings per share includes the issuance of an additional 1,506,000 shares which would have necessary to redeem the Series B Redeemable Preferred Stock of $7,706,000, to pay the $13,700,000 in outstanding indebtedness under the Company's revolving credit facility and to pay approximately $1,000,000 of offering costs.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  (8) To include the effects of the 1996 and 1997 Transactions as if such transactions occurred on January 1, 1996, including: (i) the impact of applying the Company's service fee to the historical adjusted gross revenue of each dental practice in accordance with the service agreements entered into between the Company and the affiliated dental practices, as if such service agreements were in place at the beginning of the periods presented; (ii) the following significant adjustments made to the operating results of Park for periods prior to its acquisition on November 12, 1996: (a) reduction of salary and bonus expense of $275,000; (b) the elimination of costs of $320,000 incurred in connection with the transaction and (c) the write-off of property and equipment of $1,199,000; (iii) increased interest expense; (iv) increased amortization of intangibles; and (v) increased tax expense associated with these transactions.

                        AMERICAN DENTAL PARTNERS, INC.

  (9) Gives effect to the offering of 1,506,000 shares which would have necessary to redeem the Series B Redeemable Preferred Stock of $7,706,000, to pay the $13,700,000 in outstanding indebtedness under the Company's revolving credit facility and to pay approximately $1,000,000 of offering costs. Also includes an increase in income tax expense as a result of the increase in earnings before income taxes to arrive at an effective rate of 40.6% on a pro forma as adjusted basis.

  (10) Reflects actual weighted average shares and an increase in weighted average shares of 1,794,000 resulting from the shares issued in connection with the 1996 and 1997 Transactions to arrive at pro forma earnings per share.

  (11) Pro forma as adjusted earnings per share includes the issuance of an additional 1,506,000 shares which would have necessary to redeem the Series B Redeemable Preferred Stock of $7,706,000, to pay the $13,700,000 in outstanding indebtedness under the Company's revolving credit facility and to pay approximately $1,000,000 of offering costs.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

  (12) To include the effects of the 1997 Transactions as if such transactions occurred on January 1, 1996, including: (i) the impact of applying the Company's service fee to the historical adjusted gross revenue of each dental practice in accordance with the service agreements entered into between the Company and the affiliated dental practices, as if such service agreements were in place at the beginning of the periods presented; (ii) increased interest expense; (iii) increased amortization of intangibles; and (iv) increased tax expense associated with these transactions.

  (13) Gives effect to the offering of 1,506,000 shares which would have necessary to redeem the Series B Redeemable Preferred Stock of $7,706,000, to pay the $13,700,000 in outstanding indebtedness under the Company's revolving credit facility and to pay approximately $1,000,000 of offering costs. Also includes an increase in income tax expense as a result of the increase in earnings before income taxes to arrive at an effective rate of 40.6% on a pro forma as adjusted basis.

  (14) Reflects actual weighted average shares and an increase in weighted average shares of 162,000 to reflect the shares issued in connection with the 1996 and 1997 Transactions to arrive at pro forma earnings per share.

  (15) Pro forma as adjusted earnings per share includes the issuance of an additional 1,506,000 shares which would have necessary to redeem the Series B Redeemable Preferred Stock of $7,706,000, to pay the $13,700,000 in outstanding indebtedness under the Company's revolving credit facility and to pay approximately $1,000,000 of offering costs.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Dental Partners, Inc.:

  We have audited the accompanying consolidated balance sheets of American Dental Partners, Inc. and subsidiaries (the "Company") as of December 31, 1996 and September 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Dental Partners, Inc. and subsidiaries as of December 31, 1996 and September 30, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
October 27, 1997, except for Note 13
as to which date is November 7, 1997

                         AMERICAN DENTAL PARTNERS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
ASSETS
Current assets:
  Cash and cash equivalents.........................    $ 5,836       $ 2,459
  Accounts receivable...............................        996            24
  Receivables due from affiliated practices.........      1,595         3,186
  Inventories.......................................        174           324
  Prepaid expenses and other receivables............      1,405         1,313
                                                        -------       -------
    Total current assets............................     10,006         7,306
                                                        -------       -------
Property and equipment, net.........................      5,943         7,683
                                                        -------       -------
Non-current assets:
  Intangible assets, net............................      9,173        13,091
  Other assets......................................        172           213
                                                        -------       -------
    Total non-current assets........................      9,345        13,304
                                                        -------       -------
    Total assets....................................    $25,294       $28,293
                                                        =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $ 1,730       $ 1,945
  Accrued compensation, benefits and taxes..........      2,154         2,269
  Accrued expenses..................................      2,396         1,815
  Current maturities of debt........................        537           534
                                                        -------       -------
    Total current liabilities.......................      6,817         6,563
                                                        -------       -------
Non-current liabilities:
  Long-term debt....................................      3,063         5,490
  Other liabilities.................................        145            27
                                                        -------       -------
    Total non-current liabilities...................      3,208         5,517
                                                        -------       -------
    Total liabilities...............................     10,025        12,080
                                                        -------       -------
Series A convertible preferred stock, par value
 $0.01 per share, 400,000 shares authorized, issued
 and outstanding....................................      8,009         8,483
Series B redeemable preferred stock, par value $0.01
 per share, 70,000 shares authorized, issued and
 outstanding........................................      7,096         7,517
Stockholders' equity:
  Common stock, par value $0.01 per share,
   25,000,000 shares authorized, 2,213,384 and
   2,254,736 shares issued and outstanding at
   December 31, 1996 and September 30, 1997,
   respectively.....................................         22            23
  Additional paid-in capital........................      2,659         1,936
  Unearned compensation.............................        (74)          (57)
  Accumulated deficit...............................     (2,443)       (1,689)
                                                        -------       -------
    Total stockholders' equity......................        164           213
                                                        -------       -------
Commitments and contingencies
    Total liabilities and stockholders' equity......    $25,294       $28,293
                                                        =======       =======

          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             NINE MONTHS ENDED
                                                YEAR ENDED     SEPTEMBER 30,
                                               DECEMBER 31, -------------------
                                                   1996        1996      1997
                                               ------------ ----------- -------
                                                            (UNAUDITED)
Net revenue...................................   $ 3,933      $   --    $36,620
                                                 -------      -------   -------
Operating expenses:
  Salaries and benefits.......................     2,098          --     19,625
  Lab fees and dental supplies................       534          --      4,491
  Office occupancy............................       389          --      3,368
  Other operating expenses....................       773          --      4,433
  General corporate expenses..................     2,395        1,521     2,260
  Depreciation................................       177            7     1,154
  Amortization of intangibles.................        48          --        259
                                                 -------      -------   -------
    Total operating expenses..................     6,414        1,528    35,590
                                                 -------      -------   -------
Earnings (loss) from operations...............    (2,481)      (1,528)    1,030
  Interest expense (income), net..............       (38)         (14)      195
                                                 -------      -------   -------
Earnings (loss) before income taxes...........    (2,443)      (1,514)      835
  Income taxes................................       --           --         81
                                                 -------      -------   -------
Net earnings (loss)...........................   $(2,443)     $(1,514)  $   754
                                                 =======      =======   =======
Net earnings (loss) per common share..........   $ (0.55)     $ (0.33)  $  0.07
Weighted average common shares outstanding....     4,625        4,606     5,025


          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                          COMMON STOCK  ADDITIONAL                              TOTAL
                          -------------  PAID-IN     UNEARNED   ACCUMULATED STOCKHOLDERS'
                          SHARES AMOUNT  CAPITAL   COMPENSATION   DEFICIT      EQUITY
                          ------ ------ ---------- ------------ ----------- -------------
Balance at January 1,
 1996...................    --    $--     $  --        $--        $   --       $   --
  Issuance of common
   stock for
   acquisitions.........  1,613     16     2,673        --            --         2,689
  Sale of common stock..    600      6       191        (97)          --           100
  Amortization of
   unearned
   compensation.........    --     --        --          23           --            23
  Dividends on Series A
   convertible preferred
   stock................    --     --       (109)       --            --          (109)
  Dividends on Series B
   redeemable preferred
   stock................    --     --        (96)       --            --           (96)
  Net loss..............    --     --        --         --         (2,443)      (2,443)
                          -----   ----    ------       ----       -------      -------
Balance at December 31,
 1996...................  2,213     22     2,659        (74)       (2,443)         164
  Issuance of common
   stock for
   acquisitions.........     42      1       171        --            --           172
  Amortization of
   unearned
   compensation.........    --     --        --          17           --            17
  Dividends on Series A
   convertible preferred
   stock................    --     --       (474)       --            --          (474)
  Dividends on Series B
   redeemable preferred
   stock................    --     --       (420)       --            --          (420)
  Net earnings..........    --     --        --         --            754          754
                          -----   ----    ------       ----       -------      -------
Balance at September 30,
 1997...................  2,255   $ 23    $1,936       $(57)      $(1,689)     $   213
                          =====   ====    ======       ====       =======      =======


          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                               YEAR ENDED     SEPTEMBER 30,
                                              DECEMBER 31, -------------------
                                                  1996        1996      1997
                                              ------------ ----------- -------
                                                           (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)........................   $ (2,443)    $(1,514)  $   754
  Adjustments to reconcile net earnings
   (loss) to net cash provided by (used for)
   operating activities:
    Depreciation.............................        177           7     1,154
    Amortization of intangible assets........         48         --        259
    Other amortization.......................         23          18        49
    Changes in assets and liabilities, net of
     acquisitions:
      Accounts receivable....................      1,417         --      1,778
      Receivables due from affiliated
       practices.............................     (1,707)        --     (1,820)
      Other current assets...................        237          (7)       56
      Accounts payable and accrued expenses..        941         199    (1,431)
      Accrued compensation, benefits and
       taxes.................................       (232)        169      (166)
                                                --------     -------   -------
        Net cash provided by (used for)
         operating activities................     (1,539)     (1,128)      633
                                                --------     -------   -------
Cash flows from investing activities:
  Acquisitions, net of cash acquired.........     (6,632)        --     (3,337)
  Capital expenditures, net..................       (386)       (139)   (2,102)
  Other assets...............................        140         (14)       79
                                                --------     -------   -------
        Net cash used for investing
         activities..........................     (6,878)       (153)   (5,360)
                                                --------     -------   -------
Cash flows from financing activities:
  Proceeds from issuance of Series A
   convertible preferred stock...............      7,900       1,023       --
  Proceeds from issuance of Series B
   redeemable preferred stock................      7,000         907       --
  Proceeds from issuance of common stock.....        100         100       --
  Borrowings under revolving line of credit,
   net.......................................        --          --      2,300
  Repayment of borrowings....................       (747)        --       (708)
  Payment of debt issuance costs.............        --          --       (242)
                                                --------     -------   -------
        Net cash provided by financing
         activities..........................     14,253       2,030     1,350
                                                --------     -------   -------
Increase (decrease) in cash and cash
 equivalents.................................      5,836         749    (3,377)
Cash and cash equivalents at beginning of
 period......................................        --          --      5,836
                                                --------     -------   -------
Cash and cash equivalents at end of period...   $  5,836     $   749   $ 2,459
                                                ========     =======   =======
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for interest...   $      3     $   --    $   112
                                                ========     =======   =======
  Cash paid during the period for income
   taxes.....................................   $    --      $   --    $    60
                                                ========     =======   =======
Acquisitions:
  Assets acquired............................   $ 20,099     $   --    $ 5,816
  Liabilities assumed and issued.............    (10,063)        --     (2,061)
  Common stock issued........................     (2,689)        --       (172)
                                                --------     -------   -------
  Cash paid..................................      7,347         --      3,583
  Less cash acquired.........................       (715)        --       (246)
                                                --------     -------   -------
        Net cash paid for acquisitions.......   $  6,632     $   --    $ 3,337
                                                ========     =======   =======

          See accompanying notes to consolidated financial statements.

                        AMERICAN DENTAL PARTNERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS

  American Dental Partners, Inc. (the "Company") was formed in December 1995 to provide management services to dental practices and commenced operations in January 1996. The Company acquires substantially all the assets of the dental practices with which it affiliates, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into long-term service agreements with these affiliated dental practices. The Company provides all services necessary for the administration of the non-clinical aspects of the dental operations. Services provided to the affiliated dental practices include assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The Company does not own any interests in or control the activities of the affiliated dental practices. Accordingly, the consolidated financial statements of the affiliated dental practices are not consolidated with those of the Company.

  The consolidated statements of operations and cash flows for the nine months ended September 30, 1996 are unaudited, but in the opinion of management include all adjustments, which consist only of normal and recurring adjustments, necessary for a fair presentation of the unaudited interim financial statements.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

 Fair Value of Financial Instruments

  The Company believes the carrying amount of cash and cash equivalents, accounts receivable, receivables due from affiliated practices, accounts payable and accrued expenses approximate fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value because the interest rates approximate rates at which similar types of borrowing arrangements could be obtained by the Company.

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

 Net Revenue

  The Company's net revenue represents the aggregate amounts charged to affiliated dental practices pursuant to the terms of the service agreements. Under such agreements, the affiliated dental practices reimburse the Company for expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. A portion of these fees typically includes a fixed monthly amount. The Company typically receives an additional fee if certain operating objectives are achieved. The Company records all revenue monthly as earned.

 Inventories

  Inventories consist primarily of dental supplies and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets which are 30-40 years for buildings, 3-7 years for equipment and 3-7 years for furniture and fixtures.

  Property and equipment under capital leases are stated at the present value of minimum lease payments at inception of the lease. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Amortization of assets subject to capital leases is included in depreciation expense.

 Intangible Assets

  Identifiable intangible assets result from management service agreements with the affiliated dental groups. The estimated fair value of the management service agreements is the excess of the purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed of dental practices. Intangible assets associated with management service agreements are generally amortized over the period of expected benefit, which ranges from 25 to 40 years. Accumulated amortization amounted to $48,000 and $282,000 at December 31, 1996 and September 30, 1997, respectively.

  The Company reviews the carrying value of intangible assets on an entity by entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the practices' market position, reputation, profitability and geographical penetration. If conditions are present which indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to their fair value.

 Income Taxes

  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of changes in the tax rate is recognized in operations in the period that includes the enactment date.

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


 Stock Option Plans

  Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, allows companies to recognize expense for the fair value of stock-based awards or to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the effects of SFAS 123 as if the fair-value-based method defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense is recognized only if on the measurement date the fair value of the underlying stock exceeds the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

 Earnings Per Share

  Earnings per share are computed based on the weighted average number of shares outstanding during the period plus common stock equivalents related to stock options, if such common stock equivalents cause dilution in earnings per share in excess of 3% and if their inclusion is not anti-dilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock issued and stock options granted at prices lower than the assumed initial public offering price within a one-year period prior to the initial filing date of the offering have been included in the earnings per share calculation (using the treasury stock method) as if they were outstanding for all periods presented. The number of shares outstanding for all periods presented have been retroactively adjusted to reflect the issuance of Common Stock upon the contemplated conversion of Series A Convertible Preferred Stock in connection with the planned public offering (see Note 13).

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128") which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). SFAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. The statement is effective for both interim and annual periods ending after December 15, 1997. The Company does not believe that the effect on the Company's earnings per share resulting from the adoption of SFAS 128 will be material.

 Pending Pronouncements

  The Emerging Issues Task Force ("EITF") has issued EITF Issue No. 97-2 which addresses certain matters relating to the physician practice management industry, which include the criteria for the consolidation of professional service corporation revenue and the accounting for business combinations. The Company is unable to predict the impact, if any, that this EITF issue may have on the Company's financial statements.

(3) ACCOUNTS RECEIVABLE AND NET REVENUE

 Accounts Receivable

  Accounts receivable represent amounts due from patients and third party payors for dental services provided by affiliated dental practices that were outstanding at the time the Company acquired the assets of the practice.

 Receivables Due From Affiliated Dental Practices

  Receivables due from affiliated practices represent amounts due pursuant to the terms of the service agreements as described below.

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

 Net Revenue--Management Services

  The Company's net revenue represents the aggregate fees charged to affiliated dental practices pursuant to the terms of the service agreements. Under such agreements, the affiliated dental practices reimburse the Company for expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. A portion of these fees typically includes a fixed amount. The Company typically receives an additional fee if certain operating objectives are achieved. The Company records this revenue monthly as earned.

 Revenue--Affiliated Dental Practices

  The affiliated dental practices record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges allowable by third party payors pursuant to certain reimbursement and managed care contracts.

  The Company does not consolidate the financial statements of its affiliated dental practices with those of the Company. The adjusted gross revenue and amounts retained by the affiliated dental practices are presented below for illustrative purposes only:

                                                 YEAR ENDED  NINE MONTHS ENDED
                                                DECEMBER 31,   SEPTEMBER 30,
                                                    1996           1997
                                                ------------ -----------------
                                                        (IN THOUSANDS)
   Adjusted gross revenue--affiliated dental
    practices..................................    $4,958         $47,521
   Amounts retained by affiliated dental
    practices..................................     1,025          10,901
                                                   ------         -------
   Net revenue (amounts earned by the Company
    under service agreements)..................    $3,933         $36,620
                                                   ======         =======

(4) ACQUISITIONS AND AFFILIATIONS

  During the year ended December 31, 1996, the Company acquired substantially all the assets of three dental practices and simultaneously entered into 40-year service agreements with the affiliated dental groups. The aggregate purchase price paid in connection with these transactions (the "1996 Transactions") consisted of approximately $7.3 million in cash, $2.2 million in subordinated promissory notes and 1,613,400 shares of Common Stock.

  During the nine months ended September 30, 1997, the Company acquired substantially all the assets of four dental practices and simultaneously entered into 40-year service agreements with three of the affiliated dental groups (one practice joined an existing affiliate). The aggregate purchase price paid in connection with these transactions consisted of approximately $3.6 million in cash, $0.5 million in subordinated promissory notes and 41,352 shares of Common Stock.

  Subsequent to September 30, 1997, the Company acquired substantially all the assets of two dental practices and a related entity associated with one of these practices and simultaneously entered into a 40-year service agreement with one of the affiliated dental groups (one practice joined an existing affiliate). The aggregate purchase price paid in connection with these transactions consisted of $13.2 million in cash, $1.9 million in subordinated promissory notes and 139,482 shares of Common Stock. All transactions completed in 1997 are referred to as the "1997 Transactions."

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

  The excess of the purchase price and expenses associated with the 1996 and 1997 Transactions over the estimated fair value of the net assets acquired has been recorded as intangible assets. The accompanying consolidated financial statements include the results of operations under the service agreements from the date of acquisition. These transactions are as follows.

      DATE                               AFFILIATED DENTAL GROUP    LOCATION
      ----                               -----------------------    --------
      November 1996..................... Park Dental             Minneapolis, MN
      December 1996..................... Longhorn Dental         Austin, TX
      December 1996..................... Smileage Dental Care    Milwaukee, WI
      March 1997........................ Malcolm R. Scott D.D.S. San Marcos, TX
      March 1997........................ Lakeside Dental Care    Metaire, LA
      May 1997.......................... Soster Dental Group     Pittsburgh, PA
      July 1997......................... Northpoint Dental Group Milwaukee, WI
      October 1997...................... Wilkens Dental Group    Milwaukee, WI
      October 1997...................... Orthocare Group         Minneapolis, MN

(5) PROPERTY AND EQUIPMENT

 Property and Equipment

  Property and equipment consisted of the following at December 31, 1996 and September 30, 1997:

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
                                                           (IN THOUSANDS)
   Land, buildings and leasehold improvements.......   $ 3,938       $ 5,403
   Equipment........................................     3,768         5,982
   Furniture and fixtures...........................     1,450         2,595
                                                       -------       -------
   Total property and equipment.....................     9,156        13,980
   Less accumulated depreciation....................    (3,213)       (6,297)
                                                       -------       -------
   Property and equipment, net......................   $ 5,943       $ 7,683
                                                       =======       =======

 Operating Leases

  The Company is obligated under non-cancelable operating leases for premises and equipment expiring in various years through the year 2009. Rent expense for the year ended December 31, 1996 and nine months ended September 30, 1997 amounted to $319,000 and $2,751,000, respectively, of which $267,000 and $2,416,000 were reimbursed under service agreements. The Company has several leases with stockholders that were assumed in connection with its 1996 and 1997 Transactions. Such amounts are generally reimbursed pursuant to the terms of the service agreements.

                         AMERICAN DENTAL PARTNERS, INC.

  FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


  Minimum future rental payments and amounts to be reimbursed under service agreements under non-cancelable operating leases as of September 30, 1997 are as follows:

                                                            AMOUNT TO BE
                                                     TOTAL   REIMBURSED
                                                    AMOUNT  UNDER SERVICE  NET
                                                      DUE    AGREEMENTS   AMOUNT
                                                    ------- ------------- ------
                                                           (IN THOUSANDS)
   Quarter ending December 31, 1997................ $   774    $   725     $ 49
   Fiscal year ending:
     1998..........................................   2,965      2,801      164
     1999..........................................   2,721      2,618      103
     2000..........................................   2,274      2,211       63
     2001..........................................   1,608      1,540       68
     2002..........................................   1,373      1,373      --
     Thereafter....................................   4,648      4,648      --
                                                    -------    -------     ----
       Total minimum lease payments................ $16,363    $15,916     $447
                                                    =======    =======     ====

(6) INCOME TAXES

  Income tax expense attributable to income from continuing operations consists of:

                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
                                                             (IN THOUSANDS)
   Year ended December 31, 1996:
     Federal............................................  $ --    $ --    $ --
     State..............................................    --      --      --
                                                          -----   -----   -----
                                                          $ --    $ --    $ --
                                                          =====   =====   =====
   Nine months ended September 30, 1997:
     Federal............................................  $ --    $ --    $ --
     State..............................................     81     --       81
                                                          -----   -----   -----
                                                          $  81   $ --    $  81
                                                          =====   =====   =====

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31, 1996 and September 30, 1997 are as follows:

                                              YEAR ENDED  NINE MONTHS ENDED
                                             DECEMBER 31,   SEPTEMBER 30,
                                                 1996           1997
                                             ------------ -----------------
                                                       (IN THOUSANDS)
   Deferred tax assets:
     Operating loss carryforward...........    $ 1,882         $ 1,824
     Property and equipment................        366             418
     Organization and start-up costs.......        251             195
     Accrued expenses and other
      liabilities..........................        831             148
     Other.................................        168             --
                                               -------         -------
     Total gross deferred tax assets.......      3,498           2,585
     Valuation allowance...................     (3,498)         (2,398)
                                               -------         -------
     Net deferred tax asset................    $   --          $   187
                                               -------         -------
   Deferred tax liabilities:
     Intangibles...........................    $   --          $  (184)
     Other.................................        --               (3)
                                               -------         -------
     Total gross deferred tax liabilities..    $   --          $  (187)
                                               -------         -------
   Net deferred tax asset..................    $   --          $   --
                                               =======         =======

  The valuation allowance for deferred tax assets was $3,498,000 and $2,398,000 as of December 31, 1996 and September 30, 1997, respectively. The net change in the total valuation allowance for the year ended December 31, 1996 and the nine months ended September 30, 1997 was an increase of $3,498,000 and a decrease of $1,100,000, respectively. The valuation allowance has been established because, based on the limited operating history of the Company and other available evidence, it is more likely than not that the deferred tax asset will not be realized.

  Subsequent recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1996 and September 30, 1997 will be allocated as follows:

                                            YEAR ENDED  NINE MONTHS ENDED
                                           DECEMBER 31,   SEPTEMBER 30,
                                               1996           1997
                                           ------------ -----------------
                                                     (IN THOUSANDS)
   Income tax benefit to be reported in
    the consolidated statement of
    operations............................    $2,185         $1,666
   Intangibles............................     1,313            732
                                              ------         ------
                                              $3,498         $2,398
                                              ======         ======

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

  At December 31, 1996 and September 30, 1997, the net deferred tax asset consisted of the following:

                                    YEAR ENDED            NINE MONTHS ENDED
                                 DECEMBER 31, 1996       SEPTEMBER 30, 1997
                               -----------------------  -----------------------
                               FEDERAL  STATE   TOTAL   FEDERAL  STATE   TOTAL
                               -------  -----  -------  -------  -----  -------
                                             (IN THOUSANDS)
Deferred tax liability:
  Current..................... $   --   $ --   $   --   $   --   $ --   $   --
  Non-current.................     --     --       --      (158)   (29)    (187)
                               -------  -----  -------  -------  -----  -------
                               $   --   $ --   $   --   $  (158) $ (29) $  (187)
                               -------  -----  -------  -------  -----  -------
Deferred tax asset:
  Current..................... $   240  $  46  $   286  $   978  $ 177  $ 1,155
  Non-current.................   2,712    500    3,212    1,049    194    1,243
  Valuation allowance.........  (2,952)  (546)  (3,498)  (2,027)  (371)  (2,398)
                               -------  -----  -------  -------  -----  -------
    Net deferred tax asset.... $   --   $ --   $   --   $   --   $ --   $   --
                               =======  =====  =======  =======  =====  =======

  At December 31, 1996 and September 30, 1997, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $4,706,000 and $4,561,000, respectively which are available to offset future Federal taxable income. The net operating loss carryforward begins to expire in the year 2012 unless utilized.

  The following table reconciles the Federal statutory income tax rate and the Company's effective income tax rate for the year ended December 31, 1996 and nine months ended September 30, 1997:

                              YEAR ENDED  NINE MONTHS ENDED
                             DECEMBER 31,   SEPTEMBER 30,
                                 1996           1997
                             ------------ -----------------
   Income taxes at Federal
    statutory rate.........     (34.0)%          34.0%
   State taxes, net of
    Federal benefit........      (6.0)            6.0
   Valuation reserve and
    other changes..........      33.0           (36.0)
   Intangibles and other
    permanent differences..       7.0             6.0
                                -----           -----
   Effective income tax
    rate...................       -- %           10.0%
                                =====           =====

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

(7) DEBT

  Long-term debt and capital lease obligations consist of the following at December 31, 1996 and September 30, 1997 (in thousands):

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
   Revolving line of credit advances, collaterized
    by substantially all assets of the Company, all
    at a LIBOR based rate of approximately 7.5%....     $  --        $2,300
   Mortgages payable, secured, interest rates
    ranging from 8.6% to 8.8% payable in
    installments through 2015......................        788          741
   Notes payable, unsecured, interest rates ranging
    from 8.0% to 8.9% payable in installments,
    maturing in 2004...............................        524           48
   Subordinated notes payable to stockholders and
    former owners, bearing interest at 7%, maturing
    through 2003...................................      2,182        2,673
   Capital lease obligations.......................        106          262
                                                        ------       ------
   Total long-term debt and capital lease
    obligations....................................      3,600        6,024
   Less current maturities.........................        537          534
                                                        ------       ------
   Long-term debt and capital lease obligations,
    excluding current maturities...................     $3,063       $5,490
                                                        ======       ======

  Annual maturities of long-term debt and future minimum lease payments under capital leases as of September 30, 1997 are as follows (in thousands):

                                                               LONG-TERM CAPITAL
                                                                 DEBT    LEASES
                                                               --------- -------
   Quarter Ending December 31, 1997...........................  $  328    $ 20
   Fiscal Year Ending:
     1998.....................................................     453     103
     1999.....................................................     459      66
     2000.....................................................   2,767      50
     2001.....................................................     474      50
     2002.....................................................     483      33
     Thereafter...............................................     798     --
                                                                ------    ----
       Total payments.........................................  $5,762     322
                                                                ======
     Less amounts representing interest.......................              60
                                                                          ----
       Total obligations under capital leases.................            $262
                                                                          ====

 Revolving Line of Credit

  In April 1997, the Company entered into a $30 million revolving line of credit agreement with a bank. The credit facility is being used for general corporate purposes including acquisitions. Borrowings under this line of credit bear interest at either prime- or LIBOR-based rates, at the Company's option, plus a margin based upon the Company's debt coverage ratio, which ranges up to 0.50% for prime-based loans and up to 2.125% for LIBOR-based loans. In addition, the Company pays a commitment fee of 0.25% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

is secured by a first lien on substantially all of the Company's assets, including a pledge of the stock of the Company's subsidiaries. The Company is also required to comply with certain financial and other covenants. The line of credit matures in April 2000.

 Subordinated Debentures

  The Company is a party to a Subordinated Debenture Purchase Agreement dated January 8, 1996 pursuant to which it has received a commitment from a principal stockholder for the purchase of up to $15,000,000 of 12% subordinated debentures. The purchase of such debentures is contingent upon the satisfaction of certain conditions. For each debenture issued, the Company is also obligated to issue Common Stock at a purchase price equal to the $0.01 per share par value of the Company's Common Stock. The number of shares of Common Stock to be issued is subject to a predetermined formula.

  The principal amount of the debentures, if issued, will be payable in three equal installments due in the years 2002, 2003 and 2004 or upon the occurrence of a Liquidity Event, as defined. Any debentures outstanding are subordinated to any indebtedness owed to any bank. The Company is not obligated to issue any debentures and has not issued any debentures through December 31, 1996 and September 30, 1997. The obligation to purchase any debentures will automatically terminate upon completion of an initial public offering.

(8) CONVERTIBLE AND REDEEMABLE PREFERRED STOCK

 Series A Convertible Preferred Stock

  The Company is authorized to issue up to 400,000 shares of Series A convertible preferred stock, $0.01 par value, all of which were issued and outstanding at December 31, 1996 and September 30, 1997.

  Holders of Series A convertible preferred stock have the same number of votes as the shares of Common Stock into which their Series A convertible preferred stock could be converted. The Series A convertible preferred stock is entitled to receive dividends at a cumulative rate of $1.58 per share, compounded annually ($109,000 and $474,000 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively) which have not been declared. Such dividends will be paid when, as and if declared by the Board of Directors. In the event of liquidation, dissolution, or winding up of the Company, holders of the Series A convertible preferred stock will be entitled to receive, prior to any distribution to holders of Common Stock, all accumulated unpaid dividends plus $19.75 per share. However, if holders of the Series A convertible preferred stock would, receive a greater amount if their stock had been converted to Common Stock immediately prior to such liquidation, dissolution, or winding up, then they will be entitled to receive such greater amount. The Series A convertible preferred stock is recorded at $8,009,000 and $8,483,000 at December 31, 1996 and September 30, 1997,
respectively, and includes accrued but unpaid dividends.

  The Series A convertible preferred stock may be converted into shares of Common Stock at any time at the option of the holder. The 400,000 shares of Series A convertible preferred stock will convert to 2,400,000 shares of Common Stock upon completion of the Company's initial public offering and all accrued dividends will be canceled. This same conversion ratio applies in the event a holder of this preferred stock converts such shares into Common Stock prior to the completion of this offering.

  If not previously converted, the Series A convertible preferred stock will be subject to redemption at the option of the Company or a majority of the holders of the Series A convertible preferred stock in three equal installments in the years 2002, 2003 and 2004.

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

 Series B Redeemable Preferred Stock

  The Company is authorized to issue 70,000 shares of Series B redeemable preferred stock, par value $0.01 per share, all of which were issued and outstanding at December 31, 1996 and September 30, 1997.

  Holders of Series B redeemable preferred stock have no voting rights. The Series B redeemable preferred stock is entitled to receive dividends at a cumulative rate of $8.00 per share, compounded annually ($96,000 and $421,000 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively) which have not been declared. Such dividends will be paid when, as and if declared by the Board of Directors. In the event of liquidation, dissolution, or winding up of the Company, holders of the Series B redeemable preferred stock will be entitled to receive, prior to any distributions to holders of Common Stock, all accumulated unpaid dividends plus $100 per share. The Series B redeemable preferred stock is recorded at $7,096,000 and $7,517,000 at December 31, 1996 and September 30, 1997, respectively and includes accrued but unpaid dividends.

  The Series B redeemable preferred stock will be redeemed concurrently, or within 90 days thereafter, of the consummation of the first sale of securities by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended. If not previously redeemed, the Series B redeemable preferred stock will be subject to redemption at the option of the Company or of holders of a majority of the Series B redeemable preferred stock in three equal installments in the years 2002, 2003 and 2004.

(9) STOCKHOLDERS' EQUITY

 Common Stock

  The Company is authorized to issue up to 25,000,000 shares of Common Stock, $0.01 par value, of which 2,213,384 and 2,254,736 shares were issued and outstanding at December 31, 1996 and September 30, 1997, respectively. In January and February of 1996, the Company sold 300,000 shares of its Common Stock for $100,000. Additionally, in January 1996, the Company sold 300,000 shares of its Common Stock, which were subject to certain restrictions, for $500. In connection with this transaction, the Company is recording compensation expense ratably as the restrictions lapse. Compensation expense amounted to $18,662 and $22,809 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

 Dividend Restriction

  The Company has not paid any cash dividends on its Common Stock and does not plan to pay any cash dividends on its Common Stock in the foreseeable future. Additionally, no dividends may be paid on the Common Stock (other than dividends paid solely in Common Stock) without the consent of at least 51% of the then current holders of the Series A convertible and Series B redeemable preferred stock.

(10) COMMITMENTS AND CONTINGENCIES

 Letters of Credit

  At December 31, 1996 and September 30, 1997, the Company had an outstanding letter of credit in the amount of $75,000 which expires on November 15, 1999.

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

(11) STOCK OPTION PLANS

 1996 Stock Option Plan

  The Company's 1996 Stock Option Plan (the "1996 Plan") provides for the grant of stock options to key employees. The 1996 Plan permits the granting of options that qualify as incentive stock options and non-qualified options. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the 1996 Plan expire ten years after the date of grant. At September 30, 1997, options for a total of 873,246 shares were reserved for issuance under the 1996 Plan. At September 30, 1997, options for 627,420 shares were outstanding under the 1996 Plan.

 1996 Time Accelerated Restricted Stock Option Plan

  The Company's 1996 Time Accelerated Restricted Stock Option Plan ("TARSOP Plan") provides for the grant of stock options to key employees. Only non-qualified options may be granted pursuant to the TARSOP Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. These options vest at the end of the ninth year, but are subject to accelerated vesting based on achievement of certain performance measures. Options granted pursuant to the TARSOP Plan expire nine and one-half years after the date of grant. At September 30, 1997, options for a total of 360,360 shares were reserved for issuance under the TARSOP Plan, all of which have been issued.

 1996 Affiliate Stock Option Plan

  The Company's 1996 Affiliate Stock Option Plan (the "Affiliate Plan") provides for the grant of stock options to certain persons associated with the affiliated dental practices. Only non-qualified options may be granted pursuant to the Affiliate Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Affiliate Plan expire ten years after the date of grant. At September 30, 1997, options for a total of 210,000 shares were reserved for issuance under the Affiliate Plan. At September 30, 1997, options for 87,186 shares were outstanding under the Affiliate Plan.

 1996 Directors Stock Option Plan

  The Company's 1996 Directors Stock Option Plan (the "Directors Plan") provides for the granting of options to outside directors. Only non-qualified options may be granted pursuant to the Directors Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Directors Plan expire ten years after the date of grant. At September 30, 1997, options for a total of 60,000 shares were reserved for issuance under the Directors Plan. At September 30, 1997, options for 19,800 shares were outstanding under the Directors Plan.

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

 Stock Option Activity

  A summary of stock option activity under all the Company's stock option plans for the year ended December 31, 1996 and the nine months ended September 30, 1997 follows:

                                                             EXERCISE PRICES
                                                         -----------------------
                                               NUMBER                   WEIGHTED
                                             OF OPTIONS      RANGE      AVERAGE
                                             ----------  -------------- --------
Outstanding at January 1, 1996..............       --                       --
Granted.....................................   571,170   $0.33 - $12.50  $ 3.50
Cancelled...................................    (4,500)            0.33    0.33
                                             ---------   --------------  ------
Outstanding at December 31, 1996............   566,670   $0.33 - $12.50  $ 3.50
Granted.....................................   528,696   12.50 -  14.17   14.03
Cancelled...................................      (600)           14.17   14.17
                                             ---------   --------------  ------
Outstanding at September 30, 1997........... 1,094,766   $0.33 - $14.17  $ 8.58
                                             =========   ==============  ======
Options exercisable at:
  December 31, 1996.........................    16,320
                                             =========
  September 30, 1997........................    42,798
                                             =========

  The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for stock options issued. In accordance with the provisions of SFAS No. 123, there would be no compensation cost using the minimum value method with the following assumptions: risk free interest rate of 6.7%, expected life of four years, and no dividends.

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
         1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

  The following table summarizes information about stock options outstanding at December 31, 1996 and September 30, 1997:

                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
   Range of Exercise Prices..............    $0.33-$12.50       $0.33-$14.17
   OPTIONS OUTSTANDING:
   Number Outstanding....................       566,670          1,094,766
   Weighted Average Remaining Contractual
    Life (in years)......................       8.3-9.9           7.5-9.8
   Weighted Average Exercise Price.......    $0.33-$12.50       $0.33-$14.17
   OPTIONS EXERCISABLE:
   Number Exercisable....................       16,320             42,798
   Weighted Average Exercise Price.......     $0.33-$8.33       $0.33-$8.33

(12) EMPLOYEE BENEFIT PLANS

 Retirement Plans

  The Company has a Savings and Retirement Plan (401(k) Plan), adopted October 1, 1996, which is the Company's principal defined contribution retirement plan, which provides for a match of up to 3% of an employee's compensation. Additionally, at September 30, 1997, the Company had three other defined contribution retirement plans. Total plan expense for the year ended December 31, 1996 and the nine months ended September 30, 1997 was $20,000 and $136,000, respectively.

(13) SUBSEQUENT EVENTS

 Letters of Intent

  At October 31, 1997, the Company had two letters of intent signed with potential affiliates to acquire substantially all the assets and enter into long-term service agreements with these dental practices. The aggregate purchase price under these letters of intent consists of approximately $5.9 million in cash, $0.8 million in subordinated promissory notes and 82,236 shares of Common Stock. Completion of these transactions is subject to due diligence review and completion of final agreements. There can be no assurance that the Company will consummate these transactions.

 Initial Public Offering

  Effective October 27, 1997, the Company authorized the filing of a registration statement for an initial public offering of the Company's Common Stock.

 Stock Split and Authorized Shares

  Effective October 31, 1997, the Company increased its authorized shares of Common Stock from 2,500,000 to 25,000,000 shares. The increase in authorized shares has been reflected retroactively in the accompanying consolidated financial statements.

  Additionally, effective October 31, 1997, the Company increased its authorized shares of Preferred Stock from 470,000 to 1,000,000 shares. The additional 530,000 shares are undesignated Preferred Stock which can be issued in one or more series.

                        AMERICAN DENTAL PARTNERS, INC.

 FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
          1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 UNAUDITED

  On November 7, 1997, the Company approved a 6-for-1 split of the Company's Common Stock effected in the form of a stock dividend. All share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect this split.

 1997 Employee Stock Purchase Plan

  On October 27, 1997, the Company approved the 1997 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), effective December 1, 1997. The Employee Stock Purchase Plan is designed to enable eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions and is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases will occur at the end of option periods, each of six months' duration, except that the first such option period will begin concurrent with the commencement of the Company's initial public offering and end on June 30, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan will be 85% of the lesser of the value of the Common Stock at the beginning of an option period and the value of the Common Stock at the end of the option period. Participants may elect under the Employee Stock Purchase Plan, prior to each option period, to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. However, the Employee Stock Purchase Plan imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period. A total of 200,000 shares of Common Stock has been reserved for issuance under the Employee Stock Purchase Plan.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
PDHC, Ltd.:

  We have audited the accompanying balance sheet of PDHC, Ltd. as of November 12, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from January 1, 1996 to November 12, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PDHC, Ltd. and the results of its operations and its cash flows for the period January 1, 1996 to November 12, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 26, 1997

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
PDHC, Ltd.:

  We have audited the accompanying balance sheet of PDHC, Ltd. as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PDHC, Ltd. as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          Stirtz Bernards Boyden
                                          Surdel & Larter, P.A.

Edina, Minnesota
October 16, 1997

                                   PDHC, LTD.

                                 BALANCE SHEETS
                    DECEMBER 31, 1995 AND NOVEMBER 12, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                      DECEMBER 31, NOVEMBER 12,
                                                          1995         1996
                                                      ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents..........................   $ 3,034       $    8
  Accounts receivable, net of allowances for doubtful
   accounts and contractual adjustments of $250 in
   1995 and $702 in 1996.............................     1,817        2,345
  Refundable income taxes............................       --         1,000
  Supplies...........................................       113          111
  Prepaid expenses and other receivables.............       294          234
  Deferred income taxes..............................       210          430
                                                        -------       ------
    Total current assets.............................     5,468        4,128
                                                        -------       ------
Property and equipment, net..........................     5,144        4,045
                                                        -------       ------
Non-current assets:
  Deferred income taxes..............................       420          600
  Other assets.......................................        98           97
                                                        -------       ------
    Total non-current assets.........................       518          697
                                                        -------       ------
    Total assets.....................................   $11,130       $8,870
                                                        =======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $   705       $  532
  Income taxes payable...............................       737          --
  Accrued compensation, benefits and taxes...........     1,205        1,568
  Accrued expenses...................................       321          543
  Customer prepayments...............................       --           540
  Current maturities of long-term debt...............       536          158
                                                        -------       ------
    Total current liabilities........................     3,504        3,341
                                                        -------       ------
Non-current liabilities:
  Long-term debt, less current maturities............       601          721
  Other liabilities..................................        68          118
                                                        -------       ------
    Total non-current liabilities....................       669          839
                                                        -------       ------
    Total liabilities................................     4,173        4,180
                                                        -------       ------
Stockholders' equity:
  Common stock, par value $1 per share, 50,000 shares
   authorized, 12,057 shares issued and outstanding..        12           12
  Additional paid-in capital.........................     3,648        3,415
  Notes receivable from stock sales..................       --          (155)
  Retained earnings..................................     3,297        1,418
                                                        -------       ------
    Total stockholders' equity.......................     6,957        4,690
                                                        -------       ------
Commitments and contingencies
    Total liabilities and stockholders' equity.......   $11,130       $8,870
                                                        =======       ======

                See accompanying notes to financial statements.

                                   PDHC, LTD.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                     AND THE PERIOD ENDED NOVEMBER 12, 1996
                                 (IN THOUSANDS)

                                                      YEAR ENDED
                                                     DECEMBER 31,   PERIOD ENDED
                                                    --------------- NOVEMBER 12,
                                                     1994    1995       1996
                                                    ------- ------- ------------
Net revenue........................................ $26,139 $30,211   $27,680
                                                    ------- -------   -------
Operating expenses:
  Salaries and benefits............................  13,457  17,117    16,731
  Special bonuses..................................     --      --      2,000
  Lab fees and dental supplies.....................   2,444   2,642     2,771
  Office occupancy.................................   2,149   2,185     2,120
  Other expenses...................................   6,247   5,877     5,738
  Depreciation.....................................   1,106   1,265     1,124
  Amortization of intangibles......................      10      18        26
                                                    ------- -------   -------
    Total operating expenses.......................  25,413  29,104    30,510
                                                    ------- -------   -------
Earnings (loss) from operations....................     726   1,107    (2,830)
  Interest expense (income), net...................     228      67       (31)
                                                    ------- -------   -------
Earnings (loss) before income taxes................     498   1,040    (2,799)
  Income taxes expense (benefit)...................     210     460      (920)
                                                    ------- -------   -------
Net earnings (loss)................................ $   288 $   580   $(1,879)
                                                    ======= =======   =======


                See accompanying notes to financial statements.

                                   PDHC, LTD.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                     AND THE PERIOD ENDED NOVEMBER 12, 1996
                                 (IN THOUSANDS)

                         COMMON STOCK
                         $1 PAR VALUE  ADDITIONAL    NOTE
                         -------------  PAID-IN   RECEIVABLE  RETAINED
                         SHARES AMOUNT  CAPITAL   STOCK SALES EARNINGS   TOTAL
                         ------ ------ ---------- ----------- --------  -------
Balance at December 31,
 1993, as previously
 stated.................    6    $  6    $  118      $ --     $ 1,766   $ 1,890
  Pooling of interests
   with Brookpark Dental
   Center, P.A..........    3       3        (1)       --         744       746
                          ---    ----    ------      -----    -------   -------
Balance at December 31,
 1993, as restated......    9       9       117        --       2,510     2,636
  Issuance of common
   stock................  --      --        105        --         --        105
  Purchase of common
   stock................  --      --       (106)       --         (81)     (187)
  Net earnings..........  --      --        --         --         288       288
                          ---    ----    ------      -----    -------   -------
Balance at December 31,
 1994...................    9       9       116        --       2,717     2,842
  Issuance of common
   stock................    3       3     3,616        --         --      3,619
  Purchase of common
   stock................  --      --        (84)       --         --        (84)
  Net earnings..........  --      --        --         --         580       580
                          ---    ----    ------      -----    -------   -------
Balance at December 31,
 1995...................   12      12     3,648        --       3,297     6,957
  Issuance of common
   stock................    1       1       185       (155)       --         31
  Purchase of common
   stock................   (1)     (1)     (418)       --         --       (419)
  Net loss..............  --      --        --         --      (1,879)   (1,879)
                          ---    ----    ------      -----    -------   -------
Balance at November 12,
 1996...................   12    $ 12    $3,415      $(155)   $ 1,418   $ 4,690
                          ===    ====    ======      =====    =======   =======


                See accompanying notes to financial statements.

                                   PDHC, LTD.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                     AND THE PERIOD ENDED NOVEMBER 12, 1996
                                 (IN THOUSANDS)

                                                    YEAR ENDED
                                                   DECEMBER 31,     PERIOD ENDED
                                                  ----------------  NOVEMBER 12,
                                                   1994     1995        1996
                                                  -------  -------  ------------
Cash flows from operating activities:
  Net earnings (loss)............................ $   288  $   580    $(1,879)
  Adjustments to reconcile net earnings (loss) to
   net cash provided by (used for) operating
   activities:
    Depreciation and amortization................   1,116    1,283      1,150
    Deferred income taxes........................     (50)    (430)      (400)
    Loss on disposition of assets................     --       --         924
    Accounts receivable..........................    (133)    (335)      (528)
    Other current assets.........................     (50)      85         62
    Other assets.................................     (11)     (40)         1
    Accounts payable and accrued expenses........     682      353       (785)
    Other........................................     --        68         63
                                                  -------  -------    -------
      Net cash provided by (used for) operating
       activities................................   1,842    1,564     (1,392)
                                                  -------  -------    -------
Cash flows used for investing activities:
  Capital expenditures, net......................  (1,793)  (1,162)      (988)
                                                  -------  -------    -------
Cash flows from financing activities:
  Proceeds from issuance of common stock.........     105    3,619         31
  Issuance of subordinated debenture.............     --        10        (35)
  Net change in note payable--bank...............     360     (460)       --
  Purchase of common stock.......................     (45)     --        (419)
  Repayment of borrowings........................    (557)    (474)      (223)
  Repayment of capital lease obligations.........    (172)    (199)       --
                                                  -------  -------    -------
      Net cash provided by (used for) financing
       activities................................    (309)   2,496       (646)
                                                  -------  -------    -------
Net change in cash and cash equivalents..........    (260)   2,898     (3,026)
Cash and cash equivalents at beginning of
 period..........................................     396      136      3,034
                                                  -------  -------    -------
Cash and cash equivalents at end of period....... $   136  $ 3,034    $     8
                                                  =======  =======    =======
Cash paid during the period for:
  Interest....................................... $   149  $   157    $    78
                                                  =======  =======    =======
  Income taxes................................... $   338  $   199    $ 1,214
                                                  =======  =======    =======
Non-cash investing and financing activities:
  Purchase of common stock with note payable..... $   142  $    84    $   --
                                                  =======  =======    =======
  Purchase of equipment with capital lease
   obligation.................................... $   --   $     5    $   --
                                                  =======  =======    =======
  Issuance of common stock for note receivable... $   --   $   --     $   155
                                                  =======  =======    =======

                See accompanying notes to financial statements.

                                  PDHC, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  The Company provides dental services to patients throughout the greater Minneapolis/St. Paul, Minnesota area.

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Net Patient Service Revenue

  The Company generates its revenue from patients and third party payors under fee for service, preferred provider and capitation arrangements. The Company's preferred provider agreements and capitation agreements with health maintenance organizations are generally on a yearly basis subject to cancellation by either party upon advance written notice.

  Preferred provider revenue is recognized when the service is provided based on predetermined rates for the respective service. Capitation revenue is due monthly and recognized as revenue in the month the Company is obligated to provide service to the patients under the capitation agreement.

 Cash Equivalents

  The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents.

 Supplies

  Supplies consist of dental supplies and are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which are 31 years for buildings, 5 years for equipment and 7 years for furniture and fixtures and leasehold improvements. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. The cost of maintenance and repairs is expensed as incurred and significant renewals and betterments are capitalized.

 Advertising Costs

  Advertising costs are expensed as incurred. Advertising costs (including yellow pages) charged to operations were $265,000 in 1994, $336,000 in 1995 and $455,000 in 1996.

                                  PDHC, LTD.

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996

 Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of income taxes currently due plus deferred income taxes. Deferred income taxes relate to differences between the financial and tax bases of certain assets and liabilities. Temporary differences that result in significant deferred income taxes are allowance for doubtful accounts, accrual for vacation pay and book accumulated depreciation in excess of tax accumulated depreciation.

 Concentrations of Credit Risk

  The Company has cash and cash equivalents which exceed the federally insured limit. These consist principally of demand deposits and money market funds. These deposits generally have maturities of three months or less. The Company has not experienced any losses on its cash deposits.

  The Company grants credit to patients and third party payors without collateral. Net patient service revenue from patients and third party payors were as follows:

                                                      YEAR ENDED
                                                       DECEMBER
                                                          31,       PERIOD ENDED
                                                      ------------  NOVEMBER 12,
                                                      1994   1995       1996
                                                      -----  -----  ------------
   Fee-for-service plans.............................  37.3%  40.6%     43.8%
   Preferred provider organization plans.............  13.6   12.2      12.4
   Capitated managed care plans......................  49.1   47.2      43.8
                                                      -----  -----     -----
                                                      100.0% 100.0%    100.0%
                                                      =====  =====     =====

  Net patient service revenue from patients under a major dental benefit carrier and affiliated entities' plan was 21.1% in 1994, 22.9% in 1995 and 20.2% in 1996. The major dental benefit carrier became a stockholder of the Company in 1995.

(2) MERGER

  On March 31, 1995, the Company completed a merger with Brookpark Dental Center, P.A. whereby Brookpark was merged directly into PDHC, Ltd. Under the terms of the agreement, Brookpark stockholders received 0.158 of a share of the Company's common stock for each Brookpark share. Accordingly, the Company issued 2,733 shares of its common stock for all the outstanding common stock of Brookpark. In addition, outstanding employee stock options to purchase Brookpark common stock were converted into options to purchase 58 shares of the Company's common stock. Prior to the merger, certain stockholders of the Company were also stockholders of Brookpark.

                                  PDHC, LTD.

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996

  The transaction has been accounted for as pooling of interests and therefore the financial statements are presented as if the merger took place at the beginning of 1994. Separate and combined results of PHDC, Ltd. and Brookpark during the year ended December 31, 1994 are as follows:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1994
                                                               -----------------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
     Net revenue:
       PDHC, Ltd..............................................      $21,828
       Brookpark Dental Center, P.A...........................        4,714
       Less intercompany sales................................         (403)
                                                                    -------
                                                                    $26,139
                                                                    =======
     Net earnings:
       PDHC, Ltd..............................................      $   164
       Brookpark Dental Center, P.A...........................          124
                                                                    -------
                                                                    $   288
                                                                    =======

(3) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                       DECEMBER 31, NOVEMBER 12,
                                                           1995         1996
                                                       ------------ ------------
                                                            (IN THOUSANDS)
   Land, buildings and leasehold improvements.........   $ 5,376      $ 5,773
   Equipment..........................................     4,497        3,661
   Furniture and fixtures.............................     1,443        2,775
                                                         -------      -------
   Total property and equipment.......................    11,316       12,209
   Less accumulated depreciation......................    (6,172)      (8,164)
                                                         -------      -------
   Property and equipment, net........................   $ 5,144      $ 4,045
                                                         =======      =======

(4) NOTE PAYABLE--BANK

  The Company had a $1.2 million line of credit with interest payable monthly at 1% above the prime rate. The Company paid off the note in 1995 and elected not to renew the note. The note was secured by the assets of the Company.

                                  PDHC, LTD.

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996

(5) LONG-TERM OBLIGATIONS

  Long-term obligations consisted of the following:

                                                      DECEMBER 31, NOVEMBER 12,
                                                          1995         1996
                                                      ------------ ------------
                                                           (IN THOUSANDS)
Note payable to bank bears interest at 8.63%. The
 note is payable in monthly installments of $6,684,
 including principal and interest due March, 2003.
 The note is secured by property....................     $  429       $ 392
Note payable to bank bears interest at 7.36%. The
 note is payable in monthly installments of $3,617,
 including principal and interest due March, 1997.
 The note is secured by property....................         49          14
Note payable to bank bears interest at 9.75%. The
 note is payable in monthly installments of $21,436,
 including principal and interest due November,
 1996. The note is secured by the assets of the
 Company............................................        214         --
Notes payable to related parties bear interest at 8%
 to 9%. The notes are payable in monthly
 installments through October, 2004. The notes are
 unsecured..........................................        271         473
Capital lease obligations (Note 6)..................        132         --
Subordinated debentures to three employees bear
 interest at 8%. The debentures are payable over
 five to ten years after the employees' termination.
 (Note 8)...........................................         35         --
Covenant not to compete, payable in monthly
 installments of $683 through October, 1996.........          7         --
                                                         ------       -----
                                                          1,137         879
Less current maturities.............................       (536)       (158)
                                                         ------       -----
                                                         $  601       $ 721
                                                         ======       =====

  Future maturities of long-term obligations are as follows:

                                                                 (IN THOUSANDS)
     Years Ending December 31:
       1997.....................................................      $158
       1998.....................................................       119
       1999.....................................................       129
       2000.....................................................       141
       2001.....................................................       154
       Thereafter...............................................       178
                                                                      ----
                                                                      $879
                                                                      ====

(6) LEASE COMMITMENTS

  The Company leases its facilities under non-cancelable long-term operating lease agreements ranging from one to fourteen years with certain leases containing renewal options exercisable at the end of the lease term. Certain lease agreements provide for the Company to pay their proportionate share of real estate taxes, insurance and other operating costs. In addition, parts of the leased facilities have been subleased with one-year terms. Rent expense under facility leases was $1,282,000 in 1994, $1,044,000 in 1995 and $956,000
in 1996, which is net of sublease income of $32,000 in 1994, $72,000 in 1995 and $123,000 in 1996.

                                  PDHC, LTD.

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996


  The Company leases copiers, fax machines and various other equipment under non-cancelable operating lease agreements. Rent expense for equipment under operating leases was $97,000 in 1994, $111,000 in 1995 and $32,000 in 1996.

  Future minimum lease payments for operating leases as of November 12, 1996 are as follows:

                                                                 (IN THOUSANDS)
     Years Ending December 31:
       1997.....................................................     $1,340
       1998.....................................................      1,186
       1999.....................................................        994
       2000.....................................................        751
       2001.....................................................        619
       Thereafter...............................................      3,006
                                                                     ------
                                                                     $7,896
                                                                     ======

  Future minimum rentals to be received under subleases in the remainder of 1996 was $11,000. The subleases expired as of December 31, 1996.

  The Company leased computer equipment and software under a capital lease that required monthly payments of $13,772 including interest through August, 1996. The Company had an option to purchase the equipment and software at fair market value at the end of the lease term. The Company leased telephone equipment under a capital lease that required monthly payments of $2,036 through May, 1996.

  Assets recorded under capital leases consisted of the following:

                                                                   DECEMBER 31,
                                                                       1995
                                                                  --------------
                                                                  (IN THOUSANDS)
     Computer equipment and software.............................     $ 515
     Telephone equipment.........................................        63
                                                                      -----
                                                                        578
                                                                       (156)
                                                                      -----
     Less accumulated depreciation...............................     $ 422
                                                                      =====

                                  PDHC, LTD.

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996

(7) INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                       YEAR ENDED
                                                        DECEMBER
                                                          31,       PERIOD ENDED
                                                       -----------  NOVEMBER 12,
                                                       1994  1995       1996
                                                       ----  -----  ------------
                                                           (IN THOUSANDS)
     Current:
       Federal........................................ $190  $ 670     $(467)
       State..........................................   70    220       (53)
                                                       ----  -----     -----
                                                        260    890      (520)
                                                       ----  -----     -----
     Deferred:
       Federal........................................  (38)  (330)     (260)
       State..........................................  (12)  (100)     (140)
                                                       ----  -----     -----
                                                        (50)  (430)     (400)
                                                       ----  -----     -----
                                                       $210  $ 460     $(920)
                                                       ====  =====     =====

  Deferred income taxes reflect temporary differences in the recognition of revenue and expense for tax reporting and financial statement purposes. Deferred tax assets were comprised of the following at December 31, 1994, 1995, and November 12, 1996:

                                                       DECEMBER 31, NOVEMBER 12,
                                                           1995         1996
                                                       ------------ ------------
                                                            (IN THOUSANDS)
     Depreciation and amortization....................     $392        $  485
     Reserves deductible in future years..............      101           199
     Accrued expenses.................................      109           172
     Other............................................       28           174
                                                           ----        ------
       Total deferred tax asset.......................     $630        $1,030
                                                           ====        ======

  A reconciliation between the federal statutory tax rate and the Company's effective tax rate is as follows:

                                  YEAR ENDED     YEAR ENDED    PERIOD ENDED
                                 DECEMBER 31,   DECEMBER 31,   NOVEMBER 12,
                                     1994           1995           1996
                                -------------- -------------- ---------------
                                AMOUNT PERCENT AMOUNT PERCENT AMOUNT  PERCENT
                                ------ ------- ------ ------- ------  -------
                                               (IN THOUSANDS)
Income taxes at federal
 statutory tax rate............  $174   35.0%   $364   35.0%  $(898)   (34.0)%
Acquisition costs..............   --     --      --     --       82      3.0
Officers' life insurance.......     9    1.6      22    2.1      24      1.0
Meals and entertainment........     7    1.4      27    2.6       2      0.0
State income taxes, net of
 federal tax benefit...........    20    4.2      47    4.5    (130)    (5.0)
                                 ----   ----    ----   ----   -----    -----
                                 $210   42.2%   $460   44.2%  $(920)   (35.0)%
                                 ====   ====    ====   ====   =====    =====

                                  PDHC, LTD.

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996

(8) SUBORDINATED DEBENTURES

  The Company had issued $35,000 of subordinated debentures to three employees. The debentures accrued interest at 8% and were to be redeemed by the Company at the employee's termination of employment. The debentures were payable over either a five or ten-year period with interest at 8%, as determined under the agreements. The Company had also issued options to three employees and a consultant to the Company to purchase a total of $374,000 of additional subordinated debentures. Employees had committed to purchase $58,000 of these debentures.

  The subordinated debentures carried with them stock appreciation rights. Under the agreements, the debenture holders participated in the common stock appreciation over a base price per share as determined in each of the respective agreements. The number of shares available for appreciation rights were determined by the amount of debentures purchased divided by the base price per share. The rights vested over periods ranging from six to ten years and were payable when services were no longer performed for the company or employment was terminated. The amount payable to the debenture holders would have been equal to the value of such specific number of shares less the amount of the debentures which would have been paid less accrued and paid interest on the debentures. The amounts were payable over a five or ten-year period with interest at 8%, as determined under the agreements. Compensation expense charged to operations related to these stock appreciation rights was $0 in 1994, $18,000 in 1995 and $0 in 1996. These agreements were terminated November 11, 1996.

(9) STOCKHOLDERS' EQUITY

 Stock Options

  The Company has granted nonqualified stock options to key employees at an exercise price not less than market price as of the date of grant. Each grant awarded specifies the period for which the stock options are exercisable and provides that the stock options shall expire at the end of such period. Option transactions for the years ended December 31, 1994 and 1995 and period ended November 12, 1996 are summarized as follows:

                                                             NUMBER OF OPTIONS
                                                              SHARES    PRICES
                                                             --------- --------
   Outstanding at December 31, 1993.........................    --     $    --
   Granted..................................................    332         255
                                                               ----    --------
   Outstanding at December 31, 1994.........................    332         255
   Brookpark options converted to Company options...........     58         350
   Granted..................................................     69         291
                                                               ----    --------
   Outstanding at December 31, 1995.........................    459     255-350
   Granted..................................................     69         350
   Cancelled................................................   (528)    255-350
                                                               ----    --------
   Outstanding at November 12, 1996.........................    --     $    --
                                                               ====    ========

  The Company has adopted the disclosure-only provisions of SFAS No. 123, and applies APB Opinion 25 and related interpretations in accounting for its plan. Under APB Opinion 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

                                  PDHC, LTD.

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996

  The effect of applying SFAS No. 123's fair value method to the Company's stock-based awards results in net income that is not materially different from amounts reported.

 Stock Redemption Agreement

  The Company has a stock redemption agreement with its individual stockholders. The agreement requires the Company to purchase the stockholders' share upon termination of employment, in the event of death or total disability. The stockholders will receive payment for their stock from life insurance proceeds and/or in 120 monthly installments, including interest at 9%. The Company has approximately $5,990,000 of life insurance on its individual stockholders at December 31, 1995 and at November 12, 1996 to provide partial, and in some cases full, funding for this agreement.

 Stock Redemption Commitment

  The Company has an agreement to purchase 788 shares of common stock at November 12, 1996 from a current stockholder as follows:

                  PRICE
      NUMBER       PER   AGGREGATE
     OF SHARES    SHARE    PRICE                       PAYMENT TERMS
     ---------   ------- ---------                     -------------
         50      $556.80 $ 27,840  12 monthly installments with interest at 9% beginning
                                   December 1, 1996
        100      $560.00 $ 56,000  12 monthly installments with interest at 9% beginning
                                   December 1, 1996
        638      $569.76 $363,510  60 monthly installments with interest at 9% beginning
                                   December 1, 1997

(10) DEFERRED COMPENSATION AGREEMENT

  In August, 1995, the Company entered into an agreement with an officer of the Company which calls for the officer to be credited with $50,000 of deferred compensation on August 17, 1995, and an additional $50,000 on each anniversary date up to and including the tenth anniversary date. The deferred compensation becomes fully vested upon the earlier of termination of employment or August, 2005. Amounts payable under the agreement are to be paid in a lump sum in cash, as soon as administratively practicable. Compensation expense charged to operations under this agreement was $0 in 1994, $50,000 in 1995 and 1996.

(11) BENEFIT PLANS

 Defined Benefit Pension Plan

  The Company had a defined benefit pension plan which covered substantially all employees after certain age and service requirements were met. In July, 1994, the plan was terminated effective September 30, 1994. Participants became 100% vested in their accrued benefits through the date of termination and were paid the value of those benefits in September, 1995. Plan expenses charged to operations were $696,000 in 1994 and $533,000 in 1995.

                                  PDHC, LTD.

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND THE PERIOD ENDED NOVEMBER 12, 1996

 Profit Sharing Plan

  The Company had a profit sharing plan which covered employees who had attained the age of 21 and completed 12 months of service. No contributions had been made to the plan since July, 1984 and no contributions were permitted by the participants. The plan was terminated effective June 30, 1995 and participants became 100% vested in their account balances. All participant balances were paid out in 1995.

 401(k) Profit Sharing Plan

  The Company has a 401(k) profit sharing plan that covers employees who have attained the age of 21 and completed 6 months of service. Eligible employees can contribute up to 15% of their compensation. The Company makes matching contributions of 30% on the first 6% of employee deferrals. The Company can also make discretionary contributions to the plan as determined by the Board of Directors. Contributions to the plan were $36,000 in 1994, $60,000 in 1995 and $133,000 in 1996.

(12) OTHER RELATED PARTY TRANSACTION

  The Company paid provider fees of $173,000 in 1994, $82,000 in 1995 and $11,000 in 1996 to a related entity. Provider fees payable to the related entity were $5,000 at December 31, 1995 and $0 at November 12, 1996. Certain stockholders of the Company are also stockholders in the related entity and the related entity is a stockholder of the Company.

(13) FAIR VALUES OF FINANCIAL INSTRUMENTS

  The estimated fair values of the Company's financial instruments at December 31, 1995 and November 12, 1996, and the methods and assumptions used to estimate such fair values, are as follows:

  The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate the carrying amounts because of the short maturity of those financial instruments.

  The fair values of long-term obligations, long-term capital lease obligations and subordinated debentures approximate the carrying amounts, as their interest rates approximate current interest rates.

(14) RECLASSIFICATIONS

  Certain reclassifications were made to the 1995 statement of operations to conform with the 1994 and 1996 presentations which had no effect on net earnings.

(15) SUBSEQUENT EVENTS

  Effective November 12, 1996, substantially all the assets and liabilities of PDHC, Ltd. were acquired by American Dental Partners, Inc. In connection with this transaction (i) the dentists employees formed a new professional corporation, PDG, P.A. and (ii) PDHC, Ltd. simultaneously entered into a 40-year service agreement with PDG, P.A. Immediately prior to the completion of this transaction, PDHC, Ltd. paid special bonuses of $2,000,000 to shareholders and certain employees which are recorded as expense in the accompanying statement of operations.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Orthocare Companies:

  We have audited the accompanying combined balance sheets of The Orthocare Companies (the "Company") as of December 31, 1996 and September 30, 1997, and the related combined statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Orthocare Companies as of December 31, 1996 and September 30, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts

December 29, 1997

                            THE ORTHOCARE COMPANIES

                            COMBINED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
ASSETS
Current assets:
  Cash and cash equivalents.........................    $1,558       $2,101
  Accounts receivable, net of allowance for
   uncollectible billings of $50,000 in 1996 and
   1997.............................................     1,001          852
  Inventories.......................................        46           48
  Prepaid expenses..................................        26           43
                                                        ------       ------
    Total current assets............................     2,631        3,044
                                                        ------       ------
Property and equipment, net.........................       252          240
                                                        ------       ------
    Total assets....................................    $2,883       $3,284
                                                        ======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $   48       $  134
  Accrued compensation, benefits and taxes..........       195          456
  Accrued and deferred income tax liability.........        96          226
  Amounts payable to providers......................       250          241
  Deferred revenue..................................       703          816
  Notes payable to stockholders.....................       103           22
                                                        ------       ------
    Total current liabilities.......................     1,395        1,895
                                                        ------       ------
Noncurrent liabilities:
  Deferred income tax liability.....................       326          231
                                                        ------       ------
    Total liabilities...............................     1,721        2,126
                                                        ------       ------
Stockholders' equity:
  Common stock......................................       181          181
  Additional paid-in capital........................       105          105
  Retained earnings.................................       876          872
                                                        ------       ------
    Total stockholders' equity......................     1,162        1,158
                                                        ------       ------
Commitments and contingencies
    Total liabilities and stockholders' equity......    $2,883       $3,284
                                                        ======       ======

            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                   YEAR ENDED  NINE MONTHS ENDED
                                                  DECEMBER 31,   SEPTEMBER 30,
                                                      1996           1997
                                                  ------------ -----------------
Revenue..........................................    $8,868         $7,208
Operating expenses:
  Salaries and benefits..........................     6,821          5,671
  Lab fees and dental supplies...................       404            326
  Office occupancy...............................       599            460
  Other operating expenses.......................       528            535
  Depreciation...................................       129             51
                                                     ------         ------
    Total operating expenses.....................     8,481          7,043
                                                     ------         ------
    Earnings from operations.....................       387            165
Interest (income), net...........................       (35)           (40)
                                                     ------         ------
    Earnings before income taxes.................       422            205
Income taxes.....................................       152            144
                                                     ------         ------
Net earnings.....................................    $  270         $   61
                                                     ======         ======


            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                              ADDITIONAL              TOTAL
                                               PAID-IN   RETAINED STOCKHOLDERS'
                                 COMMON STOCK  CAPITAL   EARNINGS    EQUITY
                                 ------------ ---------- -------- -------------
Balance at December 31, 1995....     $181        $105      $709        $995
  Net earnings..................      --          --        270         270
  Dividends paid................      --          --       (103)       (103)
                                     ----        ----      ----      ------
Balance at December 31, 1996....      181         105       876       1,162
  Net earnings..................      --          --         61          61
  Dividends paid................      --          --        (65)        (65)
                                     ----        ----      ----      ------
Balance at September 30, 1997...     $181        $105      $872      $1,158
                                     ====        ====      ====      ======



            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEAR ENDED  NINE MONTHS ENDED
                                                 DECEMBER 31,   SEPTEMBER 30,
                                                     1996           1997
                                                 ------------ -----------------
Cash flows from operating activities:
  Net earnings..................................    $  270         $    61
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Depreciation................................       129              51
    Deferred income tax liability...............        82             (95)
    Changes in assets and liabilities:
      Accounts receivable.......................        12             149
      Other current assets......................        86             (19)
      Accounts payable..........................         8              86
      Accrued compensation, benefits and taxes..         7             261
      Accrued and deferred income tax
       liability................................        19             130
      Amounts payable to providers..............         1              (9)
      Deferred revenue..........................        96             113
                                                    ------         -------
        Net cash provided by operating activi-
         ties...................................       710             728
                                                    ------         -------
Cash flows from investing activities:
  Capital expenditures, net.....................      (245)            (39)
                                                    ------         -------
        Net cash used for investing activities..      (245)            (39)
                                                    ------         -------
Cash flows from financing activities:
  Proceeds (repayments) of notes payable to
   stockholders, net............................        59             (81)
  Dividends paid................................      (103)            (65)
                                                    ------         -------
        Net cash used for financing activities..       (44)           (146)
                                                    ------         -------
Increase in cash and cash equivalents...........       421             543
Cash and cash equivalents at beginning of
 period.........................................     1,137           1,558
                                                    ------         -------
Cash and cash equivalents at end of period......    $1,558         $ 2,101
                                                    ======         =======
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for income taxes..    $   51         $   109
                                                    ======         =======
  Cash paid during the period for interest......    $    2         $     3
                                                    ======         =======

            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS

  The accompanying combined financial statements include Orthodontic Care Specialists ("OCS"), Apple Park Associates, Inc. ("APA") and Orthocare Limited ("Orthocare"), collectively the ("Orthocare Companies", or the "Company"). The Orthocare Companies provide orthodontic services to patients in the Minneapolis/St. Paul, Minnesota area and arrange for the provision of orthodontic services for insurance companies in Minnesota and Wisconsin.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying combined financial statements have been prepared on the accrual basis of accounting. The operations of all entities described in Note 1 are combined for reporting purposes due to their common ownership. Intercompany balances and transactions have been eliminated upon the combination.

 Use of Estimates

  The preparation of these combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized in accordance with the proportional performance method of accounting for service contracts. Under this method, revenue is recognized as services are performed and the costs associated therewith are incurred, under the terms of contractual agreements with each patient. A significant portion, approximately 20% of the services are performed and revenue recognized in the initial month of the contract. Billings under each contract, which vary in duration from 12 to 30 months, are made throughout the term of the contract. Patient prepayments represent collections from patients or their insurance companies which are received in advance of the performance of the related services.

  Accounts receivable represent billed and unbilled amounts due from patients and third party payors for orthodontic services provided.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

 Fair Value of Financial Instruments

  The Company believes the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue and notes payable to stockholders approximate fair value because of the short-term nature of these items.

 Inventories

  Inventories consist primarily of dental supplies and are stated at the lower of FIFO cost or market.

                            THE ORTHOCARE COMPANIES

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets which are 5 years for leasehold improvements, equipment and furniture and fixtures.

 Income Taxes

  OCS and APA have elected to be treated as an "S Corporation" under Section 1362 of the Internal Revenue Code. As such, taxable income earned or taxable losses incurred by these entities passes through to the shareholders and is not subject to federal income tax at the corporate level. Accordingly, these entities do not have a federal tax expense or benefit. Orthocare is a "C Corporation" and is subject to federal and state income taxes.

  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on the deferred taxes of changes in the tax rate is recognized in operations in the period that includes the enactment date.

(3) PROPERTY AND EQUIPMENT

 Property and Equipment

  Property and equipment consisted of the following at December 31, 1996 and September 30, 1997:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                            (IN THOUSANDS)
   Leasehold improvements............................    $ 337         $ 337
   Equipment.........................................      337           376
   Furniture and fixtures............................      120           120
                                                         -----         -----
   Total property and equipment......................      794           833
   Less accumulated depreciation.....................     (542)         (593)
                                                         -----         -----
   Property and equipment, net.......................    $ 252         $ 240
                                                         =====         =====

 Operating Leases

  The Company is obligated under non-cancelable operating leases for premises and equipment expiring in various years through the year 2001. Rent expense for the year ended December 31, 1996 and nine months ended September 30, 1997 amounted to $552,000 and $416,000, respectively (see Note 7).

  Minimum future rental payments under non-cancelable operating leases as of September 30, 1997 are as follows:

                                                                  (IN THOUSANDS)
   Quarter ending December 31, 1997..............................     $  101
   Fiscal year ending:
   1998..........................................................        415
   1999..........................................................        317
   2000..........................................................        260
   2001..........................................................        200
                                                                      ------
   Total minimum lease payments..................................     $1,293
                                                                      ======

                            THE ORTHOCARE COMPANIES

(4) INCOME TAXES

  Income tax expense (benefit) attributable to earnings before income taxes consists of:

                                                          CURRENT DEFERRED TOTAL
                                                          ------- -------- -----
                                                              (IN THOUSANDS)
   Year ended December 31, 1996:
     Federal.............................................  $ 54     $ 65   $119
     State...............................................    16       17     33
                                                           ----     ----   ----
                                                           $ 70     $ 82   $152
                                                           ====     ====   ====
   Nine months ended September 30, 1997:
     Federal.............................................  $188     $(75)  $113
     State...............................................    51      (20)    31
                                                           ----     ----   ----
                                                           $239     $(95)  $144
                                                           ====     ====   ====

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31, 1996 and September 30, 1997 are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                            (IN THOUSANDS)
   Deferred tax assets:
     Property and equipment..........................     $  4         $  2
                                                          ----         ----
     Total gross deferred tax assets.................        4            2
                                                          ----         ----
   Deferred tax liabilities:
     Cash to accrual adjustments.....................      407          310
                                                          ----         ----
     Total gross deferred tax liabilities............      407          310
                                                          ----         ----
   Net deferred tax liability........................     $403         $308
                                                          ====         ====

  The following table reconciles the Federal statutory income tax rate and the Company's effective income tax rate for the year ended December 31, 1996 and nine months ended September 30, 1997:

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
   Income taxes at Federal statutory rate............      34%           34%
   State taxes, net of Federal benefit...............       9             9
   Effective S corporation losses....................      (7)           27
                                                          ---           ---
   Effective income tax rate.........................      36%           70%
                                                          ===           ===

(5) NOTES PAYABLE TO STOCKHOLDERS

  Notes payable to stockholders consisted of the following at December 31, 1996 and September 30, 1997 (in thousands):

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
                                                          (IN THOUSANDS)
   Notes payable, unsecured, interest rate 8%,
    payable in installments, maturing in February
    1998..........................................      $ 63          $22
   Notes payable, unsecured, non-interest bearing,
    payable on demand.............................        40          --
                                                        ----          ---
                                                        $103          $22
                                                        ====          ===

                            THE ORTHOCARE COMPANIES

(6) STOCKHOLDERS' EQUITY

 Common Stock

  Common stock for each of the combined entity's consisted of the following at December 31, 1996 and September 30, 1997:

                                                   SHARES
                                           ----------------------
                                 PAR VALUE AUTHORIZED OUTSTANDING     AMOUNT
                                 --------- ---------- ----------- --------------
                                                                  (IN THOUSANDS)
   Orthocare....................  No Par     25,000      1,000         $  1
   OCS..........................  No Par     50,000     28,484           95
   APA..........................  No Par     25,000      1,000           66
   DSM..........................  No Par     25,000        600           19
                                                        ------         ----
                                                        31,084         $181
                                                        ======         ====

(7) RELATED PARTY TRANSACTIONS

  The Company has an Orthodontists Service Agreement with Midwest Dental Care to provide orthodontic services to participants in Midwest Dental Plan. Midwest Dental Plan, a Wisconsin corporation, is partially owned by Company stockholders. The Company received capitated revenue of approximately $290,000 and $217,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  The Company leases space from Apple Park Partners, which is 100% owned by the Company's majority stockholder. Payments made to Apple Park Partners under the lease were approximately $178,000 and $157,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  The Company has an informal agreement with College Park Lab, a Wisconsin corporation, to contract labor for four administrative employees in its Wisconsin office. Under the agreement, College Park Lab performs the hiring and all payroll and benefit administration for the Company's administrative staff. The Company reimburses College Park Lab for the cost of salaries and benefits plus a 11% markup to cover administrative costs. Total amounts paid to College Park Lab were approximately $99,000 and $91,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. College Park Lab is partially owned by a minority stockholder of the Company.

(8) SUBSEQUENT EVENTS

  Effective October 1, 1997, substantially all the assets of the Company were acquired by American Dental Partners, Inc. In connection with this transaction Apple Park Associates, Inc. entered into a 40-year service agreement with Orthodontic Care Specialists, Ltd.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  11
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Historical and Pro Forma Consolidated Financial Data............  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  24
Management...............................................................  36
Certain Transactions.....................................................  42
Principal Stockholders...................................................  45
Description of Capital Stock.............................................  46
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  50
Validity of Common Stock.................................................  52
Experts..................................................................  52
Additional Information...................................................  52
Index to Financial Statements............................................ F-1

                                  -----------

 UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,000,000 Shares

                       [AMERICAN DENTAL PARTNERS LOGO]

                                 Common Stock

                                  -----------
                                  PROSPECTUS
                                  -----------

                                BT ALEX. BROWN

                        BANCAMERICA ROBERTSON STEPHENS

                              PIPER JAFFRAY INC.

                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, NASD Filing Fee and Nasdaq National Market Listing Fee) are estimated.

     SEC Registration Fee........................................... $   11,849
     NASD Filing Fee................................................      4,410
     Nasdaq National Market Listing Fee.............................     40,500
     Blue Sky Fees and Expenses.....................................
     Printing and Engraving Costs...................................
     Legal Fees and Expenses........................................
     Accounting Fees and Expenses...................................
     Transfer Agent and Registrar Fees and Expenses.................
     Miscellaneous..................................................
                                                                     ----------
       Total........................................................ $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Article 6 of the Amended and Restated By-Laws of the Company, a copy of which is filed as Exhibit 3(b), contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the DGCL. The By-Laws provide for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Company or by the stockholders of the Company or otherwise as provided in Section 6.4 of Article 6 of the By-Laws, that: (i) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company; (ii) in any action, suit, or proceeding by or in the right of the Company, they were not, and have not been adjudicated to have been liable to the Company;

and (iii) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 6.3 of
Article 6 of the By-Laws provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses actually and reasonably incurred in connection therewith. At present, there are no claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and the Company does not know of any threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

  Under Section 145 of the Delaware Law and Section 6.7 of the By-Laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or who, while serving in such capacity, is or was at the request of the Company, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145 or the By-Laws. The Company has purchased a liability policy to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policy.

  Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  Article Ninth of the Second Amended and Restated Certificate of
Incorporation of the Company, a copy of which is filed as Exhibit 3(a), eliminates personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary as a director to the maximum extent permitted by Section 102(b)(7) of the DGCL.

  The Underwriting Agreement (a form of which appears as Exhibit 1 hereto) provides for indemnification of the Registrant's directors and officers in certain circumstances. The indemnification provided for by the Underwriters is limited to matters arising in connection with this Registration Statement. Reference is made to paragraph eight of the Underwriting Agreement for information concerning indemnification undertaken among the Company and the Underwriters.

  The above discussion of the Company's Certificate of Incorporation and By-Laws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-Laws and statutes.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since the Company's formation in December 1995, the Company has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). The following numbers give effect to the 6-to-1 stock split effected in the form of a stock dividend on November 7, 1997. No underwriters were engaged in connection with any of the following transactions, and accordingly, no underwriting discounts or commissions were paid. The shares of capital stock and other securities issued in the following transactions were offered and sold in reliance upon the following exemptions:
(i) in the case of the transactions described in (a), below, Section 4(2) of the Securities Act or Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering; and (ii) in the case of the transactions described in (b), below, Section 3(b) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.

 (a) Issuances of Capital Stock

  (i) On January 8, 1996, the Company issued 300,000 shares of Common Stock to Mr. Serrao for a cash purchase price of $500; (ii) pursuant to and in connection with the Preferred Stock Purchase Agreement, between January 12, 1996 and December 11, 1996, the Company issued to the Purchasers a total of 300,000 shares of Common Stock for a total purchase price of $100,000, 400,000 shares of Series A Convertible Preferred Stock for a total purchase price of $7,900,000, and 70,000 shares of Series B Redeemable Preferred Stock for a total purchase price of $7,000,000; (iii) on November 12, 1996, the Company issued 1,260,000 shares of Common Stock to the stockholders of Park as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $1,500,000 and cash) paid by the Company in exchange for all of the outstanding capital stock of Park; (iv) on December 13, 1996, the Company issued 49,200 shares of Common Stock to the sole stockholder of Les L. Crane, D.D.S., P.C. as part of the consideration (along with a subordinated promissory note in the original principal amount of $435,000 and cash) paid by the Company in connection with the purchase of the allowable assets of Les L. Crane, D.D.S., P.C.; (v) on December 23, 1996, the Company issued 304,200 shares of Common Stock to the stockholders of Smileage Dental Care, Inc. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $247,500 and cash) paid by the Company in exchange for all of the outstanding capital stock of Smileage Dental Care, Inc.; (vi) on March 31, 1997, the Company issued 7,944 shares of Common Stock to Lakeside Dental Group as part of the consideration (along with a subordinated promissory note in the original principal amount of $225,000 and cash) paid by the Company in connection with the purchase of the allowable assets of Lakeside Dental Group; (vii) on May 22, 1997, the Company issued 14,118 shares of Common Stock to the sole stockholder of Soster Dental, Inc. as part of the consideration (along with a subordinated promissory note in the original principal amount of $200,000 and cash) paid by the Company in exchange for all of the outstanding capital stock of Soster Dental, Inc.; (viii) on July 1, 1997, the Company issued 19,290 shares of Common Stock to the stockholders of Northpoint Dental Group, Ltd. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $65,000 and cash) paid by the Company in connection with the purchase of the allowable assets of Northpoint Dental Group, Ltd. and the performance of other obligations by the selling stockholders; (ix) on October 1, 1997, the Company issued 83,010 shares of Common Stock to the stockholders of Apple Park Associates, Inc. and Orthodontic Care Specialists, Ltd. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $900,000 and cash) paid by the Company in connection with the purchase of the allowable assets of Apple Park Associates, Inc. and Orthodontic Care Specialists, Ltd.; and (x) on October 1, 1997, the Company issued 56,472 shares of Common Stock to the stockholders of Dental Specialty Management, Ltd., Orthocare, Ltd., and two 80%-owned subsidiaries of Orthocare, Ltd. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $600,000 and cash) paid by the Company in exchange for all of the outstanding capital stock of those companies.

 (b) Grants of Stock Options

  (i) As of October 31, 1997, options to purchase 648,420 shares of Common Stock were outstanding under the Company's 1996 Stock Option Plan, as amended, of which options to purchase 43,896 shares were then exercisable. None of the outstanding options had been exercised. All such options were granted between January 8, 1996 and October 15, 1997 to executive officers and other key employees of the Company and its subsidiaries in connection with their employment; (ii) as of October 31, 1997, options to purchase 360,360 shares of Common Stock were outstanding under the Company's 1996 Time Accelerated Restricted Stock Option Plan, as amended, none of which were then exercisable. All such options were granted between January 8, 1996 and August 1, 1997 to executive officers and other key employees of the Company and its subsidiaries in connection with their employment; (iii) as of October 31, 1997, options to purchase 89,586 shares of Common Stock were outstanding under the Company's Amended and Restated 1996 Affiliate Stock Option Plan, none of which were exercisable. All such options were granted between November 12, 1996 and October 1, 1997 to advisors and consultants of the Company and its subsidiaries; (iv) as of October 31, 1997, options to purchase 19,800 shares of Common Stock were outstanding under the Company's Amended and Restated 1996 Directors Stock Option Plan, none of which were exercisable. All such options were granted between February 17, 1997 and August 1, 1997 to directors of the Company.

 (c) Other Transactions

  On October 1, 1997, the Company issued a subordinated promissory note in the aggregate original principal amount of $400,000 to the sole stockholder of Terrance R. Wilkens, D.D.S., SC, Brookfield Dental Center, SC, Waukesha Dental Center, SC, Hales Corner Dental Center, SC, and West Allis Dental Center, SC (the "Wilkens Dental Group") as part of the consideration (along with cash) paid by the Company in connection with the purchase of the allowable assets of the Wilkens Dental Group. The Company does not believe that the promissory notes issued in this or the other transactions described in (a), above, constitute "securities" as defined in Section 2(1) of the Securities Act; however, in the event the promissory notes are deemed to be securities, these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) or Regulation D thereunder relative to sales by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS

   EXHIBIT
   NUMBER  EXHIBIT DESCRIPTION
   ------- -------------------
   * 1     Form of Underwriting Agreement
   * 3(a)  Second Amended and Restated Certificate of Incorporation of American
           Dental Partners, Inc.
     3(b)  Amended and Restated By-laws of American Dental Partners, Inc.
   * 4     Form of Stock Certificate
   * 5     Opinion of Baker & Hostetler LLP
    10(a)  American Dental Partners, Inc. Series A and Series B Preferred Stock
           Purchase Agreement dated January 8, 1996, among American Dental
           Partners, Inc., Summit Ventures IV, L.P., Summit Investors, III,
           L.P., and Gregory A. Serrao, as amended by First Amendment to Series
           A and Series B Preferred Stock Purchase Agreement dated February 19,
           1996, Second Amendment to Series A and Series B Preferred Stock
           Purchase Agreement dated May 1, 1996, and Third Amendment to Series
           A and Series B Preferred Stock Purchase Agreement dated November 1,
           1996.
    10(b)  American Dental Partners, Inc. Subordinated Debenture Purchase
           Agreement dated January 8, 1996, among American Dental Partners,
           Inc., Summit Subordinated Debt Fund, L.P., and Summit Investors III,
           L.P., as amended by First Amendment to Subordinated Debenture
           Purchase Agreement dated May 1, 1996, and Second Amendment to
           Subordinated Debenture Purchase Agreement dated November 1, 1996.
    10(c)  Registration Rights Agreement dated January 8, 1996, among American
           Dental Partners, Inc., Summit Venture IV, L.P., Summit Investors
           III, L.P., Gregory A. Serrao, and others, as amended by Amendment to
           Registration Rights Agreement dated November 1, 1996.
    10(d)  Reformation Agreement dated December 23, 1996, among American Dental
           Partners, Inc., Summit Ventures IV, L.P., Summit Investors III,
           L.P., Summit Investors II, L.P., and Gregory A. Serrao.
    10(e)  American Dental Partners, Inc. Amended and Restated 1996 Stock
           Option Plan.
    10(f)  American Dental Partners, Inc. 1996 Time Accelerated Stock Option
           Plan, as amended by Amendment No. 1
    10(g)  American Dental Partners, Inc. Amended and Restated 1996 Affiliate
           Stock Option Plan.
    10(h)  American Dental Partners, Inc. Amended and Restated 1996 Directors
           Stock Option Plan, as amended by Amendment No. 1

   EXHIBIT
    NUMBER  EXHIBIT DESCRIPTION
   -------  -------------------
     10(i)  Employment and Non-Competition Agreement dated January 8, 1996, between American Dental Partners, Inc. and Gregory A. Serrao.
     10(j)  Employment Agreement dated April 22, 1996, between American Dental
            Partners, Inc. and Ronald M. Levenson.
     10(k)  Employment Agreement dated May 31, 1996, between American Dental
            Partners, Inc. and George W. Robinson, as amended by Amendment to
            Employment Agreement dated August 27, 1997.
     10(l)  Employment and Noncompetition Agreement dated November 12, 1996, between PDHC, Ltd. and Gregory T. Swenson, D.D.S.
     10(m)  Registration Rights Agreement dated November 11, 1996, among
            American Dental Partners, Inc. and certain of its stockholders (the former stockholders of PDHC, Ltd.).
     10(n)  Registration Rights Agreement dated December 13, 1996, between
            American Dental Partners, Inc. and Les L. Crane, D.D.S.
     10(o)  Registration Rights Agreement dated December 23, 1996, among
            American Dental Partners, Inc. and certain of its stockholders (the former stockholders of Smileage Dental Care, Inc.)
     10(p)  Registration Rights Agreement dated March 31, 1997, between
            American Dental Partners, Inc. and Lakeside Dental Group.
     10(q)  Registration Rights Agreement dated May 22, 1997, between American
            Dental Partners, Inc. and Abel J. Soster, DMD.
   **10(r)  Service Agreement dated November 12, 1996, between PDHC, Ltd. and
            PDG, P.A., as amended by First Amendment to Service Agreement dated
            January 1, 1997.
   **10(s)  Services Agreement dated December 23, 1996, between Smileage Dental
            Care, Inc. and Wisconsin Dental Group, S.C., as amended by First
            Amendment to Services Agreement dated January 1, 1997.
     10(t)  Revolving Credit Agreement dated April 24, 1997, between Fleet
            National Bank, as Agent, and American Dental Partners, Inc.
     10(u)  Acquisition and Exchange Agreement dated November 11, 1996, among
            American Dental Partners, Inc., PDHC, Ltd., and the Shareholders of
            PDHC, Ltd.
     10(v)  Asset Purchase Agreement dated December 13, 1996, among American
            Dental Partners, Inc., Texas Dental Partners, Inc., Les L. Crane,
            D.D.S., P.C., and Les L. Crane, D.D.S.
     10(w)  Agreement and Plan of Merger and Reorganization dated December 23,
            1996, among American Dental Partners, Inc., American Dental
            Partners of Wisconsin, Inc., Smileage Dental Care, Inc., and the
            Shareholders of Smileage Dental Care, Inc.
     10(x)  Registration Rights Agreement dated July 1, 1997, among American
            Dental Partners, Inc. and John M. Werwie, D.D.S., James F. Ruzicka,
            D.D.S., and Jon J. Pagenkopf, D.D.S.
     10(y)  Registration Rights Agreement dated October 1, 1997, among American
            Dental Partners, Inc. and Karl H. Biewald, D.D.S., J.E. Cutliffe,
            D.D.S., Timothy J. Montgomery, D.D.S., Curtis R. Dunn, D.D.S., and
            Christopher S. Hipp, D.D.S.
     10(z)  Registration Rights Agreement dated October 1, 1997, among American
            Dental Partners, Inc. and Karl H. Biewald, D.D.S. and Terri M.
            Lawler.
   * 10(aa) Asset Purchase Agreement dated October 1, 1997, among American
            Dental Partners, Inc., Apple Park Associates, Inc., APAM, Inc., OC
            Specialists, Ltd., and the Shareholders of APAM, Inc. and OC
            Specialists, Ltd.

   EXHIBIT
   NUMBER  EXHIBIT DESCRIPTION
   ------- -------------------
   *10(bb) Asset Purchase Agreement dated October 1, 1997 among American Dental
           Partners, Inc., American Dental Partners of Wisconsin, Inc.,
           Terrance R. Wilkens, D.D.S., Terrance R. Wilkens, D.D.S., S.C.,
           Brookfield Dental Center, S.C., Waukesha Dental Center, S.C., Hales
           Corners Dental Center, S.C., and West Allis Dental Center, S.C.
   *11     Computation of Earnings Per Share
    21     Subsidiaries of American Dental Partners, Inc.
   *23(a)  Consent of Baker & Hostetler LLP (included in Exhibit 5)
   *23(b)  Consent of KPMG Peat Marwick LLP
   *23(c)  Consent of Stirtz Bernards Boyden Sturdel & Larter, P.A.
    24     Powers of Attorney
    27     Financial Data Schedule

--------
 * Filed herewith.
** Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.

 (B) FINANCIAL STATEMENT SCHEDULES

           Not applicable

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes as follows:

    (1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF WAKEFIELD, COMMONWEALTH OF MASSACHUSETTS, OF THE 31ST DAY OF DECEMBER, 1997.

                                          American Dental Partners, Inc.

                                                   /s/ Gregory A. Serrao
                                          By: _________________________________
                                                GREGORY A. SERRAO Chairman,
                                               President and Chief Executive
                                                          Officer


  PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE              CAPACITY IN WHICH SIGNED        DATE

        /s/ Gregory A. Serrao          Chairman, President
-------------------------------------   and Chief Executive      December 31,
          GREGORY A. SERRAO             Officer and               1997
                                        Director (principal
                                        executive officer)

       /s/ Ronald M. Levenson          Senior Vice
-------------------------------------   President, Chief         December 31,
         RONALD M. LEVENSON             Financial Officer         1997
                                        and Treasurer
                                        (principal
                                        financial officer)

       /s/ Kathryn A. Russell          Vice President
-------------------------------------   Finance (principal       December 31,
         KATHRYN A. RUSSELL             accounting officer)       1997


    Dr. Gregory T. Swenson*            Director                  December 31,
-------------------------------------                             1997
       DR. GREGORY T. SWENSON


       Martin J. Mannion*              Director                  December 31,
-------------------------------------                             1997
          MARTIN J. MANNION


        James T. Kelly*                Director                  December 31,
-------------------------------------                             1997
           JAMES T. KELLY


       Derril W. Reeves*               Director                  December 31,
-------------------------------------                             1997
          DERRIL W. REEVES

* The undersigned, Gregory A. Serrao, by signing his name hereto, does hereby execute this Amendment No. 1 to the Registration on his own behalf personally and on behalf of each of the above-named directors of the Registrant pursuant to the Powers of Attorney executed by such directors and filed with the Securities and Exchange Commission as exhibits to the Registration Statement.

     /s/ Gregory A. Serrao
-------------------------------------

       GREGORY A. SERRAO

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER  EXHIBIT DESCRIPTION
   ------- -------------------
    *1     Form of Underwriting Agreement
    *3(a)  Second Amended and Restated Certificate of Incorporation of American
           Dental Partners, Inc.
     3(b)  Amended and Restated By-laws of American Dental Partners, Inc.
    *4     Form of Stock Certificate
    *5     Opinion of Baker & Hostetler LLP
    10(a)  American Dental Partners, Inc. Series A and Series B Preferred Stock
           Purchase Agreement dated January 8, 1996, among American Dental
           Partners, Inc., Summit Ventures IV, L.P., Summit Investors, III,
           L.P., and Gregory A. Serrao, as amended by First Amendment to Series
           A and Series B Preferred Stock Purchase Agreement dated February 19,
           1996, Second Amendment to Series A and Series B Preferred Stock
           Purchase Agreement dated May 1, 1996, and Third Amendment to Series
           A and Series B Preferred Stock Purchase Agreement dated November 1,
           1996.
    10(b)  American Dental Partners, Inc. Subordinated Debenture Purchase
           Agreement dated January 8, 1996, among American Dental Partners,
           Inc., Summit Subordinated Debt Fund, L.P., and Summit Investors III,
           L.P., as amended by First Amendment to Subordinated Debenture
           Purchase Agreement dated May 1, 1996, and Second Amendment to
           Subordinated Debenture Purchase Agreement dated November 1, 1996.
    10(c)  Registration Rights Agreement dated January 8, 1996, among American
           Dental Partners, Inc., Summit Venture IV, L.P., Summit Investors
           III, L.P., Gregory A. Serrao, and others, as amended by Amendment to
           Registration Rights Agreement dated November 1, 1996.
    10(d)  Reformation Agreement dated December 23, 1996, among American Dental
           Partners, Inc., Summit Ventures IV, L.P., Summit Investors III,
           L.P., Summit Investors II, L.P., and Gregory A. Serrao.
    10(e)  American Dental Partners, Inc. Amended and Restated 1996 Stock
           Option Plan.
    10(f)  American Dental Partners, Inc. 1996 Time Accelerated Stock Option
           Plan, as amended by Amendment No. 1
    10(g)  American Dental Partners, Inc. Amended and Restated 1996 Affiliate
           Stock Option Plan.
    10(h)  American Dental Partners, Inc. Amended and Restated 1996 Directors
           Stock Option Plan, as amended by Amendment No. 1
    10(i)  Employment and Non-Competition Agreement dated January 8, 1996, between American Dental Partners, Inc. and Gregory A. Serrao.
    10(j)  Employment Agreement dated April 22, 1996, between American Dental
           Partners, Inc. and Ronald M. Levenson.
    10(k)  Employment Agreement dated May 31, 1996, between American Dental
           Partners, Inc. and George W. Robinson, as amended by Amendment to
           Employment Agreement dated August 27, 1997.
    10(l)  Employment and Noncompetition Agreement dated November 12, 1996, between PDHC, Ltd. and Gregory T. Swenson, D.D.S.
    10(m)  Registration Rights Agreement dated November 11, 1996, among
           American Dental Partners, Inc. and certain of its stockholders (the former stockholders of PDHC, Ltd.).
    10(n)  Registration Rights Agreement dated December 13, 1996, between
           American Dental Partners, Inc. and Les L. Crane, D.D.S.

   EXHIBIT
    NUMBER  EXHIBIT DESCRIPTION
   -------  -------------------
   10(o)    Registration Rights Agreement dated December 23, 1996, among
            American Dental Partners, Inc. and certain of its stockholders (the former stockholders of Smileage Dental Care, Inc.)
   10(p)    Registration Rights Agreement dated March 31, 1997, between
            American Dental Partners, Inc. and Lakeside Dental Group.
   10(q)    Registration Rights Agreement dated May 22, 1997, between American
            Dental Partners, Inc. and Abel J. Soster, DMD.
   **10(r)  Service Agreement dated November 12, 1996, between PDHC, Ltd. and
            PDG, P.A., as amended by First Amendment to Service Agreement dated
            January 1, 1997.
   **10(s)  Services Agreement dated December 23, 1996, between Smileage Dental
            Care, Inc. and Wisconsin Dental Group, S.C., as amended by First
            Amendment to Services Agreement dated January 1, 1997.
   10(t)    Revolving Credit Agreement dated April 24, 1997, between Fleet
            National Bank, as Agent, and American Dental Partners, Inc.
   10(u)    Acquisition and Exchange Agreement dated November 11, 1996, among
            American Dental Partners, Inc., PDHC, Ltd., and the Shareholders of
            PDHC, Ltd.
   10(v)    Asset Purchase Agreement dated December 13, 1996, among American
            Dental Partners, Inc., Texas Dental Partners, Inc., Les L. Crane,
            D.D.S., P.C., and Les L. Crane, D.D.S.
   10(w)    Agreement and Plan of Merger and Reorganization dated December 23,
            1996, among American Dental Partners, Inc., American Dental
            Partners of Wisconsin, Inc., Smileage Dental Care, Inc., and the
            Shareholders of Smileage Dental Care, Inc.
   10(x)    Registration Rights Agreement dated July 1, 1997, among American
            Dental Partners, Inc. and John M. Werwie, D.D.S., James F. Ruzicka,
            D.D.S., and Jon J. Pagenkopf, D.D.S.
   10(y)    Registration Rights Agreement dated October 1, 1997, among American
            Dental Partners, Inc. and Karl H. Biewald, D.D.S., J.E. Cutliffe,
            D.D.S., Timothy J. Montgomery, D.D.S., Curtis R. Dunn, D.D.S., and
            Christopher S. Hipp, D.D.S.
   10(z)    Registration Rights Agreement dated October 1, 1997, among American
            Dental Partners, Inc. and Karl H. Biewald, D.D.S. and Terri M.
            Lawler.
   * 10(aa) Asset Purchase Agreement dated October 1, 1997, among American
            Dental Partners, Inc., Apple Park Associates, Inc., APAM, Inc., OC
            Specialists, Ltd., and the Shareholders of APAM, Inc. and OC
            Specialists, Ltd.
   * 10(bb) Asset Purchase Agreement dated October 1, 1997 among American
            Dental Partners, Inc., American Dental Partners of Wisconsin, Inc.,
            Terrance R. Wilkens, D.D.S., Terrance R. Wilkens, D.D.S., S.C.,
            Brookfield Dental Center, S.C., Waukesha Dental Center, S.C., Hales
            Corners Dental Center, S.C., and West Allis Dental Center, S.C.
   * 11     Computation of Earnings Per Share
   21       Subsidiaries of American Dental Partners, Inc.
   * 23(a)  Consent of Baker & Hostetler LLP (included in Exhibit 5)
   * 23(b)  Consent of KPMG Peat Marwick LLP
   * 23(c)  Consent of Stirtz Bernards Boyden Sturdel & Larter, P.A.
   24       Powers of Attorney
   27       Financial Data Schedule

--------

 * Filed herewith.
** Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.